                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-91738

           Prospectus Supplement to Prospectus dated July 24, 2002.


                                                         [NEUBERGER BERMAN LOGO]

                               3,845,737 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                               -----------------

    All of the shares of the common stock in this offering are being sold by selling stockholders, who are former principals of Neuberger Berman and their affiliates, and employees of Neuberger Berman who hold their stock through the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust. Neuberger Berman will not receive any of the proceeds from the sale of the shares.

    The shares trade on the New York Stock Exchange under the symbol "NEU." The last sale price of the shares as reported on the New York Stock Exchange on July 29, 2002 was $31.77 per share.

    See "Risk Factors" beginning on page 9 of the prospectus that accompanies this prospectus supplement to read about certain factors you should consider before buying shares of the common stock.

                               -----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

    The underwriters have agreed to purchase the shares from the selling stockholders at a price of $30.54 per share, which will result in $117,448,808 of proceeds, before expenses, to the selling stockholders.

    The underwriters may offer the shares in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

                               -----------------

    The underwriters expect to deliver the shares against payment in New York, New York on August 1, 2002.

                             Goldman, Sachs & Co.

                               -----------------

                  Prospectus Supplement dated July 29, 2002.

                         PROSPECTUS SUPPLEMENT SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus dated July 24, 2002. This summary does not contain all of the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision. See "Forward-Looking Statements" in the accompanying prospectus for information relating to statements contained in this prospectus supplement and in the prospectus that are not historical facts.

    When we use the terms "Neuberger Berman," the "firm," "we," "us" and "our," we mean, for the period prior to our October 1999 initial public offering, Neuberger Berman, LLC, a Delaware limited liability company, and its consolidated subsidiaries, and Neuberger Berman Management Inc., a New York corporation, and their predecessors. When we use these terms for the period after our initial public offering, we mean Neuberger Berman Inc., a Delaware corporation, and its consolidated subsidiaries.

                              Recent Developments

Financial Developments

    On July 24, 2002, we announced our results of operations for the second quarter ended June 30, 2002. We reported net income of $32.5 million for that quarter, or $0.46 per share diluted and basic. This compares with net income of $33.7 million, or $0.45 per share (diluted) and $0.46 (basic) in the prior year period. Net revenues for the quarter rose 2.1% to $160.3 million from $157.0 million in the prior year period. Assets under management were $58.7 billion at June 30, 2002, up from $58.2 billion at June 30, 2001 and down 5.1% from the record high of $61.9 billion at March 31, 2002.

    In the Private Asset Management segment, assets under management declined to $23.6 billion at June 30, 2002 from $24.3 billion at June 30, 2001 and from a record $25.7 billion at March 31, 2002. Net revenues in this segment for the quarter ended June 30, 2002 rose 9.3% to $80.4 million from $73.5 million in the prior year period. Pretax income in this segment rose 11.6% to $38.2 million from $34.3 million in the prior year period.

    In the Mutual Fund and Institutional segment, assets under management were $35.1 billion at June 30, 2002, up 3.3% from $34.0 billion at June 30, 2001 and down 2.9% from $36.1 billion at March 31, 2002. Net revenues in this segment for the quarter ended June 30, 2002 rose 4.6% to $59.7 million from $57.1 million at June 30, 2001. Pretax income in this segment rose 17.5% to $24.1 million from $20.5 million in the prior year period.

    In the Professional Securities Services segment, net revenues for the quarter ended June 30, 2002 decreased 24.5% to $20.7 million from $27.5 million for the prior year period. Pretax income in this segment for the quarter decreased 92.2% to $0.7 million from $9.4 million in the prior year period.

Developments Regarding Declaration of Dividend

    On July 24, 2002, we also announced that our Board of Directors had declared our dividend for the second quarter of 2002, in the amount of $0.075 per share. The dividend will be payable on August 13, 2002 to stockholders of record at the close of business on August 1, 2002.

Developments Regarding Expense Recognition of Stock Options

    In addition, we announced on July 24, 2002 that, beginning January 2003, we will adopt the expense recognition provisions of recording the fair value of stock options under the guidance of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

                                 The Offering

Common Stock offered by the selling
  stockholders...........................  3,845,737 shares

Common Stock outstanding before this
  offering...............................  70,164,694 shares

Common Stock outstanding after this
  offering...............................  70,164,694 shares

Use of Proceeds..........................  We will not receive any of the proceeds from the sale of shares by
                                           the selling stockholders.

Risk Factors.............................  See "Risk Factors" and other information included in the
                                           prospectus that accompanies this
                                           prospectus supplement for a
                                           discussion of factors you should
                                           carefully consider before deciding
                                           to invest in shares of common stock.

New York Stock Exchange Symbol...........  NEU

    All of the shares of common stock in this offering are being sold by selling stockholders, who are our former principals and their affiliates, and our employees who hold their stock through the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust.

    Information regarding the number of shares of common stock outstanding is as of June 30, 2002.

    As of June 30, 2002, our employees and our former principals and their affiliates held approximately 74% of our outstanding common stock. After giving effect to this offering, our employees and our former principals and their affiliates would have held approximately 68% of our outstanding common stock as of that date.

    Our Board of Directors has agreed to waive certain transfer restrictions under our Stockholders Agreement in order to permit former principals of Neuberger Berman and their affiliates to sell the 2,762,593 shares of common stock offered by them in this offering. After giving effect to this offering, an additional 2,647,221 shares of common stock may be sold by the former principals and their affiliates beginning on January 1, 2003.

    As of June 30, 2002, the former Neuberger Berman principals who are currently employed by us and their affiliates held approximately 42% of our outstanding common stock. These former principals and their affiliates are subject to the voting provisions contained in our Stockholders Agreement, as described in the accompanying prospectus under the caption "Risk Factors--Our former principals are parties to a stockholders agreement that gives them significant influence over us, and they may have interests that differ from those of other stockholders." After giving effect to this offering, such former principals and their affiliates would have held approximately 39% of our outstanding common stock as of June 30, 2002.

    A total of 1,856,230 shares held by the Employee Trust, including the 1,083,144 shares being offered by the Employee Trust in this offering, were scheduled to vest and become distributable to plan participants in October 2002. Neuberger Berman has accelerated the vesting of all 1,856,230 of these shares to the date of this prospectus supplement.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the common stock covered by this prospectus supplement.

                      PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth as of June 30, 2002:

    . the name of each director, executive officer and each other selling stockholder;

    . the number of shares and the percentage of common stock beneficially owned by each such person as of such date, if more than one percent;

    . the number of shares of common stock being offered in this offering by each such person; and

    . the number of shares and the percentage of common stock beneficially owned by each such person after the completion of this offering, if more than one percent.

    For purposes of this table, we have assumed that 70,164,694 shares of common stock (the number outstanding as of June 30, 2002) are outstanding.

    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus supplement. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named below, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus supplement are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    Our Board of Directors has agreed to waive certain transfer restrictions under our Stockholders Agreement in order to permit former principals of Neuberger Berman and their affiliates to sell the 2,762,593 shares of common stock offered by them in this offering.

    A total of 1,856,230 shares held by the Employee Trust, including the 1,083,144 shares being offered by the Employee Trust in this offering, were scheduled to vest and become distributable to plan participants in October 2002. Neuberger Berman has accelerated the vesting of all 1,856,230 of these shares to the date of this prospectus supplement.

                                              Shares Beneficially  Number of   Shares Beneficially
                                                 Owned Before     Shares Being    Owned After
                                                Offering(1)(2)      Offered      Offering(1)(2)
                                              -----------------   ------------ -----------------
Name                                            Number    Percent                Number    Percent
----                                          ----------  -------              ----------  -------
Directors and Executive Officers
Lawrence Zicklin(3)(4).......................  1,791,929    2.55%         --    1,791,929    2.55%
Richard A. Cantor(3)(5)......................  1,662,423    2.37%         --    1,662,423    2.37%
Marvin C. Schwartz(3)(6).....................  6,374,495    9.09%    450,000    5,924,495    8.44%
Jeffrey B. Lane(3)(7)........................    914,251    1.30%     50,000      864,251    1.23%
Nathan Gantcher(8)...........................      4,036       *          --        4,036       *
David W. Glenn(9)............................     11,105       *          --       11,105       *
Michael M. Kassen(3)(10).....................  1,397,730    1.99%     80,000    1,317,730    1.88%
Arthur Levitt, Jr.(8)........................      4,075       *          --        4,075       *
Jon C. Madonna(9)............................     10,149       *          --       10,149       *
Robert Matza(3)(11)..........................    553,145       *          --      553,145       *
Jack H. Nusbaum(9)...........................     23,649       *          --       23,649       *
Heidi L. Schneider(3)(12)....................    773,826    1.10%     20,000      753,826    1.07%
Peter E. Sundman(3)(13)......................    529,942       *      35,000      494,942       *
All Executive Officers and Directors as a
  Group(14 people)(14)....................... 14,069,960   20.05%    635,000   13,434,960   19.15%

Other Selling Stockholders(15)
Neuberger Berman Employee Defined
  Contribution Stock Incentive Plan Trust(16)  4,502,050    6.42%  1,083,144    3,418,906    4.87%
Robert J. Appel..............................  2,109,291    3.01%    100,000    2,009,291    2.86%
Jeffrey Bolton(17)...........................    679,040       *      87,739      591,301       *
Lawrence J. Cohn(18).........................    256,558       *      32,154      224,404       *
Robert W. D'Alelio(19).......................    496,542       *      20,000      476,542       *
Salvatore D'Elia(20).........................    229,029       *      14,246      214,783       *
Gregory P. Francfort(21).....................    941,257    1.34%     75,000      866,257    1.23%
Howard L. Ganek(22)..........................  1,267,325    1.81%    167,884    1,099,441    1.57%
Robert I. Gendelman..........................    658,077       *      47,144      610,933       *
Theodore P. Giuliano(23).....................    491,185       *      65,491      425,694       *
Michael W. Kamen(24).........................    487,800       *      63,840      423,960       *
Irwin Lainoff(25)............................  1,145,267    1.63%    149,303      995,964    1.42%
Richard S. Levine............................    568,017       *      49,336      518,681       *
Martin McKerrow(26)..........................    351,618       *      36,000      315,618       *
Martin E. Messinger(27)......................  1,119,767    1.60%    149,302      970,465    1.38%
Roy R. Neuberger(28).........................    238,556       *      10,459      228,097       *
Daniel P. Paduano(29)........................    890,664    1.27%    100,000      790,664    1.13%
Leslie M. Pollack(30)........................    677,527       *      37,000      640,527       *
Janet W. Prindle.............................  1,040,511    1.48%     75,000      965,511    1.38%
Kevin L. Risen(31)...........................    427,409       *      55,490      371,919       *
Daniel H. Rosenblatt(32).....................    379,285       *      25,000      354,285       *
R. Edward Spilka(33).........................    623,346       *      55,000      568,346       *
Gloria H. Spivak.............................    240,595       *      32,079      208,516       *
Bernard Z. Stein.............................    144,085       *      10,607      133,478       *
Fred Stein...................................    360,512       *     150,000      210,512       *
Eleanor Moore-Sterne.........................    411,654       *      25,000      386,654       *
Judith M. Vale(34)...........................  1,034,084    1.47%     65,000      969,084    1.38%
David I. Weiner(35)..........................    724,974    1.03%     30,000      694,974       *
Dietrich Weismann(36)........................  2,578,969    3.68%    343,863    2,235,106    3.19%
Allan R. White III(37).......................    428,871       *      55,656      373,215       *

TOTAL........................................ 39,573,825   56.40%  3,845,737   35,728,088   50.92%

--------
 *   Less than 1%.

(1) Except as otherwise indicated, the people shown in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) Certain of the Directors and Executive Officers hold shares of stock under the Employee Trust. See Note 16 regarding the Employee Trust.

(3) These individuals are former principals of Neuberger Berman, LLC. They, other former principals of Neuberger Berman, LLC, and their family affiliates are parties to a Stockholders Agreement with us. As of June 30, 2002, there were 46,235,668 shares of our common stock subject to the Stockholders Agreement, representing approximately 66% of outstanding common stock as of that date. Under the Stockholder Agreement, each former principal continuing in Neuberger Berman's employ and his or her family affiliates have agreed to vote their shares in accordance with a majority of the shares held by all former principals and their family affiliates subject to that voting requirement, voting in a preliminary vote. As of June 30, 2002, there were 29,670,952 shares of common stock subject to the voting requirement, representing approximately 42% of our common stock as of that date. Mr. Cantor and Mr. Zicklin are not employed by us and are not subject to the voting requirements of the Stockholders Agreement.

(4) Includes 586,407 shares held by Zicklin Associates, L.P., with respect to which Mr. Zicklin has sole voting and investment control as the sole stockholder of its sole general partner, as to which he disclaims beneficial ownership.

(5) Includes 1,339,215 shares held by Cantor Associates, L.P., with respect to which Mr. Cantor has sole voting and investment control as the sole stockholder of its sole general partner, as to which he disclaims beneficial ownership.

(6) Includes (a) prior to the offering, 2,446,855 shares held by Schwartz CS Associates, L.P., and 2,446,854 shares held by Schwartz ES Associates, L.P., in each case, with respect to which Mr. Schwartz has sole voting and investment control as the sole general partner, (b) 225,000 shares offered by each of Schwartz CS Associates, L.P. and Schwartz ES Associates, L.P. in the offering, and (c) after the offering, 2,221,855 and 2,221,854 shares held by Schwartz CS Associates, L.P. and Schwartz ES Associates, L.P., respectively.

(7)  Includes options to acquire 102,910 shares, exercisable within 60 days.

(8)  Includes options to acquire 3,000 shares, exercisable within 60 days.

(9)  Includes options to acquire 1,385 shares, exercisable within 60 days.

(10) Includes (a) 428,706 shares held by Kassen Associates, L.P., with respect to which Mr. Kassen has sole voting and investment control as the sole stockholder of its sole general partner and (b) options to acquire 19,949 shares, exercisable within 60 days.

(11) Includes options to acquire 59,837 shares, exercisable within 60 days.

(12) Includes (a) 95,626 shares held by Steiger Associates, L.P., with respect to which Mrs. Schneider has sole voting and investment control as the sole stockholder of its sole general partner and (b) options to acquire 39,893 shares, exercisable within 60 days.

(13) Includes (a) 192,436 shares held by Sundman Associates, L.P., with respect to which Mr. Sundman has sole voting and investment control as the sole stockholder of its sole general partner and, (b) options to acquire 59,837 shares, exercisable within 60 days.

(14) Includes 21,077 shares held through the Employee Trust.

(15) Other than the Employee Trust, these selling stockholders are former principals of Neuberger Berman and their affiliates. Each former principal and his or her affiliates listed below is a party to the Stockholders Agreement with Neuberger Berman. The 2,762,593 shares of common stock that are being offered by our former principals and their affiliates in this offering are subject to the transfer restrictions contained in the Stockholders Agreement. Our Board of Directors has agreed to waive the transfer restrictions under our Stockholders Agreement in order to permit former principals of Neuberger Berman and their affiliates to sell the 2,762,593 shares of common stock offered by them in this offering. Under the Stockholders Agreement, each such former principal continuing in Neuberger Berman's employ and his or her affiliates has agreed to vote his, her or its shares in accordance with a majority of the shares held by all former principals and affiliates who are subject to the Stockholder Agreement voting in a preliminary vote.

(16) The Employee Trust holds these shares for participants, which include employees of Neuberger Berman, in our Employee Defined Contribution Stock Incentive Plan. The Employee Trust is the holder of record of these shares, and the trustee votes the shares of the Employee Trust in accordance with the instructions of the participants to whom shares have been allocated. The trustee does not have dispositive power with respect to shares held in any participant's stock account. The right of a participant to receive shares allocated to his or her account generally becomes vested, and the shares become distributable to the participant, in three equal installments on the second, third and fourth anniversaries of the allocation to the participant, subject to the satisfaction of certain conditions.

     The Employee Trust will offer and sell 1,083,144 shares of our common stock on behalf of 695 employees in accordance with such employees' instructions to the trustee. The net proceeds from the sale of such shares will be distributed to the plan participants and/or applied to pay applicable withholding taxes. A total of 1,856,230 shares held by the Employee Trust, including the 1,083,144 shares being offered by the Employee Trust in this offering, were scheduled to vest and become distributable to plan participants in October 2002. Neuberger Berman has accelerated the vesting of all 1,856,230 of these shares to the date of this prospectus supplement.

(17) Includes (a) 153,258 shares held by Bolton Associates, L.P., with respect to which Mr. Bolton has sole voting and investment control as the sole stockholder of its sole general partner and (b) options to acquire 6,000 shares, exercisable within 60 days.

(18) Includes options to acquire 3,876 shares, exercisable within 60 days.

(19) Includes options to acquire 7,500 shares, exercisable within 60 days.

(20) Includes options to acquire 4,500 shares, exercisable with 60 days.

(21) Includes (a) prior to the offering, 110,336 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort, as trustee, has sole voting control and shares investment control with Patricia Francfort and Neuberger Berman Trust Company of Delaware, (b) 75,000 shares offered by Francfort 1998 Grantor Retained Annuity Trust in the offering, and (c) after the offering, 35,336 shares held by Francfort 1998 Grantor Retained Annuity Trust.

(22) Includes 63,500 shares held by Ganek Associates, L.P., with respect to which Mr. Ganek has sole voting and investment control as the sole stockholder of its sole general partner.

(23) Includes 106,483 shares held by Giuliano Associates, L.P., with respect to which Mr. Giuliano has sole voting and investment control as the sole stockholder of its sole general partner.

(24) Includes (a) 88,800 shares held by Kamen Associates, L.P., with respect to which Mr. Kamen has sole voting and investment control as the sole stockholder of its sole general partner and (b) options to acquire 6,000 shares, exercisable within 60 days.

(25) Includes (a) prior to the offering, 47,509 shares held by Lainoff Associates, L.P., with respect to which Mr. Lainoff has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 47,509 shares offered by Lainoff Associates, L.P. in the offering, and (c) after the offering, 0 shares held by Lainoff Associates, L.P.

(26) Includes 64,315 shares held by McKerrow Associates, L.P., with respect to which Mr. McKerrow has sole voting and investment control as the sole stockholder of its sole general partner.

(27) Includes (a) prior to the offering, 519,463 shares held by Messinger Associates, L.P., with respect to which Mr. Messinger has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 149,302 shares offered by Messinger Associates, L.P. in the offering, and (c) after the offering, 370,161 shares held by Messinger Associates, L.P.

(28) Includes (a) prior to the offering 198,556 shares held by Neuberger Associates, L.P., with respect to which Mr. Neuberger has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 10,459 shares offered by Neuberger Associates, L.P. in the offering, and (c) after the offering, 188,097 shares held by Neuberger Associates, L.P.

(29) Includes (a) prior to the offering, 782,157 shares held by Paduano Associates, L.P., with respect to which Mr. Paduano has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 20,000 shares offered by Paduano Associates, L.P. in the offering, and (c) after the offering, 762,157 shares held by Paduano Associates, L.P.

(30) Includes (a) prior to the offering, 259,318 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack, as trustee, has sole voting control and shares investment control with Yvonne
     S. Pollack and Neuberger Berman Trust Company of Delaware, (b) 37,000 shares offered by Pollack 1998 Grantor Retained Annuity Trust in the offering, and (c) after the offering, 222,318 shares held by Pollack Grantor Retained Annuity Trust.

(31) Includes options to acquire 6,015 shares, exercisable within 60 days.

(32) Includes options to acquire 7,017 shares, exercisable within 60 days.

(33) Includes (a) prior to the offering, 125,382 shares held by The Spilka 1998 Trust, with respect to which Mr. Spilka's wife and Neuberger Berman Trust Company of Delaware are trustees, (b) 5,000 shares offered by The Spilka 1998 Trust in the offering, (c) after the offering, 120,382 shares held by The Spilka 1998 Trust and (d) options to acquire 3,000 shares, exercisable within 60 days.

(34) Includes options to acquire 7,500 shares, exercisable within 60 days.

(35) Includes 44,784 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner, as trustee, has sole voting control and shares investment control with Laurie L. Weiner, Bintoar Palar and Neuberger Berman Trust Company of Delaware.

(36) Includes (a) prior to the offering, 1,171,345 shares held by Weismann Associates, L.P., with respect to which Mr. Weismann has sole voting and investment control as the sole stockholder of its sole general partner,
     (b) 73,931 shares offered by Weismann Associates, L.P. in the offering, and (c) after the offering, 1,097,414 shares held by Weismann Associates, L.P.

(37) Includes options to acquire 5,813 shares, exercisable within 60 days.

      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of common stock by a person that is not a "United States person" for United States federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions. The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of the shares of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

Dividends

    Dividends paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of United States federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis.

Gain on Disposition of Common Stock

    A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain realized on a disposition of common stock, provided that (1) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (2) in the case of a non-U.S. holder who is an individual and who holds the common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

Federal Estate Taxes

    Common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Information Reporting Requirements and Backup Withholding Tax

    U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on common stock to a non-U.S. holder, provided the non-U.S. holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (1) is a United States person, (2) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a "controlled foreign corporation" as to the United States, or (4) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                 UNDERWRITING

    We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

                         Underwriters                    Number of Shares
                         ------------                    ----------------
      Goldman, Sachs & Co...............................    3,461,163
      Merrill Lynch, Pierce, Fenner & Smith Incorporated      384,574
                                                            ---------
           Total........................................    3,845,737
                                                            =========

    The underwriters are committed to take and pay for all of the shares being offered, if any are taken.

    Neuberger Berman, the executive officers and directors of Neuberger Berman and the selling stockholders participating in this offering (other than the Employee Trust and the employees who are participants in our Employee Defined Contribution Stock Incentive Plan) have agreed with the underwriters not to, directly or indirectly, offer, sell contract to sell or otherwise dispose of (other than transfers for clients conducted in the ordinary course of Neuberger Berman's brokerage activities) any of their common stock or any other securities of Neuberger Berman that are substantially similar to the shares of common stock offered under this prospectus supplement, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

    However, the restrictions set forth in the prior paragraph will not apply to (A) common stock issued by Neuberger Berman to individuals in connection with their being hired as employees of Neuberger Berman or a subsidiary, (B) any shares of common stock issued by Neuberger Berman upon the exercise of an option or warrant or upon the conversion of a security outstanding on the date hereof, a list of which is attached to the underwriting agreement, (C) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans or director compensation plans of Neuberger Berman, (D) agreements to sell, or issuances of, securities to strategic investors or in connection with acquisitions, joint ventures and other strategic business objectives, so long as those persons to whom Neuberger Berman issues such securities agree not to sell them for the then remaining portion of the 90-day lock-up period, (F) the issuance of the shares of common stock issuable upon conversion of Neuberger Berman's zero coupon senior convertible notes and (G) any offers, sales, contracts to sell or other dispositions of shares of common stock to Neuberger Berman.

    The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principals.

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters will need to close out any short sale by purchasing shares in the open market. The underwriters are likely to create a short position if they are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    The expenses of the offering are estimated at $885,000, and are payable by the selling stockholders. A portion of such expenses will be paid by Goldman, Sachs & Co.

    We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The underwriters and their affiliates have in the past provided, and may in the future from time to time provide, commercial or investment banking services to us, for which they have in the past received, and may in the future receive, customary fees.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the offered shares will be passed upon for us by Willkie Farr & Gallagher, New York, New York and for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Mr. Jack H. Nusbaum is chairman of the law firm of Willkie Farr & Gallagher, and a Director of Neuberger Berman. As of June 30, 2002, Mr. Nusbaum beneficially owned 23,649 shares of the common stock of Neuberger Berman.

PROSPECTUS
                                                         [NEUBERGER BERMAN LOGO]

                               5,000,000 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                               -----------------

    Stockholders of Neuberger Berman Inc. are offering and selling up to 5,000,000 shares of Neuberger Berman common stock. These selling stockholders are former principals of Neuberger Berman and their affiliates, and employees of Neuberger Berman who hold their stock through the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust. Neuberger Berman will not receive any of the proceeds from any sale of the shares.

    The shares trade on the New York Stock Exchange under the symbol "NEU." The last sale price of the shares as reported on the New York Stock Exchange on July 19, 2002 was $30.68 per share.

    The selling stockholders may offer their shares of common stock from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

    Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 9 of this prospectus.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is July 24, 2002.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   9
Forward Looking Statements.................................................  15
Use of Proceeds............................................................  16
Price Range of Our Common Stock and Dividends..............................  16
Capitalization.............................................................  17
Selected Consolidated Financial Data.......................................  18
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...............................................................  20
Business...................................................................  36
Management.................................................................  48
Principal and Selling Stockholders.........................................  51
Description of Capital Stock...............................................  55
Plan of Distribution.......................................................  60
Legal Matters..............................................................  61
Experts....................................................................  61
Independent Public Accountants.............................................  62
Where You Can Find Additional Information..................................  62
Index to Consolidated Financial Statements................................. F-1

                               -----------------

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                              PROSPECTUS SUMMARY

    This following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. See "Forward-Looking Statements" for information relating to statements contained in this prospectus that are not historical facts.

    When we use the terms "Neuberger Berman," the "firm," "we," "us" and "our," we mean, for the period prior to our October 1999 initial public offering, Neuberger Berman, LLC, a Delaware limited liability company, and its consolidated subsidiaries, and Neuberger Berman Management Inc., a New York corporation, and their predecessors. When we use these terms for the period after our initial public offering, we mean Neuberger Berman Inc., a Delaware corporation, and its consolidated subsidiaries.

    When we use the term "Trust Companies," we mean Neuberger Berman Trust Company, N.A. (formerly Neuberger Berman National Trust Company), which holds a national bank charter, and Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code. However, in certain circumstances, as the context may require, the term "Trust Companies" includes Neuberger Berman Trust Company of Florida and Neuberger Berman Trust Company, which, as the result of the consolidation of our trust business under the framework of our national trust company, were liquidated with a related transfer of certain assets to, and merged with and into, Neuberger Berman Trust Company, N.A., respectively, during the third and fourth quarters of 2001.

                                 Our Business

    Neuberger Berman Inc., through its subsidiaries, is an investment advisory firm with approximately $61.9 billion in assets under management as of March 31, 2002. For over 60 years, the firm and its predecessor companies have provided clients with a wide array of investment products, services and strategies. Our business is conducted primarily through our subsidiaries, Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers, and Neuberger Berman Trust Company, N.A. Neuberger Berman, LLC is also a member of the New York Stock Exchange, Inc. As of March 31, 2002, we conducted our business from 18 offices in 16 cities.

    We were founded in 1939 to be a premier provider of investment products and services to high net worth individuals. We have built upon the qualities that have made us successful in the high net worth market to establish a strong presence in the mutual fund and institutional marketplaces, and to provide estate planning and trust services through our national and Delaware trust companies. Our clients include individuals, institutions, corporations, pension funds, foundations and endowments.

    We believe that one of our chief competitive advantages is our dedication to asset management, and in particular, our focus on asset management for high net worth individuals. To continue to build on this competitive advantage, we are actively pursuing new hires and acquisitions, including the addition of money management teams with existing client relationships, as well as expanding our national sales force.

    In October 1999, we completed an initial public offering of our common stock. As of June 30, 2002, our employees and our former principals and their affiliates held approximately 74% of our outstanding common stock. If the maximum number of shares of common stock covered by this prospectus were offered and sold, our employees and our former principals and their affiliates would have held approximately 66% of our outstanding common stock as of that date.

                        Our Principal Business Segments

    Our principal business segments include Private Asset Management, Mutual Fund and Institutional and Professional Securities Services. A fourth segment, "Corporate," reflects certain corporate results that are not directly related to the day-to-day operations of our principal business.

Private Asset Management

    Our Private Asset Management segment includes money management, advisory services and trust services. This segment provides customized discretionary investment management services for high net worth individuals, families and smaller institutions. It represented 48% of net revenues after interest expense in 2001 and 51% of net revenues after interest expense in the first quarter of 2002.

    Assets under management in this segment were approximately $25.7 billion as of March 31, 2002, including assets managed for clients of the Trust Companies. In this segment, we managed approximately 16,600 accounts, through approximately 6,500 relationships, with an average relationship size of approximately $3.9 million, as of March 31, 2002. Net revenues after interest expense for 2001 were $295.7 million. This included $88.2 million in commission revenue, derived principally from listed equity trades executed as broker, on behalf of clients. Net revenues after interest expense for the first quarter of 2002 were $81.5 million, including $26.0 million in commission revenue.

Mutual Fund and Institutional

    Our Mutual Fund and Institutional segment includes our family of mutual funds, institutional separate account products and wrap products sponsored by third party brokerage firms and banks, which we offer to a wide array of clients, from the smallest individual investors to the largest institutions. The mutual funds and separate accounts in this segment cover a broad spectrum of asset types, investment styles and market capitalization ranges. Our equity products include large-cap, mid-cap and small-cap equity offerings, generally incorporating value, growth and blend investment styles as well as international and socially responsive products. Our fixed income products include domestic taxable and tax-exempt offerings of various duration, as well as global portfolios. We also offer balanced portfolios and money market products. We make our funds available directly to investors, without a sales load, and through third parties and sub-advisory relationships. We are actively seeking opportunities to expand into new distribution channels. For example, we recently added a team of experienced professionals to initiate an institutional real estate securities effort. The Mutual Fund and Institutional segment generated net revenues after interest expense of $223.7 million, which represented 36% of our net revenues after interest expense in 2001, and net revenues after interest expense of $56.7 million, which represented 35% of our net revenues after interest expense in the first quarter of 2002.

    For the year ended December 31, 2001, assets under management in this segment increased by $1.1 billion to approximately $34.0 billion. Our Mutual Fund and Sub-Advised Account business and our Consultant Services Group business each contributed $1.1 billion in positive net cash inflows, which, in each case, represented markedly stronger net cash flow activity compared to the previous year. These positive net cash inflows were partially offset by net cash outflows of $0.4 billion in our Institutional Separate Accounts business. For the quarter ended March 31, 2002, assets under management in this segment increased by $2.1 billion to approximately $36.1 billion. We continued to experience net cash inflows in our Mutual Fund and Sub-Advised Account business and our Consultant Services Group business, contributing $0.9 billion and $0.5 billion during the first quarter of 2002, respectively. Our Institutional Separate Accounts business contributed an additional $65 million in positive net cash inflows during the first quarter of 2002.

Professional Securities Services

    Our Professional Securities Services segment includes professional investor clearing services, research sales and other activities. We leverage our asset management infrastructure to provide services to the professional investment community and ultra affluent individuals and families. Our Professional Securities Services clients call upon us for trade execution, clearing, custody, margin financing, portfolio reporting and trust services. We act as a market maker for approximately 170 securities traded primarily on the Nasdaq National Market System. We also provide our research to about 200 outside investment managers. Because these services are based upon the capabilities and resources developed for our asset management businesses, we generally can provide these services at a modest incremental cost. Our Professional Securities Services segment represented 16% of net revenues after interest expense in 2001 and 14% of net revenues after interest expense in the first quarter of 2002.

Investment Process and Research

    Our portfolio managers generally base their decisions on fundamental research, attempting to make knowledgeable judgments about the investment merits of industry groups and specific companies. Our centralized research department supports all of our investment professionals. Organized primarily by industry, our securities analysts are responsible for understanding developments within the companies and industries they follow. To do this, they meet with senior management of companies they follow and interview customers and competitors of those companies. In some cases, they employ specialized consultants and develop earnings and cash flow estimates. As of March 31, 2002, we employed 14 analysts in the research department, supported by 19 associate analysts, who followed approximately 500 companies.

                                 Our Strategy

    Capitalize on Opportunities in the Growing High Net Worth Market. Managing wealth is one of the fastest growing segments of the financial services industry. According to the Merrill Lynch/Gemini Consulting World Wealth Report 2002, the high net worth market in North America, defined as individuals with more than $1 million in liquid financial assets, totaled $7.6 trillion in 2001 and is expected to increase to $11.2 trillion by year end 2006, which implies an annual compound rate of 8.1%. With our brand name, the broad spectrum of our investment styles and our commitment to personalized service, we believe that we are well positioned to take advantage of growth in this market. Our principal initiatives to generate growth are:

    . Grow Assets Under Management Through Expanded National Sales
      Force. Having expanded our national sales force to 40 professionals and increased the number of our regional offices to 13, we seek to continue to grow assets under management through this experienced and larger sales force. In 2000 and 2001, our national sales force generated $807 million and approximately $1.7 billion, respectively, of new assets under management. For the first quarter of 2002, our sales force added $473 million in new assets under management.

    . Selectively Continue to Add Experienced Money Management Teams Through
      Direct Hiring and Acquisitions. To expand our investment capabilities and continue to increase our assets under management, we continually seek opportunities to add experienced money managers with long-standing client relationships, time-tested investment performance and business styles well suited to the Neuberger Berman culture. Over the past two years, we have capitalized on such opportunities by hiring six money management teams and experienced individual managers, with the most recent two hires occurring in the first half of 2002. In addition, during the past two years, two acquisitions resulted in the hiring of private asset management teams and the successful conversion of a total of $1.3 billion of client assets at closing. We have also recently announced the hiring of a real estate investment management team through which we expect to develop new investment products attractive to high net worth investors.

    . Build Our Wealth Management Business. We seek to promote asset retention from generation to generation through our national trust capabilities and to provide related products and services in the highly specialized market of upper echelon wealth. In addition, wealth management is a relationship focused business that increasingly relies on providing clients with access to non-affiliated money managers and financial products. We are endeavoring to extend our money manager database and sophisticated multi-manager reporting, which we believe are differentiating factors in delivering valued services to this market. Executive Monetary Management, Inc., acquired in February 2001, specializes in wealth management by serving as an independent counselor to upper echelon high net worth clients to assist them in preserving and enhancing their financial position. As of March 31, 2002, clients for whom Executive Monetary Management performs various services had approximately $1.8 billion of investable assets.

    Expand Mutual Fund and Institutional Distribution Capabilities. We believe that sustained growth in the mutual fund and institutional arenas is dependent on providing strong relative investment performance, expanding distribution capabilities and delivering a variety of investment products. To this end our initiatives include:

    . Establish New Relationships with Defined Contribution Plan
      Administrators. We seek to establish new relationships with defined contribution plan administrators. With Congress' passage of the 2001 tax bill, which allows for increased contributions to retirement accounts, we expect growth from our existing relationships. As of March 31, 2002, we had strategic alliances with 96 third-party administrators of defined contribution plans.

    . Expand Relationships with Providers of Variable Insurance Products. We also seek to expand our relationships with insurance companies that offer variable annuity and variable life insurance products that invest in our mutual funds. As of March 31, 2002, we had relationships with 45 insurance companies offering these variable products.

    . Build Wrap Fee Program Participation. We seek to continue to broaden our participation in wrap programs sponsored by third-party banks and brokerages, as well as to increase the variety of our investment styles available through this distribution channel. We manage assets for 13 sponsors of wrap fee programs, including three of the four largest programs. We believe that wrap fee programs represent significant asset growth opportunities.

    . Further Diversify Product and Service Offerings. We continue to enhance our existing product offerings through the internal development or acquisition of new investment capabilities. In the past, we have relied primarily on our domestic equity products. Currently, we offer equity, international equity, balanced, domestic and international fixed income and money market products. Historically, we have primarily followed the value style of investing, but we now have portfolio managers who follow growth or blended styles of investing. In May 2002, we launched the Neuberger Berman Real Estate Fund, which is managed by a team of REIT specialists who joined the firm in January 2002. Additionally, we have entered into an agreement that is expected to result in a team of high yield fixed income professionals joining Neuberger Berman during the third quarter of 2002, which we anticipate will enhance our current high yield fixed income offerings. We believe a broader array of products will increase our ability to grow assets under management by attracting new clients and providing existing clients with a greater variety of investment options.

    Continue to Grow Professional Securities Services. Using our infrastructure, net revenues after interest expense of our Professional Securities Services segment have grown by 23% from 1999 through 2001. We seek to continue to leverage our asset management infrastructure to provide additional fee-earning services to the professional investment community without a commensurate increase in expenses.

    . Increase the Number of Correspondent Clearing and Prime Brokerage
      Clients. We view the Correspondent Clearing and Prime Brokerage Client business as an incremental revenue opportunity, and will continue using our systems to provide correspondent clearing and prime brokerage services to the professional investment community. Our dedicated marketing group continues to target high quality, established, registered investment advisers and hedge funds, as well as broker-dealers with clientele similar to ours.

    . Increase Research Sales. Our dedicated research group provides its independent research reports to our Private Asset Management and Mutual Fund and Institutional businesses and makes these reports available to third-party investment managers, who generally place trades through us if they decide to buy or sell securities based upon our research. We believe that our long-standing dedication to unbiased, fundamental research distinguishes us from many of our competitors.

    Pursue Strategic Acquisition and Joint Venture Opportunities. In addition to seeking to add investment teams, we will continue to evaluate strategic acquisitions of, or joint ventures with, companies that would add new products and services, investment capabilities or broaden our current distribution channels. It is our intent that any transaction that we consummate be both strategic and accretive to earnings.

                               Our Headquarters

    Our headquarters are located at 605 Third Avenue, New York, New York 10158, telephone (212) 476-9000. Our website address is www.nb.com. We do not intend the information on our website to be incorporated in this prospectus.

                       Why We Are Registering the Shares

    We are registering the shares covered by this prospectus to address three important objectives:

    . increased public float;

    . broader ownership of our common stock; and

    . the orderly entry of shares into the market.

                       Summary Historical Financial Data

    The summary consolidated financial data presented below is derived from our financial statements and accompanying notes. Our financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 have been audited by Arthur Andersen LLP, independent public accountants. These financial statements are included elsewhere in this prospectus. The summary income statement presented below for the years ended December 31, 1997 and 1998 have been derived from audited financial statements that are not included in this prospectus. The summary income statement for the three-month periods ended March 31, 2001 and 2002 have been taken from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements included herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period. The data presented below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                                             As of and for the
                                                                             Three Months Ended
                                As of and for the Years Ended December 31,       March 31,
                              ---------------------------------------------- -----------------
                                   Pre-IPO                              Post-IPO
                              -----------------            -----------------------------------
                              1997(1)  1998(1)  1999(1)(2) 2000(3)    2001     2001      2002
                              -------- -------- ---------- -------- -------- --------  --------
Income Statement Data
 (in thousands):
Net revenues after interest
 expense..................... $502,525 $582,134  $572,912  $616,347 $613,282 $154,832  $160,195
                              -------- --------  --------  -------- -------- --------  --------
Employee compensation and
 benefits....................  148,301  173,379   325,310   245,445  253,365   65,572    68,439
Other operating expenses.....   80,385  114,298   124,230   123,981  130,858   30,204    33,935
                              -------- --------  --------  -------- -------- --------  --------
Total operating expenses.....  228,686  287,677   449,540   369,426  384,223   95,776   102,374
                              -------- --------  --------  -------- -------- --------  --------
Net income before taxes......  273,839  294,457   123,372   246,921  229,059   59,056    57,821
Tax (benefit) expense........    8,857    9,506   (12,195)   96,565   96,391   24,822    24,574
                              -------- --------  --------  -------- -------- --------  --------
Net income................... $264,982 $284,951  $135,567  $150,356 $132,668 $ 34,234  $ 33,247
                              ======== ========  ========  ======== ======== ========  ========
Per Share Data(4):
Net income per share--Basic..    $4.05    $4.45     $2.04     $2.04    $1.85    $0.47     $0.48
Net income per share--Diluted    $4.05    $4.45     $2.04     $2.02    $1.82    $0.46     $0.47
Assets Under Management
 (in millions)...............  $53,511  $55,587   $54,399   $55,486  $59,048  $54,802   $61,873

--------
(1)On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 64.1 million shares of our common stock. Prior to this exchange, we operated as a partnership and, as a result, the principals were compensated through the receipt of distributions of capital. In addition, Neuberger Berman, LLC did not pay United States federal and state taxes as it was treated as a partnership for tax purposes. Neuberger Berman
   Management Inc., as an S-Corporation, also did not pay United States federal taxes.
(2)In connection with our IPO on October 8, 1999, we incurred pre-tax reorganization and IPO charges totaling $150.1 million. These charges were principally comprised of an initial, irrevocable non-cash contribution of common stock to our employee defined contribution stock incentive plan trust of $134.3 million (included in employee compensation and benefits), a cash contribution to the Neuberger Berman Foundation of $10.0 million (included in other operating expenses) and severance and other charges of $5.8 million ($5.6 million of which is included in employee compensation and benefits and the remainder in other operating expenses).
(3)Tax expense for the year ended December 31, 2000 reflects a financial statement tax benefit of $9.8 million related to the change in the price of our common stock held in our stock incentive plan trust. For purposes of comparability, exclusive of the financial statement tax benefit, tax expense would have been $106.3 million and net income would have been $140.6 million.
(4)Per share data has been retroactively adjusted to reflect a three-for-two stock split of our common stock effective August 16, 2001.

                                 RISK FACTORS

    An investment in our common stock involves a number of risks, some of which, including market, operational, legal and regulatory risks, could be substantial and are inherent in our businesses. You should carefully consider the following information about these risks, together with the other information in this prospectus, before buying shares of common stock.

A decline in the prices of securities generally could lead to a decline in our assets under management, revenues and earnings.

    A large portion of our revenues are derived from investment advisory contracts with our clients. Under these contracts, the investment advisory fees we receive are typically based on the market value of assets under management. Accordingly, a decline in the prices of securities generally may cause our revenues and income to decline by:

  . causing the value of our assets under management to decrease, which would result in lower investment advisory fees; or

  . causing our clients to withdraw funds in favor of investments they perceive offer greater opportunity or lower risk, which would also result in lower investment advisory fees.

    If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

We could lose clients and suffer a decline in our revenues and earnings if the investments we choose perform poorly, regardless of the trend in the prices of securities.

    We believe that investment performance is one of the most important factors for the growth of our assets under management. Poor investment performance could impair our revenues and growth because:

  . existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees;

  . our ability to attract funds from existing and new clients might diminish; or

  . firms with which we have strategic alliances may terminate their relationships with us, and future strategic alliances may be unavailable.

    If our revenues decline without a commensurate reduction in our expenses, our net income will be reduced.

    Even when securities prices are rising, performance can be affected by investment style. In certain recent years, growth stocks outperformed value stocks as measured by the S&P/BARRA growth and value indices. However, because of our historical emphasis on the value style of investing, our clients' portfolios were less invested in growth stocks. As a result, we experienced some loss of institutional accounts and increased repurchases of shares of the Neuberger Berman mutual funds in those years.

         Our clients can remove the assets we manage on short notice.

    Our investment advisory and administrative contracts are generally terminable at will or upon 30 to 60 days' notice, and mutual fund investors may redeem their investments in the funds at any time without prior notice. Institutional and individual clients, and firms with which we have strategic alliances, can terminate their relationship with us, reduce the aggregate amount of assets under management, or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates and financial market performance. In a declining stock market the pace of mutual fund repurchases could accelerate. Poor performance relative to other investment management firms tends to result in decreased purchases of fund shares, increased redemptions of fund shares, and the loss of institutional or individual accounts or strategic alliances. The decrease in revenues that could result from any such event could have a material adverse effect on our business.

         The investment management business is intensely competitive.

    We face substantial competition in every aspect of our business. Factors affecting our business include brand recognition, business reputation, investment performance, quality of service and the continuity of both client relationships and assets under management. Fee competition also affects the business, as do expenses, commissions, compensation, administration and/or other expenses paid to intermediaries.

    We compete with a large number of investment management firms. These include global and domestic investment management companies, commercial banks, brokerage firms and broker-dealers, insurance companies and other financial institutions. Many competing firms are parts of larger financial services companies and attract business through numerous avenues including retail bank offices, investment banking and underwriting contacts, insurance agencies and broker-dealers. A number of our competitors have greater capital and other resources, and offer more comprehensive lines of products and services, than we do.

    The affiliation of U.S. banks and insurance companies with securities firms has accelerated consolidation within the money management and financial services industries. It has also increased the variety of competition for traditional money management firms, which businesses are limited to investing assets on behalf of institutional and individual clients. Foreign banks and investment firms have entered the U.S. money management industry, either directly or through partnerships or acquisitions.

    Our competitors seek to expand their market share in many of the same areas that we serve. Financial intermediaries that provide our products to their clients may also provide competing products from competing firms, many of which employ such advisers. Many current and potential competitors have greater brand name recognition and more extensive client bases, which could be used to our disadvantage.

    We face significant competition from other registered open-end investment companies. They vary both in size and investment philosophy. Their shares are offered to the public on a load and no-load basis. Advertising, sales promotions, the type and quality of services offered, and investment performance influence competition for mutual fund sales.

   Our business may be adversely affected by an inability to recruit, retain and motivate key employees.

    Our ability to attract and retain clients and mutual fund shareholders and compete effectively in our businesses is dependent on our ability to attract and retain highly skilled investment management, research, client service, legal, fiduciary and sales professionals.

    The market for such professionals is very competitive and has grown more so in recent periods as the investment management industry has experienced substantial growth. Our policy has been to provide our professionals with compensation and benefits that we believe to be competitive with other leading investment management firms. The inability to continue to provide competitive compensation and benefits could affect our ability to attract or retain skilled professionals.

    While we have historically experienced little turnover among our professionals, we cannot be sure that we will continue to be successful in retaining our key personnel or in attracting highly qualified professionals. We do not maintain "key person" insurance on any of our personnel.

We may be unable to continue successfully our strategic initiative of acquiring companies or adding experienced investment management teams.

    As one of our strategic initiatives to generate growth, we intend to continue to acquire companies and add experienced investment management teams where such additions would be both strategic and accretive to earnings. However, we may not be able to identify suitable acquisition targets or investment teams to add to our firm. In addition, if we do identify suitable candidates, we may not be able to complete any such acquisition or addition of teams in a timely manner or on terms that are commercially acceptable to us. Our management may need to devote significant time and effort to pursuing these acquisitions or the addition of teams. If we are unable to identify or complete successfully these acquisitions or additions, we may fail to maintain or increase assets under management.

            We depend on accessing clients through intermediaries.

    Our ability to market our mutual funds and subadvisory services is highly dependent on access to the client base of national and regional securities firms, banks, insurance companies, defined contribution plan administrators and other intermediaries which generally offer competing investment products. To a lesser extent, our Private Asset Management business depends on referrals from accountants, lawyers, financial planners and other professional advisors. Although we have historically been successful in gaining access to these channels, we cannot be sure that we will continue to be able to do so. The inability to have this access could have a material adverse effect on our ability to maintain or increase assets under management.

 We are subject to extensive regulation; violations of regulatory requirements could impair our ability to operate or result in fines or damage to our reputation.

    As with all investment management companies and broker-dealers, we and our mutual fund business are heavily regulated. Noncompliance with applicable statutes or regulations could result in sanctions including:

    . the revocation of licenses to operate certain businesses;

    . the suspension or expulsion from a particular jurisdiction or market of our business organizations or key personnel;

    . the imposition of fines and censures; and

    . reputational loss.

    Any of these events could have a material adverse effect on our business.

    Our business and the securities industry in general are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations. The financial services industry is one of the nation's most extensively regulated industries. The Securities and Exchange Commission is responsible for enforcing the federal securities laws and serves as a supervisory body for all investment advisers to mutual funds, as well as for national securities exchanges and associations. Our subsidiaries, Neuberger Berman, LLC and Neuberger Berman Management Inc., are registered broker-dealers. The regulation of broker-dealers has, to a large extent, been delegated by the federal securities laws to self-regulatory organizations, including the national securities and commodities exchanges and NASD Inc., or the NASD. In addition, these subsidiaries are subject to regulation under the laws of the fifty states, the District of Columbia and certain foreign countries in which they are registered to conduct securities, investment advisory or commodities businesses.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violation of applicable regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion of a firm, its officers or employees. Neuberger Berman, LLC and Neuberger Berman Management Inc. are also subject to "Risk Assessment Rules" imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of broker-dealers.

    Our trust company subsidiaries are supervised by federal or relevant state banking authorities, which regulate such matters as policies and procedures relating to conflicts of interest, account administration and overall governance and supervisory procedures.

    Additional legislation and regulations, including those relating to the activities of investment advisers and broker-dealers, changes in rules imposed by the SEC or other U.S. or foreign regulatory authorities and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our businesses may be materially affected not only by regulations applicable to it as an investment adviser or broker-dealer, but also by regulations of general application. For example, the volume of our principal investment advisory business in a given time period could be affected by, among other things, existing and proposed tax legislation and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board) and changes in the interpretation or enforcement of existing laws and rules that affect the business and financial communities.

We are subject to net capital rules that could limit our ability to repay debt or pay dividends on our common stock.

    As registered broker-dealers and members of the NYSE and NASD, Neuberger Berman, LLC and Neuberger Berman Management Inc. are subject to the SEC's Uniform Net Capital Rule 15c3-1 which could limit our ability to repay debt or pay dividends on our common stock. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that part of its assets be kept in relatively liquid form. Neuberger Berman, LLC is also subject to the net capital requirements of various securities and other self-regulatory organizations.

    The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, Rule 15c3-1 imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. Since our principal assets are our ownership of our broker-dealer subsidiaries, the rules governing net capital and restrictions on capital withdrawals could limit our ability to repay debt or pay dividends on our common stock.

    As of March 31, 2002, Neuberger Berman, LLC was required to maintain minimum net capital of approximately $21.0 million and had total excess net capital of approximately $195.1 million. As of March 31, 2002, Neuberger Berman Management Inc. was required to maintain minimum net capital of $250,000 and had total excess net capital of approximately $5.2 million.

   Our business is heavily dependent upon computer-based systems to process transactions; systems failures may disrupt our business and limit our growth.

    Our business is highly dependent on communications and information systems and those of our key service vendors. Any failure or interruption of such systems could have a material adverse effect on our operating results. Operational risk arises from mistakes made in the confirmation or settlement of transactions or from the improper recording or accounting of transactions. We are highly dependent on our ability to process a large number of transactions on a daily basis, and rely heavily on financial, accounting and other data processing systems. If any of these do not function properly, we could suffer financial loss, business disruption, liability to clients, regulatory intervention or damage to our reputation. If systems are unable to accommodate an increasing volume of transactions, our ability to expand could be affected. Although we have back-up systems in place, we cannot be sure that any such systems failure or interruption, whether caused by a fire, other natural disaster, power or telecommunications failure, act of war or otherwise will not occur, or that back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

             The securities brokerage business has inherent risks.

    The securities brokerage business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the ownership of securities, trading, principal activities, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. Our trading activities for our own account are limited. Therefore, the principal risks of trading are those relating to counterparty failure and unauthorized trading. We have risk management procedures and internal controls to address these risks but we cannot be certain that these procedures and controls will prevent losses from occurring.

 Our former principals are parties to a stockholders agreement that gives them significant influence over us, and they may have interests that differ from those of other stockholders.

    As of June 30, 2002, the former Neuberger Berman principals who are currently employed by us and their affiliates held approximately 42% of our outstanding common stock. If the maximum number of shares of common stock held by such principals and their affiliates specifically named in this prospectus and identified as being offered by them under this prospectus were offered and sold, such principals and their affiliates would have held approximately 38% of our outstanding common stock as of June 30, 2002. Neuberger Berman is a party to a Stockholders Agreement with the former Neuberger Berman principals and certain family limited partnerships and trusts formed by them providing that:

    . before every stockholders' meeting, the former Neuberger Berman principals who are currently employed by us and their affiliates will take a separate preliminary vote on all the issues that will be presented at the stockholders' meeting; and

    . all shares held by them must be voted as a block in accordance with the majority of shares voted in such preliminary vote.

As a result, the former Neuberger Berman principals who are currently employed by us and their affiliates have significant influence on our board of directors, and, therefore, our business, policies and affairs including certain corporate transactions that require stockholder approval, such as mergers and sales of our assets. The influence exerted by these former Neuberger Berman principals and their affiliates and the transfer restrictions in the Stockholders Agreement could preclude any unsolicited acquisition of Neuberger Berman and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares. See "Description of Capital Stock--Stockholders Agreement."

 Provisions of our organizational documents and Delaware law may discourage an acquisition of Neuberger Berman and prevent our stockholders from realizing a premium on their shares.

    Our organizational documents contain provisions that may discourage a third party from making a proposal to acquire us. For example, the Board of Directors may, without the consent of our stockholders, issue preferred stock with greater voting rights than those associated with our common stock. In addition, the Delaware corporation law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our voting stock. See "Description of Capital Stock" for a more detailed description of our capital stock and relevant Delaware corporation law. These provisions could preclude any unsolicited acquisition of Neuberger Berman and, consequently, adversely affect the market price of the common stock or prevent our stockholders from realizing a premium on their shares.

  Our share price may decline due to the large number of shares eligible for future sale.

    As of June 30, 2002, 70,164,694 shares of our common stock were issued and outstanding. Sales, or the possibility of sales, of substantial amounts of common stock by the former Neuberger Berman principals and their affiliates may materially adversely affect the market price of the common stock prevailing from time to time. The Stockholders Agreement limits the number of shares the former principals and their affiliates may sell in any calendar year. The restrictions on the disposition of shares contained in the Stockholders Agreement can be waived by our Board of Directors or its designee without notice to or consent of our stockholders. The 3,816,926 shares of common stock that may be offered and sold by our former principals and their affiliates under this prospectus are subject to the transfer restrictions contained in the Stockholders Agreement that prevent their sale prior to January 1, 2003. Our Board of Directors or its designee may waive these restrictions to permit the sale of all of these shares prior to January 1, 2003 in one or more transactions. After giving effect to the sale of all of the shares held by our former principals and their affiliates under this prospectus, an additional 1,490,956 shares of common stock may be sold by such principals and their affiliates beginning on January 1, 2003.

    The Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust holds an aggregate of 4,502,050 shares of common stock on behalf of participants in our Employee Defined Contribution Stock Incentive Plan. The right of a participant to receive shares allocated to his or her account generally becomes vested, and the shares become distributable to the participant, in three equal installments on the second, third and fourth anniversaries of the allocation to the participant, subject to the satisfaction of certain conditions. Accordingly, in July 2001, 1,856,274 shares of common stock became vested under the plan and 1,856,230 shares of common stock held by the Employee Trust are scheduled to vest in October 2002. All of the 1,183,074 shares of common stock held by the Employee Trust and covered by this prospectus are scheduled to vest in October 2002 and may not be sold prior to the vesting date unless Neuberger Berman accelerates the vesting of such shares. Neuberger Berman may accelerate the vesting of such shares to permit their sale in an offering prior to October 2002.

You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our 1999, 2000 and 2001 financial statements included in this prospectus.

    On June 15, 2002, Arthur Andersen LLP, which audited our financial statements included in this prospectus for the years ended December 31, 1999, 2000 and 2001, was convicted by a jury in Houston, Texas, of obstruction of justice in connection with the government's investigation of Enron Corp. Arthur Andersen LLP has consented to the inclusion of their report relating to those financial statements in the registration statement containing this prospectus as filed with the SEC. You may have no effective remedy against Arthur Andersen LLP in connection with any material misstatement or omission in these financial statements, particularly in the event that Arthur Andersen LLP ceases to exist or becomes insolvent as a result of the indictment or other proceedings against Arthur Andersen LLP.

                          FORWARD LOOKING STATEMENTS

    Our disclosure and analysis in this prospectus or in documents that are incorporated in this prospectus by reference contain some forward looking statements. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that our expectations and beliefs are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results will not differ materially from our expectations or beliefs. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation, the adverse effect from a decline in the securities markets or if our products' performance declines, a general downturn in the economy, changes in government policy or regulation, our inability to attract or retain key employees and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations, as well as the factors discussed under the heading "Risk Factors." These statements are provided as permitted by the Private Litigation Reform Act of 1995. We undertake no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock by the selling stockholders.

                 PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

    The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of our common stock as reported by the NYSE. The table gives effect to the three-for-two stock split in our common stock in the form of a 50% dividend on August 16, 2001.

                                         Price Range of
                                          Common Stock   Dividends Dividends
                                         --------------- Declared  Paid Per
   Period                                 High     Low   Per Share   Share
   ------                                ------- ------- --------- ---------
   2000
   First Quarter........................ $19.250 $15.917  $   --    $0.067
   Second Quarter.......................  31.667  18.333   0.067     0.067
   Third Quarter........................  42.250  29.959   0.067     0.067
   Fourth Quarter.......................  56.000  38.583   0.067     0.067

   2001
   First Quarter........................ $55.207 $40.247  $0.067    $0.067
   Second Quarter.......................  55.347  38.027   0.067     0.067
   Third Quarter........................  46.667  31.850   0.075     0.075
   Fourth Quarter.......................  44.720  33.350   0.075     0.075

   2002
   First Quarter........................ $47.670 $40.740  $0.075    $0.075
   Second Quarter.......................  48.410  36.400   0.075     0.075
   Third Quarter (through July 19, 2002)  36.050  30.680      --        --

    On July 19, 2002, the closing sales price per share for our common stock on the NYSE was $30.68. There were approximately 99 stockholders of record of our common stock as of February 15, 2002. As of February 15, 2002, there were approximately 2,500 beneficial stockholders whose shares are held in street name.

    The declaration of dividends by Neuberger Berman is subject to the discretion of our Board of Directors. Our Board of Directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board of Directors may deem relevant.

    To the extent that assets are used to meet minimum net capital requirements of Neuberger Berman, LLC and Neuberger Berman Management Inc. under Rule 15c3-1, they are not available for distribution to stockholders as dividends. See "Risk Factors--We are subject to net capital rules that could limit our ability to repay debt or pay dividends on our common stock" for a discussion of certain limitations on our receipt of funds from our regulated subsidiaries. In addition, the debt covenants related to Neuberger Berman, LLC's outstanding $35 million subordinated note and $100 million committed line of credit include certain covenants that may further restrict our ability to pay dividends to stockholders.

    Our Board of Directors has authorized the repurchase of our common stock in the open market and/or private purchases. The acquired shares may be used for corporate purposes, including shares issued to employees under our employee stock purchase plans. Since the inception of our common stock repurchase program, we have repurchased 5,946,595 shares of common stock for $220.1 million, including 2,400,900 shares which were repurchased from a limited number of former principals in a transaction that followed the secondary offering in July 2001. We used cash flows from operations and the proceeds from our convertible notes offering to fund the purchases of these shares. As of March 31, 2002, authorizations for the repurchase of up to $29.9 million of our common stock remained in effect. On April 22, 2002, our Board of Directors approved a $75 million increase to the existing authorization.

                                CAPITALIZATION

    The following table sets forth our consolidated capitalization as of March 31, 2002.

    This table should be read in conjunction with our consolidated financial statements and notes therein included in this prospectus.

                                                                                   March 31, 2002
                                                                               ----------------------
                                                                               (Amounts in thousands,
                                                                                 except share data)
Subordinated Liability........................................................       $  35,000
Convertible Senior Notes(1) (net of $23,296 discount).........................         151,704
                                                                                     ---------
       Total long term debt...................................................         186,704
                                                                                     ---------
Stockholders' Equity:
   Preferred Stock, par value $.01 per share; 5,000,000 shares authorized; no
     shares issued and outstanding............................................              --
   Common Stock, par value $.01 per share; 250,000,000 shares authorized;
     75,680,379 shares issued; 70,442,722 shares outstanding(2)...............             757
   Paid-in capital............................................................         349,660
   Retained earnings..........................................................         201,210
   Less: Treasury stock, at cost, 5,237,657 shares............................        (196,906)
        Unearned compensation(3)..............................................         (14,932)
                                                                                     ---------
       Total stockholders' equity.............................................         339,789
                                                                                     ---------
       Total capitalization...................................................       $ 526,493
                                                                                     =========

--------
(1) On May 6, 2002, we repurchased $8.7 million principal amount at maturity of our convertible notes at their accreted value of $867.42 per $1,000 principal amount at maturity.
(2) Does not include 2,430,382 shares of common stock reserved for issuance upon conversion of our convertible notes and 5,989,280 shares of common stock reserved for issuance upon the exercise of options outstanding under the 1999 Neuberger Berman Inc. Long-Term Incentive Plan and the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan. Also, does not give effect to any repurchases by us of our common stock under our share repurchase program after March 31, 2002.
(3) Relates to 408,451 shares of common stock reserved for issuance in connection with our Wealth Accumulation Plan, Long-Term Incentive Plan and the Directors Stock Incentive Plan.

                     SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below is derived from our financial statements and accompanying notes. Our financial statements as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001 have been audited by Arthur Andersen LLP, independent public accountants. These financial statements are included elsewhere in this prospectus. The selected income statement and balance sheet data presented below as of December 31, 1997, 1998 and 1999 and for the years ended December 31, 1997 and 1998 have been derived from audited financial statements that are not included in this prospectus. The selected income statement and balance sheet data as of March 31, 2002 and for the three-month periods ended March 31, 2001 and 2002 have been taken from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The March 31, 2001 selected balance sheet data has been taken from our unaudited interim condensed consolidated financial statements included in our Form
10-Q for the quarter ended March 31, 2001. In the opinion of management, this information has been prepared on the same basis as our audited consolidated financial statements included herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for an interim period are not necessarily indicative of the results for the full year or any other interim period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included elsewhere in this prospectus.

                                        Pre-IPO                                     Post-IPO
                                 ---------------------             -------------------------------------------
                                                                                           As of and for the
                                                                                          Three Months Ended
                                       As of and for the Years Ended December 31,              March 31,
                                 ------------------------------------------------------- ---------------------
                                  1997(1)    1998(1)   1999(1)(2)   2000(3)      2001       2001       2002
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
Assets Under Management (in
 millions)...................... $   53,511 $   55,587 $   54,399  $   55,486 $   59,048 $   54,802 $   61,873
                                 ========== ========== ==========  ========== ========== ========== ==========
Income Statement Data (in
 thousands):
Revenues:
  Investment advisory and
   administrative fees.......... $  327,898 $  389,238 $  379,434  $  399,907 $  413,601 $  103,292 $  108,912
  Commissions...................    124,911    145,969    142,082     146,589    144,667     36,693     39,598
  Interest......................    154,280    164,782    160,022     223,709    157,768     57,708     19,378
  Principal transactions in
   securities...................      7,838      6,324     10,003       9,623      2,788        559        502
  Clearance fees................      8,332      9,146     11,081      13,532     13,450      3,814      2,931
  Other income..................      3,796      4,004      4,059       6,428      4,146        577      2,835
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
   Gross revenues...............    627,055    719,463    706,681     799,788    736,420    202,643    174,156
  Interest expense..............    124,530    137,329    133,769     183,441    123,138     47,811     13,961
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
   Net revenues after interest
    expense.....................    502,525    582,134    572,912     616,347    613,282    154,832    160,195
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
Operating Expenses:
  Employee compensation and
   benefits.....................    148,301    173,379    325,310     245,445    253,365     65,572     68,439
  Information technology........     13,642     15,634     19,172      22,925     22,492      5,450      5,797
  Rent and occupancy............      9,882     12,182     15,313      17,796     20,828      4,625      5,503
  Brokerage, clearing and
   exchange fees................     12,727     10,245     10,164      10,514     12,022      2,702      3,039
  Advertising and sales
   promotion....................     12,659     14,707      9,259       9,251      9,372      2,546      2,193
  Distribution and fund
   administration...............     10,031     22,832     19,437      18,977     19,424      4,371      5,820
  Professional fees.............      5,165     11,550      9,276      11,205     10,934      1,964      2,542
  Depreciation and amortization.      6,445      8,716     10,532      10,638     13,063      2,771      3,697
  Other expenses................      9,834     18,432     31,077      22,675     22,723      5,775      5,344
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
   Total operating expenses.....    228,686    287,677    449,540     369,426    384,223     95,776    102,374
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
   Net income before taxes......    273,839    294,457    123,372     246,921    229,059     59,056     57,821
  Tax (benefit) expense.........      8,857      9,506    (12,195)     96,565     96,391     24,822     24,574
                                 ---------- ---------- ----------  ---------- ---------- ---------- ----------
   Net income................... $  264,982 $  284,951 $  135,567  $  150,356 $  132,668 $   34,234 $   33,247
                                 ========== ========== ==========  ========== ========== ========== ==========
Balance Sheet Data (in
 thousands):
  Total assets.................. $2,410,213 $3,829,435 $3,847,608  $4,421,763 $4,382,487 $4,431,205 $4,519,268
  Total liabilities and debt....  2,251,182  3,720,236  3,598,806   4,071,624 $4,056,097  4,053,680  4,179,479
  Total principals' capital and
   stockholders' equity.........    159,031    109,199    248,802     350,139    326,390    377,525    339,789

--------
(1) On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 64.1 million shares of our common stock. Prior to this exchange, we operated as a partnership and, as a result, the principals were compensated through the receipt of distributions of capital. In addition, Neuberger Berman, LLC did not pay United States federal and state taxes as it was treated as a partnership for tax purposes. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes.
(2) In connection with our IPO on October 8, 1999, we incurred pre-tax reorganization and IPO charges totaling $150.1 million. These charges were principally comprised of an initial, irrevocable non-cash contribution of common stock to our employee defined contribution stock incentive plan trust $134.3 million (included in employee compensation and benefits), a cash contribution to the Neuberger Berman Foundation of $10.0 million (included in other operating expenses) and severance and other charges of $5.8 million ($5.6 million of which is included in employee compensation and benefits and the remainder in other operating expenses).
(3) Tax expense for the year ended December 31, 2000, reflects a financial statement tax benefit of $9.8 million related to the change in the price of our common stock held in our stock incentive plan trust. For purposes of comparability, exclusive of the financial statement tax benefit, tax expense would have been $106.3 million and net income would have been $140.6 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following management's discussion and analysis of the results of operations for the three months ended March 31, 2001 and 2002 and for the years ended December 31, 1999, 2000 and 2001 should be read in conjunction with our consolidated financial statements together and accompanying notes included elsewhere in this prospectus.

                          Forward Looking Statements

    Our disclosure and analysis in this prospectus or in documents that are incorporated in this prospectus by reference contain some forward looking statements. Forward looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that our expectations and beliefs are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results will not differ materially from our expectations or beliefs. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation, the adverse effect from a decline in the securities markets or if our products' performance declines, a general downturn in the economy, changes in government policy or regulation, our inability to attract or retain key employees and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. These statements are provided as permitted by the Private Litigation Reform Act of 1995. We undertake no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

                             Business Environment

    The financial markets were marked by significant turbulence in 2001, in part due to the September 11/th /tragedy. The September 11/th/ tragedy resulted in a sharp drop in consumer and business spending and created additional negative momentum in an already difficult year in the financial markets. The U.S. economy had entered a recession starting in March 2001 and the equity markets remained far below their peak levels reached in March 2000. Due to weakening investor confidence, the Standard & Poor's 500 Index, or S&P 500, fell 13.0% in 2001, its second negative annual return in a row. Almost every major equity index yielded negative returns for the year.

    Late in 2001, it appeared an economic recovery began to emerge, due in part to fiscal and monetary stimuli. Throughout 2001, the Federal Reserve Board engaged in an aggressive interest-rate cutting campaign, lowering short-term interest rates to 1.75%, the lowest level in the last 40 years. In Washington, D.C., a new administration also enacted major tax law changes to boost investments and cut taxes for investors. Although the S&P 500 steeply declined after September 11/th/, hitting a low point of 965.80 on September 21/st/, it rallied in December and ended 2001 at 1,148.08. The S&P 500, however, remained well below its record level of 1,527.46, achieved on March 24, 2000.

    While equity markets suffered in 2001, fixed income markets rallied, due in part to the Federal Reserve Board's rate-cutting actions as well as significant investors' interest in safe investments. The Lehman Brothers Aggregate Bond Index rose 8.4% during the year. Additionally, the U.S. Treasury Department halted issuance of 30-year bonds, resulting in demand for long-term fixed-income securities in other areas of the bond market. The U.S. agency market performed well as buyers sought high-quality issues. Corporate bonds also performed well as a class, despite record supply and rising credit quality concerns. Credit downgrades in 2001 outnumbered upgrades by a ratio of 2.9 to 1, marking the steepest decline in corporate credit since 1991. The bankruptcy filing of Enron Corp. in December of 2001 heightened volatility in the energy sector, while ripple effects spread to other sectors, particularly among conglomerates and companies with complex financing structures.

    During 2001, developments in the market were mostly unfavorable for the securities industry. Declining asset values and narrowing interest rate spreads led to reduced profits from client financings. Also, the implementation of decimal-based pricing in the stock market squeezed profit margins in the market making and trading businesses.

    U.S. equity markets struggled to gain momentum in the first quarter of 2002. The markets were negatively influenced by the investigation and accounting issues related to Enron Corp. as well as mixed signals on the economy. On a total return basis, the major indices turned in mixed results for the first quarter as the Dow Jones Industrial Average rose 4.3%, the S&P 500 gained 0.3%, and the Nasdaq Composite lost 5.4%.

    During the first quarter of 2002, signs of economic recovery began to emerge as manufacturing activity increased, productivity levels improved, and consumer confidence rose to its highest level since August of 2001. In response, investors turned to cyclical sectors of the market, avoiding growth-oriented stocks in the technology and healthcare sectors. Despite positive economic news, the Federal Reserve Board held interest rates steady, but adopted a neutral stance on the economy and inflation. Small-cap stocks continued to outperform larger stocks, and the value style of investing outpaced the growth style. Near the end of the quarter, violence in the Middle East sent oil prices higher, resulting in concern over rising inflation and interest rates.

    The increase in our assets under management during the above-mentioned periods supports our belief that difficult market conditions tend to convince more investors--both individual and institutional--of the real value, over the long term, of seeking professional advice and active management of their money. While we offer all styles of investing, we believe our longstanding expertise in value investing will serve us well in a difficult market environment. Our investment performance was strong in a difficult market environment. Assets under management reached an all-time high of $61.9 billion at March 31, 2002 an increase of 12.9% from $54.8 billion at March 31, 2001 and up 4.8% from $59.0 billion at December 31, 2001. Assets under management in our Private Asset Management segment also hit an all-time high of approximately $25.7 billion at March 31, 2002. This represents an increase of 2.9% from $25.0 billion at December 31, 2001 and a rise of 13.0% from $22.8 billion at March 31, 2001. Relative investment performance in this segment continued to be excellent, outperforming the rate of return of the S&P 500 in the same quarter. Assets under management in our Mutual Fund and Institutional segment was approximately $36.1 billion at March 31, 2002, up 12.9% from $32.0 billion at March 31, 2001 and up 6.2% from $34.0 billion at December 31, 2001. Additionally, mutual fund performance was good, with the four largest of our equity funds outperforming the S&P 500.

                              Recent Developments

    On April 22, 2002, we announced that we entered into an agreement which would result in the high yield bond team from Lipper & Company becoming our employees. The team manages in excess of $500 million in assets, including the Lipper High Income Bond Fund, investment partnerships and separate accounts for both institutional and high net worth clients. The transactions contemplated by this agreement are subject to the satisfaction of customary closing conditions and have not yet been consummated.

    On April 23, 2002, we announced that our Board of Directors has appointed KPMG LLP as our independent auditors replacing Arthur Andersen LLP. The decision to change auditors was not the result of any disagreement between Arthur Andersen LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

    On May 1, 2002, we announced the launch of our Real Estate Fund, a mutual fund that seeks capital growth and current income by investing in real estate securities.

    On May 2, 2002, we amended the terms of our senior convertible notes to permit the holders, at their option, to cause us to repurchase the convertible securities on November 4, 2002, at their then accreted value of $870.67 per $1,000 principal amount at maturity. We also announced that each holder electing not to require us to repurchase our convertible securities as of May 4, 2002, would receive a one-time payment of $4.34 for every $1,000 aggregate principal amount at maturity of the convertible securities held. As of the close of business May 3, 2002, holders of approximately 5% or $8.7 million principal amount at maturity of the convertible securities exercised their option to cause us to repurchase their convertible securities. We paid $7.6 million for these repurchases in cash on May 6, 2002. On May 8, 2002, we made a one-time payment of $4.34 for every $1,000 aggregate principal amount at maturity to each holder of our convertible securities as of the close of business on May 7, 2002.

                                    General

    Our revenues are recorded in the business segments in which they are earned. We derive our revenues primarily from fees for investment advisory and administrative services provided to our private asset management, mutual fund, institutional and wrap fee clients. Investment advisory and administrative fees that we earn are generally based on the total market value and composition of assets under management. As a result, fluctuations in financial markets and client asset additions and withdrawals have a direct effect on our net revenues and net income. Our fees vary with the type of assets managed, with higher fees earned on actively managed equity accounts and lower fees earned on fixed-income and cash management accounts.

    Through our broker-dealer, Neuberger Berman, LLC, we earn commissions by executing equity securities transactions for private asset management, mutual fund and institutional clients as well as for third parties in professional investor clearing services and research sales transactions. The majority of our commissions are earned from transactions for private asset management clients. Our commissions, derived from all business segments, may fluctuate based on general market conditions. Also, through Neuberger Berman, LLC, we earn clearance fees for the settlement of securities transactions for various introducing brokers.

    We generate additional income by managing cash balances available as a result of our broker-dealer activities. The three principal areas from which we generate net interest income are treasury management (managing overnight cash balances), global securities lending activities and client cash and margin balances. We evaluate these activities by focusing on net interest income. Net interest income fluctuates based on general market conditions, prevailing interest rates and the amount of client cash and margin balances.

    Our operating expenses include direct expenses, such as employee compensation and benefits, information technology and rent and occupancy, and indirect expenses, such as general and administrative, research, execution and clearance expenses. Direct expenses are charged to the business segment in which they are incurred while indirect expenses are allocated to each business segment based upon various methodologies determined by management.

    Our largest operating expense is employee compensation and benefits, the most significant component being variable compensation for portfolio managers and sales personnel, which is based largely on commissions and advisory fees. Historically, because we had operated as a partnership, substantially all payments to our principals were accounted for as distributions from principals' capital and not recorded as compensation expense.

    On October 7, 1999, the members of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 64.1 million shares of our common stock (the "Exchange"). On October 13, 1999, we completed our initial public offering (the "IPO"). In that offering, we sold 4.5 million shares of common stock and received net proceeds after expenses of approximately $88 million. In addition, certain of our stockholders who received our common stock in the Exchange sold 6,329,545 shares of that stock in the IPO. We did not receive the proceeds from the sale of that stock. In connection with our IPO, we incurred pre-tax reorganization and IPO charges totaling approximately $150.1 million (the "Reorganization and IPO Charges"). The Reorganization and IPO Charges were principally comprised of an initial, irrevocable non-cash contribution of common stock to our employee defined contribution stock incentive plan trust (the "Stock Incentive Plan") of $134.3 million, a cash contribution to the Neuberger Berman Foundation of $10.0 million and severance and other charges of $5.8 million. To allow for a more consistent analysis of expenses, these Reorganization and IPO Charges have not been directly considered in the discussion of results of operations.

    Prior to the Exchange, Neuberger Berman, LLC did not pay United States federal and state taxes because, as a limited liability company, it was treated as a partnership for tax purposes, and its members were taxed on their proportionate share of Neuberger Berman, LLC's taxable income or loss. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes prior to the Exchange, but was subject to certain state and local taxes, and its shareholders were responsible for their own federal income taxes. Effective with the Exchange, we became subject to federal, state and local income taxes and we file a consolidated federal income tax return.

                             Results of Operations

    Our business is divided functionally into three major business segments:
Private Asset Management, Mutual Fund and Institutional and Professional Securities Services. Our Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions through money management, advisory services and trust services. The investment advisory and administrative services that we provide through our Mutual Fund and Institutional segment include: the management of the Neuberger Berman family of mutual funds, investment management of institutional separate account products and wrap products sponsored by third party brokerage firms and banks. Our Professional Securities Services segment provides trade execution, clearing, custody, margin financing, portfolio reporting and trust services through professional investor clearing services, wealth management services, research sales and other activities, including market making, global securities lending, custody and recordkeeping services and treasury management. The Corporate segment reflects certain corporate results that are not directly related to the day-to-day operations of our principal business. These include results from investments in our mutual funds, corporate marketing expense, interest on long-term debt and goodwill amortization. Prior periods have been revised to conform with the presentation for the year ended December 31, 2001 and the three months ended March 31, 2002. Each of our business segments represents a grouping of financial activities and products with similar characteristics. The following tables of selected financial data present our business segments in a manner consistent with the way that we manage our businesses.

                             RESULTS OF OPERATIONS
                                (in thousands)

                                           Private      Mutual     Professional
                                            Asset      Fund and     Securities
For the Three Months Ended March 31, 2002 Management Institutional   Services   Corporate  Total
----------------------------------------- ---------- ------------- ------------ --------- --------
   Net revenues (loss) after interest
     expense.............................  $ 81,493    $ 56,737      $ 22,674   $   (709) $160,195
   Operating expenses....................    43,120      35,088        19,055      5,111   102,374
                                           --------    --------      --------   --------  --------
   Net income (loss) before taxes........  $ 38,373    $ 21,649      $  3,619   $ (5,820) $ 57,821
                                           ========    ========      ========   ========  ========

                                           Private      Mutual     Professional
                                            Asset      Fund and     Securities
For the Three Months Ended March 31, 2001 Management Institutional   Services   Corporate  Total
----------------------------------------- ---------- ------------- ------------ --------- --------
   Net revenues (loss) after interest
     expense.............................  $ 75,850    $ 55,165      $ 25,681   $ (1,864) $154,832
   Operating expenses....................    38,945      35,404        17,170      4,257    95,776
                                           --------    --------      --------   --------  --------
   Net income (loss) before taxes........  $ 36,905    $ 19,761      $  8,511   $ (6,121) $ 59,056
                                           ========    ========      ========   ========  ========

                                           Private      Mutual     Professional
                                            Asset      Fund and     Securities
For the Year Ended December 31, 2001      Management Institutional   Services   Corporate  Total
------------------------------------      ---------- ------------- ------------ --------- --------
   Net revenues (loss) after interest
     expense.............................  $295,738    $223,700      $ 98,925   $ (5,081) $613,282
   Operating expenses....................   154,069     140,641        71,833     17,680   384,223
                                           --------    --------      --------   --------  --------
   Net income (loss) before taxes........  $141,669    $ 83,059      $ 27,092   $(22,761) $229,059
                                           ========    ========      ========   ========  ========

                                           Private      Mutual     Professional
                                            Asset      Fund and     Securities
For the Year Ended December 31, 2000      Management Institutional   Services   Corporate  Total
------------------------------------      ---------- ------------- ------------ --------- --------
   Net revenues (loss) after interest
     expense.............................  $290,746    $224,064      $104,981   $ (3,444) $616,347
   Operating expenses....................   144,034     147,455        63,523     14,414   369,426
                                           --------    --------      --------   --------  --------
   Net income (loss) before taxes........  $146,712    $ 76,609      $ 41,458   $(17,858) $246,921
                                           ========    ========      ========   ========  ========

                                           Private      Mutual     Professional
                                            Asset      Fund and     Securities
For the Year Ended December 31, 1999      Management Institutional   Services   Corporate  Total
------------------------------------      ---------- ------------- ------------ --------- --------
   Net revenues (loss) after interest
     expense.............................  $260,114    $233,609      $ 80,709   $ (1,520) $572,912
   Operating expenses(1).................    86,847     150,362        51,494     10,783   299,486
                                           --------    --------      --------   --------  --------
   Net income (loss) before
     Reorganization and IPO charges
     and taxes...........................  $173,267    $ 83,247      $ 29,215   $(12,303) $273,426
                                           ========    ========      ========   ========  ========

--------
(1) Total operating expenses on a pro forma basis, which assumes the Exchange had taken place at the beginning of the year, would have been higher by $44,157 for the year ended December 31, 1999. The pro forma adjustment is made to recognize as compensation expense distributions of capital made prior to the Exchange.

                            ASSETS UNDER MANAGEMENT
                                 (in millions)

                                                                  As Of and
                                                                For The Three
                                                                Months Ended
                                                             ------------------
                                                             March 31, March 31,
                                                               2002      2001
                                                             --------- ---------
PRIVATE ASSET MANAGEMENT
Assets under management, beginning of period................  $25,004   $22,510
                                                              -------   -------
   Net additions............................................       32     1,412
   Market appreciation (depreciation).......................      695    (1,145)
                                                              -------   -------
   Total increase...........................................      727       267
                                                              -------   -------
Assets under management, end of period (1)..................  $25,731   $22,777
                                                              =======   =======
MUTUAL FUND & INSTITUTIONAL
Equity Separate Accounts
Assets under management, beginning of period................  $ 6,290   $ 6,402
                                                              -------   -------
   Net additions (withdrawals)..............................      (28)      356
   Market appreciation (depreciation).......................      280      (343)
                                                              -------   -------
   Total increase...........................................      252        13
                                                              -------   -------
Assets under management, end of period......................  $ 6,542   $ 6,415
                                                              =======   =======
Fixed Income Separate Accounts
Assets under management, beginning of period................  $ 5,229   $ 5,298
                                                              -------   -------
   Net additions (withdrawals)..............................       93       (81)
   Market appreciation (depreciation).......................      (60)       93
                                                              -------   -------
   Total increase...........................................       33        12
                                                              -------   -------
Assets under management, end of period......................  $ 5,262   $ 5,310
                                                              =======   =======
Consultant Services Group
Assets under management, beginning of period................  $ 3,037   $ 1,796
                                                              -------   -------
   Net additions............................................      452       205
   Market appreciation......................................       55         1
                                                              -------   -------
   Total increase...........................................      507       206
                                                              -------   -------
Assets under management, end of period......................  $ 3,544   $ 2,002
                                                              =======   =======
Mutual Fund and Sub-Advised Accounts
Assets under management, beginning of period................  $19,488   $19,480
                                                              -------   -------
   Net additions............................................      896       425
   Market appreciation (depreciation).......................      410    (1,607)
                                                              -------   -------
   Total increase (decrease)................................    1,306    (1,182)
                                                              -------   -------
Assets under management, end of period (2)..................  $20,794   $18,298
                                                              =======   =======
Sub-Total Mutual Fund & Institutional
Assets under management, beginning of period................  $34,044   $32,976
                                                              -------   -------
   Net additions............................................    1,413       905
   Market appreciation (depreciation).......................      685    (1,856)
                                                              -------   -------
   Total increase (decrease)................................    2,098      (951)
                                                              -------   -------
Assets under management, end of period......................  $36,142   $32,025
                                                              =======   =======
TOTAL
Assets under management, beginning of period................  $59,048   $55,486
                                                              -------   -------
   Net additions............................................    1,445     2,317
   Market appreciation (depreciation).......................    1,380    (3,001)
                                                              -------   -------
   Total increase (decrease)................................    2,825      (684)
                                                              -------   -------
Assets under management, end of period......................  $61,873   $54,802
                                                              =======   =======
Equity component of assets under management.................       71%       72%
                                                              =======   =======

--------
(1) As of March 31, 2002 and 2001, Private Asset Management included $51 and $49 of assets invested in EMM's hedge fund products, respectively.
(2) As of March 31, 2002 and 2001, Mutual Fund and Sub-Advised Accounts included $144 and $79 of client assets invested in the Fund Advisory Service wrap mutual fund program with third party funds, respectively.

                            ASSETS UNDER MANAGEMENT
                                 (in millions)

                                                                 As Of and For The Years Ended
                                                             -------------------------------------
                                                             December 31, December 31, December 31,
                                                                 2001         2000         1999
-                                                            ------------ ------------ ------------
PRIVATE ASSET MANAGEMENT
Assets under management, beginning of year..................   $22,510      $21,539      $18,267
                                                               -------      -------      -------
   Net additions............................................     2,734        1,154          324
   Market appreciation (depreciation).......................      (240)        (183)       2,948
                                                               -------      -------      -------
   Total increase...........................................     2,494          971        3,272
                                                               -------      -------      -------
Assets under management, end of year (1)....................   $25,004      $22,510      $21,539
                                                               =======      =======      =======
MUTUAL FUND & INSTITUTIONAL
Equity Separate Accounts
Assets under management, beginning of year..................   $ 6,402      $ 6,458      $ 7,800
                                                               -------      -------      -------
   Net withdrawals..........................................       (45)        (494)      (2,592)
   Market appreciation (depreciation).......................       (67)         438        1,250
                                                               -------      -------      -------
   Total decrease...........................................      (112)         (56)      (1,342)
                                                               -------      -------      -------
Assets under management, end of year........................   $ 6,290      $ 6,402      $ 6,458
                                                               =======      =======      =======
Fixed Income Separate Accounts
Assets under management, beginning of year..................   $ 5,298      $ 5,924      $ 6,949
                                                               -------      -------      -------
   Net withdrawals..........................................      (382)      (1,084)        (932)
   Market appreciation (depreciation).......................       313          458          (93)
                                                               -------      -------      -------
   Total decrease...........................................       (69)        (626)      (1,025)
                                                               -------      -------      -------
Assets under management, end of year........................   $ 5,229      $ 5,298      $ 5,924
                                                               =======      =======      =======
Consultant Services Group
Assets under management, beginning of year..................   $ 1,796      $ 1,839      $ 1,671
                                                               -------      -------      -------
   Net additions (withdrawals)..............................     1,147         (158)         133
   Market appreciation......................................        94          115           35
                                                               -------      -------      -------
   Total increase (decrease)................................     1,241          (43)         168
                                                               -------      -------      -------
Assets under management, end of year........................   $ 3,037      $ 1,796      $ 1,839
                                                               =======      =======      =======
Mutual Fund and Sub-Advised Accounts
Assets under management, beginning of year..................   $19,480      $18,639      $20,900
                                                               -------      -------      -------
   Net additions (withdrawals)..............................     1,094          546       (4,257)
   Market appreciation (depreciation).......................    (1,086)         295        1,996
                                                               -------      -------      -------
   Total increase (decrease)................................         8          841       (2,261)
                                                               -------      -------      -------
Assets under management, end of year (2)....................   $19,488      $19,480      $18,639
                                                               =======      =======      =======
Sub-Total Mutual Fund & Institutional
Assets under management, beginning of year..................   $32,976      $32,860      $37,320
                                                               -------      -------      -------
   Net additions (withdrawals)..............................     1,814       (1,190)      (7,648)
   Market appreciation (depreciation).......................      (746)       1,306        3,188
                                                               -------      -------      -------
   Total increase (decrease)................................     1,068          116       (4,460)
                                                               -------      -------      -------
Assets under management, end of year........................   $34,044      $32,976      $32,860
                                                               =======      =======      =======
TOTAL
Assets under management, beginning of year..................   $55,486      $54,399      $55,587
                                                               -------      -------      -------
   Net additions (withdrawals)..............................     4,548          (36)      (7,324)
   Market appreciation (depreciation).......................      (986)       1,123        6,136
                                                               -------      -------      -------
   Total increase (decrease)................................     3,562        1,087       (1,188)
                                                               -------      -------      -------
Assets under management, end of year........................   $59,048      $55,486      $54,399
                                                               =======      =======      =======
Equity component of assets under management.................        71%          73%          71%
                                                               =======      =======      =======

--------
(1) As of December 31, 2001, Private Asset Management included $49 of assets invested in EMM's hedge fund products.
(2) As of December 31, 2001 and 2000, Mutual Fund and Institutional included $121 and $88 of client assets invested in the Fund Advisory Service wrap mutual fund program with third party funds, respectively.

Three Months Ended March 31, 2002 Compared with Three Months Ended March 31,
2001

    We reported net income before taxes of $57.8 million for the first quarter ended March 31, 2002, representing a decrease of $1.2 million or 2.1%, compared to $59.1 million for the first quarter ended March 31, 2001. Our net revenues after interest expense were $160.2 million for the first quarter of 2002, an increase of $5.4 million or 3.5% compared to the same period in 2001. Our first quarter results for 2002 reflect increases in net revenues after interest expense in Private Asset Management and Mutual Fund and Institutional, partially offset by a decrease in net revenues after interest expense in Professional Securities Services, and a smaller net loss after interest expense in our Corporate segment. Assets under management increased to $61.9 billion at March 31, 2002, up $7.1 billion or 12.9% when compared to $54.8 billion at March 31, 2001. The increase in assets under management of $3.0 billion in Private Asset Management is due to net asset additions of $1.4 billion coupled with market appreciation of $1.6 billion. The increase in assets under management of $4.1 billion in Mutual Fund and Institutional is due to net asset additions of $2.3 billion coupled with market appreciation of $1.8 billion.

    Private Asset Management. Our net revenues after interest expense increased 7.4% to $81.5 million for the first quarter of 2002, from $75.9 million for the first quarter of 2001. Our investment advisory fees increased 6.5% to $54.5 million for the first quarter of 2002, from $51.1 million for the same period in 2001, due to an increase in assets under management to $25.0 billion at December 31, 2001 (the billable base for the first quarter of 2002) from $22.5 billion at December 31, 2000 (the billable base for the first quarter of 2001). Because investment advisory fees from Private Asset Management are based on the previous quarter's asset levels, we expect an increase in advisory fees for the second quarter of 2002 commensurate with the increased asset levels at March 31, 2002. Our commissions increased 11.5% to $26.0 million in the first quarter of 2002, from $23.3 million in the first quarter of 2001, resulting from an increase in commission generating share transactions. Our net interest income decreased 34.2% to $0.9 million in the first quarter of 2002, from $1.3 million in the first quarter of 2001, due to a combination of lower average balances related to client financing and narrowing interest spreads.

    Mutual Fund and Institutional. Our net revenues after interest expense increased 2.8% to $56.7 million for the first quarter of 2002, from $55.2 million for the first quarter of 2001. Our investment advisory and administrative fees increased 1.7% to $52.4 million for the first quarter of 2002, from $51.5 million for the same period in 2001, due primarily to increases in fees in our wrap and mutual fund businesses as a result of higher asset levels and an increase in average daily assets under management, respectively, partially offset by a decrease in fees from our institutional separate account business. Our commissions increased 16.2% to $4.3 million in the first quarter of 2002, from $3.7 million in the first quarter of 2001, as a result of an increase in commission generating share transactions.

    Professional Securities Services. Our net revenues after interest expense decreased 11.7% to $22.7 million in the first quarter of 2002, from $25.7 million in the first quarter of 2001. Our investment advisory fees increased to $2.0 million in the first quarter of 2002, from $0.6 million for the same period in 2001, due primarily to an increase in fees from our wealth management services resulting from the acquisition of Executive Monetary Management, Inc. Our commissions decreased 3.8% to $9.4 million in the first quarter of 2002, from $9.7 million in the first quarter of 2001, as a result of an increase in overall commission generating shares in our prime brokerage business which was more than offset by lower commission activity in certain accounts. Our net gain resulting from principal transactions decreased 58.9% to $0.7 million in the first quarter of 2002, from $1.6 million in the same period of 2001, primarily due to a decline in market making activity related to a combination of the drop in the Nasdaq market and narrowing of transaction spreads as a result of the decimalization program. Our net interest income decreased 43.0% to $5.4 million in the first quarter of 2002, from $9.5 million in the first quarter of 2001, primarily due to lower average balances related to client financing and narrowing interest spreads resulting from the decrease in absolute interest rates. This was partially offset by a reduction in bank loan interest expense due to the increased cash generation from our business. Our clearance fees decreased 23.2% to $2.9 million in the first quarter of 2002, from $3.8 million for the same period in 2001. Our other income increased to $2.3 million in the first quarter of 2002, from $0.4 million in the first quarter of 2001, primarily as a result of an increase in syndicate activity.

    Corporate. Our net loss after interest expense decreased to $0.7 million in the first quarter of 2002, from $1.9 million in the first quarter of 2001, primarily as a result of an increase in value of our investment in our mutual funds.

    Operating Expenses. Our total operating expenses were $102.4 million in the first quarter of 2002, an increase of $6.6 million or 6.9% when compared to $95.8 million in the first quarter of 2001. Employee compensation and benefits increased to $68.4 million in the first quarter of 2002, from $65.6 million in the first quarter of 2001. This was primarily due to increases in salaries attributable to employees related to our recent acquisitions and an increase in the amortization of unearned compensation. Our rent and occupancy costs increased to $5.5 million in the first quarter of 2002, up $0.9 million or 19.0% from $4.6 million in the same period of 2001, primarily due to additional costs associated with expansion in our principal place of business and escalations. Our brokerage, clearing and exchange fees increased to $3.0 million in the first quarter of 2002, up $0.3 million or 12.5% from $2.7 million in the same period of 2001, primarily due to increased exchange fees commensurate with higher transaction volume. Our advertising and sales promotion expenses decreased to $2.2 million in the first quarter of 2002, down $0.4 million or 13.9% from $2.5 million in the same period of 2001, primarily due to reduced expenditures on media advertising and print campaigns, partially offset by an increase in promotional activities in Private Asset Management. Our distribution and fund administration expenses increased to $5.8 million in the first quarter of 2002, up $1.4 million or 33.2% from $4.4 million in the same period of 2001, primarily due to an increase in average mutual fund assets, which directly affects payments to third parties. Our professional fees increased to $2.5 million for the first quarter of 2002, up $0.6 million or 29.4% from $2.0 million in the first quarter of 2001, primarily due to an increase in legal fees. Depreciation and amortization increased to $3.7 million in the first quarter of 2002, up $0.9 million or 33.4% from $2.8 million for the same period in 2001, primarily due to amortization of new leasehold improvements, as well as depreciation resulting from expenditures on technology related equipment.

    Taxes. Our taxes decreased to $24.6 million in the first quarter of 2002, down $0.2 million or 1.0% from $24.8 million for the same period in 2001, due to lower net income before taxes, partially offset by a slightly higher effective tax rate.

2001 Compared with 2000

    We reported net income before taxes of $229.1 million for the year ended December 31, 2001, representing a decrease of $17.9 million or 7.2%, compared to $246.9 million for the year ended December 31, 2000. Our net revenues after interest expense were $613.3 million for the year ended December 31, 2001, a decrease of $3.1 million or 0.5%, compared to $616.3 million for the same period in 2000. Our results for 2001 reflect an increase in net revenues after interest expense in Private Asset Management, which was more than offset by decreases in net revenues after interest expense in Mutual Fund and Institutional and Professional Securities Services and by a larger net loss after interest expense in our Corporate segment. Assets under management increased to $59.0 billion at December 31, 2001, up $3.6 billion or 6.4% when compared to $55.5 billion at December 31, 2000. Net asset additions during 2001 in Private Asset Management and Mutual Fund and Institutional of $2.7 billion and $1.8 billion, respectively, were partially offset by market depreciation in Private Asset

Management and Mutual Fund and Institutional of $0.2 billion and $0.7 billion, respectively. The closing of the U.S. equity markets for four trading days as a result of the September 11th tragedy did not significantly impact our brokerage related revenue.

    Private Asset Management. Our net revenues after interest expense increased 1.7% to $295.7 million for 2001, from $290.7 million for 2000. Our investment advisory fees increased 5.5% to $202.0 million for 2001, from $191.4 million for 2000, primarily due to increases in average quarterly billable assets under management from $22.0 billion in 2000 to $ 22.8 billion in 2001. Assets under management at December 31, 2001, which included approximately $900 million related to our acquisition of certain of the assets of Oscar Capital Management, LLC, reached a record level of $25.0 billion, up 11.1% from $22.5 billion at the end of the year 2000. As a result, we expect our investment advisory fees, which are based on the previous quarter's ending asset levels, to increase in the first quarter of 2002. Higher transaction volume resulted in an increase in overall commission generating shares, although this was more than offset by lower commission activity in certain accounts. As a result, our commissions decreased 6.1% to $88.2 million in 2001, from $94.0 million in 2000.

    Mutual Fund and Institutional. Our net revenues after interest expense decreased 0.2% to $223.7 million for 2001, from $224.1 million for 2000. Our investment advisory and administrative fees decreased 0.5% to $205.9 million for 2001, from $207.0 million for 2000, due primarily to decreases in fees from our institutional separate account and mutual fund businesses, partially offset by an increase in fees due to higher asset levels in our wrap business as well as a full year's fees from our Advisory Services product. Our commissions increased 4.2% to $17.7 million in 2001, from $17.0 million for 2000, as a result of an increase in commission generating share transactions.

    Professional Securities Services. Our net revenues after interest expense decreased 5.8% to $98.9 million for 2001, from $105.0 million for 2000. Our investment advisory fees increased to $5.7 million for 2001, from $1.5 million for 2000, due primarily to an increase in our wealth management services resulting from the acquisition of Executive Monetary Management, Inc. Our commissions increased 8.7% to $38.8 million in 2001, from $35.7 million in 2000, as a result of an increase in commission generating share transactions in our prime brokerage and research sales businesses. Our net gain resulting from principal transactions decreased 63.4% to $3.9 million in 2001, from $10.7 million in 2000, primarily due to a decline in market making activity related to a combination of the drop in the Nasdaq market and the narrowing of transaction spreads as a result of the continued implementation of the decimalization program. Our net interest income decreased 11.8% to $33.8 million in 2001, from $38.3 million in 2000, primarily due to lower average balances related to client financing and narrowing interest spreads resulting from the decrease in absolute interest rates. This was partially offset by increases in net interest attributable to our global securities lending business, dividend and interest income related to excess cash positions and our investment in municipal bonds, as well as a reduction in interest expense due to lower bank loan requirements. Our other income decreased 37.8% to $3.3 million in 2001, from $5.3 million in 2000, primarily due to a decrease in syndicate activity.

    Corporate. Our net loss after interest expense increased to $5.1 million in 2001, from $3.4 million in 2000, primarily as a result of interest expense related to our long-term debt.

    Operating Expenses. Our total operating expenses were $384.2 million in 2001, an increase of $14.8 million or 4.0% when compared to $369.4 million for 2000. Employee compensation and benefits increased to $253.4 million in 2001, up $7.9 million or 3.2% from $245.4 million for 2000. This was primarily due to increases in salaries, benefits and production compensation, which were partially offset by a decrease in incentive compensation. Our rent and occupancy costs increased to $20.8 million in 2001, up $3.0 million or 17.0% from $17.8 million in 2000, primarily due to additional costs associated with expansion in our principal place of business coupled with the full year of rent expense for the branch offices opened during 2000. Our brokerage, clearing and exchange fees increased to $12.0 million in 2001, up $1.5 million or 14.3% from $10.5 million in 2000, primarily due to an increase in exchange fees resulting from a higher proportion of orders with smaller share amounts as well as increased dues and assessments and registration fees. Depreciation and amortization increased to $13.1 million in 2001, up $2.4 million or 22.8% from $10.6 million in 2000, primarily due to amortization of goodwill, as well as depreciation resulting from technology related expenditures.

    Taxes. Our taxes decreased to $96.4 million for 2001, down $0.2 million or 0.2% from $96.6 million in the same period for 2000. The 2000 provision includes a financial statement tax benefit of $9.8 million related to the change in the price of our common stock from December 31, 1999 to June 30, 2000, in connection with our Stock Incentive Plan. In March 2000, the Financial Accounting Standards Board (the "FASB") issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). Based upon the price of our common stock at the close of business on June 30, 2000, we adjusted the carrying value of the deferred tax asset that related to unvested shares in our Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, we fixed the carrying value of our deferred tax asset for unvested shares in our Stock Incentive Plan, based upon the price of our common stock at the close of business that day. The 2001 and 2000 provision for income taxes included federal, state, and local taxes at an effective tax rate of approximately 42% and 43%, respectively.

2000 Compared with 1999

    We reported net income before taxes of $246.9 million for the year ended December 31, 2000, representing a decrease of $26.5 million or 9.7%, compared to $273.4 million (as adjusted for the $150.1 million of Reorganization and IPO Charges) for the year ended December 31, 1999. Our net revenues after interest expense were $616.3 million for 2000, an increase of $43.4 million or 7.6%, compared to 1999. Our operating results for 2000 reflect overall increases in net revenues after interest expense in Private Asset Management and Professional Securities Services, offset by a decrease in Mutual Fund and Institutional. The net asset additions in Private Asset Management were offset by the net withdrawals in our Mutual Fund and Institutional segment, virtually all of which were in the lower fee institutional fixed-income area, while the market depreciation in Private Asset Management was outweighed by market appreciation in our Mutual Fund and Institutional segment.

    Private Asset Management. Our net revenues after interest expense increased 11.8% to $290.7 million for 2000, from $260.1 million for 1999. Our investment advisory fees increased 15.0% to $191.4 million for 2000, from $166.5 million for 1999, due to increases in average quarterly billable assets under management from $19.5 billion in 1999 to $22.0 billion in 2000. Our commissions increased 4.3% to $94.0 million for 2000, from $90.1 million for 1999, due to the increased volume of equity securities transactions. Our net interest income increased 44.1% to $5.0 million for 2000, from $3.5 million in 1999, due primarily to higher client margin balances.

    Mutual Fund and Institutional. Our net revenues after interest expense decreased 4.1% to $224.1 million for 2000, from $233.6 million for 1999. Our investment advisory and administrative fees decreased 2.3% to $207.0 million for 2000, from $211.8 million for 1999, due primarily to a lower average asset base in the first six months of 2000 relative to the comparable period in 1999. Commissions decreased 21.3% or $4.6 million as a result of a decrease in transaction volume.

    Professional Securities Services. Our net revenues after interest expense increased 30.1% to $105.0 million for 2000, from $80.7 million for 1999. Our commission income increased 17.3% or $5.3 million as a result of increased transaction volume. Principal transactions in securities increased 34.7% to $10.7 million for 2000, from $7.9 million for 1999, primarily due to market making activity. Clearance fees increased 22.1% to $13.5 million for 2000, from $11.1 million for 1999, due to increased transaction volume from new and existing clients, while net interest income increased 46.4% or $12.1 million, primarily due to higher margin balances.

    Corporate. Our net loss after interest expense increased 126.6% to $3.4 million in 2000, from $1.5 million in 1999, primarily as a result of a decrease in value of the corporate investment in our mutual funds.

    Operating Expenses. Our total operating expenses were $369.4 million in 2000, an increase of $69.9 million or 23.4%, compared to $299.5 million (as adjusted for the $150.1 million of Reorganization and IPO Charges) in 1999. Employee compensation and benefits increased to $245.4 million for 2000, up $60.0 million or 32.4% from $185.4 million (as adjusted for the $139.9 million of compensation expenses included in the Reorganization and IPO Charges) for the same period in 1999. As a result of the Exchange, principals who previously received distributions of capital began receiving compensation as employees. Compensation that was not previously reported as such for employees who were principals was $45.6 million for the year ended December 31, 2000. In addition, salary and benefits and incentive compensation increased in 2000. Our information technology expenses increased to $22.9 million for 2000, up $3.8 million or 19.6% from $19.2 million in 1999, due primarily to increases in third party processing fees from increased securities transactions, as well as increases in communication services and software licenses. Our rent and occupancy costs increased to $17.8 million for 2000, up $2.5 million or 16.2% from $15.3 million in 1999, primarily due to the rental of additional space in the head office as well as the opening of three new branch offices in 2000, coupled with the full year of rent expense for the branch offices opened during 1999. Our professional fees increased to $11.2 million for 2000, up $1.9 million or 20.8% from $9.3 million in 1999, primarily due to the impact of outsourcing mutual fund administration coupled with an increase in employment agency fees. Other expenses increased to $22.7 million for 2000, up $1.7 million or 8.3% from $20.9 million (as adjusted for the $10.1 million of other expenses included in the Reorganization and IPO Charges) in 1999, due primarily to increases in travel and entertainment and office expenses.

    Taxes. Our taxes increased to $96.6 million for the year ended December 31, 2000, up $56.9 million from $39.7 million (as adjusted for the $51.9 million tax benefit resulting from the Reorganization and IPO Charges) for the same period in 1999. Prior to the Exchange, Neuberger Berman, LLC did not pay United States federal and state taxes because, as a limited liability company, it was treated as a partnership for tax purposes, and our principals were taxed on their proportionate share of Neuberger Berman, LLC's taxable income or loss. Neuberger Berman Management Inc., as an S-Corporation, also did not pay United States federal taxes prior to the Exchange, but was subject to certain state and local taxes, and its shareholders were responsible for their own federal income taxes. Effective with the Exchange, we became subject to federal, state and local income taxes and we file a consolidated federal income tax return. The 2000 provision for income taxes includes federal, state and local taxes at our effective tax rate as a corporation of approximately 43%, less a financial statement tax benefit of $9.8 million related to the change in the price of our common stock from December 31, 1999 to June 30, 2000, in connection with our Stock Incentive Plan. In March 2000, the FASB issued FIN 44, an interpretation of APB Opinion No. 25. We adjusted, based upon the price of our common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset that related to unvested shares in the Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, we fixed the carrying value of our deferred tax asset for unvested shares in our Stock Incentive Plan, based upon the price of our common stock at the close of business that day.

                        Liquidity and Capital Resources

    Our investment advisory business does not require us to maintain significant capital balances. However, as a result of our broker-dealer activities, our consolidated statements of financial condition include higher levels of assets and liabilities than is typical for an investment adviser of our size. Our broker-dealer activities provide financing, trade execution, clearing, custody and global securities lending services for clients of the Private Asset Management, Mutual Fund and Institutional and Professional Securities Services segments.

    Our financial condition is highly liquid with the significant majority of our assets readily convertible to cash. Our receivable from and payable to brokers, dealers and clearing organizations represent either current open transactions that settle within a few days or the activity of global securities lending that is collateralized and normally can be closed out within a few days. Our receivable from and payable to clients arise in the normal course of business in connection with cash and margin securities transactions. These client receivables are secured by securities held as collateral.

    Our cash flows are generally created as a result of the operating activities of our three major business segments, with investment advisory and administrative fees a significant contributor.

    Cash and cash equivalents decreased to $222.0 million in the first quarter of 2002, with $30.1 million used in operating activities, including the payment of year-end bonuses. Cash of $7.0 million was used for investing activities, primarily for leasehold improvements and purchases of technology related equipment. Cash of $22.9 million was used in financing activities, reflecting payments made for dividends and common stock repurchases.

    Cash and cash equivalents increased by $36.0 million in the first quarter of 2001, with $65.3 million provided by operating activities, including an increase in our global securities lending activities, partially offset by the payment of year-end bonuses. Cash of $18.9 million was used for investing activities, reflecting payments for the acquisitions of Executive Monetary Management, Inc. and the assets of Fasciano Company, Inc., as well as payments for leasehold improvements and purchases of technology related equipment. Cash of $10.4 million was used in financing activities, reflecting payments made for dividends and common stock repurchases, partially offset by proceeds from the issuance of common stock.

    Cash and cash equivalents increased to $282.0 million in 2001, with $282.6 million provided by operating activities, including an increase in our global securities lending activities. Cash of $64.0 million was used for investing activities, primarily for the acquisitions of Executive Monetary Management, Inc., the assets of Fasciano Company, Inc. and certain of the assets of Oscar Capital Management, LLC. Cash of $24.7 million was used in financing activities, reflecting payments made for dividends and common stock repurchases, partially offset by net proceeds from the issuance of our long-term debt.

    Cash and cash equivalents decreased by $2.9 million in 2000, with $81.3 million provided by operating activities. Cash of $29.4 million was used for investing activities, primarily for leasehold improvements and purchases of technology related equipment. Cash of $54.9 million was used in financing activities, reflecting payments made for dividends and common stock repurchases.

    Cash and cash equivalents increased by $40.6 million in 1999, with $252.2 million provided by operations. Cash of $17.5 million was used for investing activities, primarily for leasehold improvements and purchases of technology related equipment. Cash of $194.0 million was used in financing activities primarily due to payments for capital distributions to former principals prior to our IPO, as well as dividends and common stock repurchases, partially offset by proceeds from the issuance of common stock.

    On May 4, 2001, in accordance with Rule 144A of the Securities Act of 1933, as amended, we sold $175 million principal amount at maturity of zero-coupon senior convertible notes due 2021, resulting in proceeds of approximately $151 million. The issue price represents a yield to maturity of 0.75% per year, which is accounted for using the effective interest rate method. Each $1,000 principal amount at maturity of these convertible securities is convertible into 13.8879 of our common stock upon the occurrence of any of the following events:

    . during any calendar quarter commencing after June 30, 2001, the closing sale price of our common stock on the New York Stock Exchange for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than a specified percentage, initially 120% and declining 0.12658% each quarter thereafter, of the accreted conversion price per share of our common stock on the last trading day of the preceding calendar quarter;

    . we elect to redeem the convertible securities;

    . we take certain corporate actions, such as the declaration of an extraordinary dividend; or

    . the credit rating by Standard & Poor's is below investment grade.

    We may redeem the convertible securities for cash on or after May 4, 2006 at their accreted value. We may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders on November 4, 2002 and May 4 of 2004, 2006, 2011 and 2016 (the first put date was May 4, 2002). We may choose to pay for such repurchases in cash or shares of our common stock. We used the proceeds from this transaction for general corporate purposes, including share repurchases. Prior to this transaction, we received a BBB+ rating from Standard & Poor's. If we choose to access the capital markets, we believe that this credit rating should facilitate our ability to do so.

    On May 2, 2002, we amended the terms of our convertible notes to permit the holders, at their option, to cause us to repurchase the convertible securities on November 4, 2002, at their then accreted value of $870.67 per $1,000 principal amount at maturity. We also announced that each holder electing not to require us to repurchase our convertible securities as of May 4, 2002, would receive a one-time payment of $4.34 for every $1,000 aggregate principal amount at maturity of the convertible securities held. As of the close of business May 3, 2002, holders of approximately 5% or $8.7 million principal amount at maturity of the convertible securities exercised their option to cause us to repurchase their convertible securities. We paid $7.6 million for these repurchases in cash on May 6, 2002. On May 8, 2002, we made a one-time payment of $4.34 for every $1,000 aggregate principal amount at maturity to each holder of our convertible securities as of the close of business on May 7, 2002.

    It is our policy to continuously monitor and evaluate the adequacy of our capital. We have consistently maintained net capital in excess of the regulatory requirements for broker-dealers prescribed by the SEC and other regulatory authorities. At March 31, 2002, our regulatory net capital exceeded the minimum requirement by approximately $200 million. The SEC's Uniform Net Capital Rule 15c3-1 imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. In addition, the debt covenants related to Neuberger Berman, LLC's $35 million outstanding subordinated note and $100 million committed line of credit include certain covenants that limit the percentage by which the aggregate unpaid principal amount of subordinated liabilities exceeds total regulatory capital and impose a dollar amount below which total ownership equity cannot fall. We believe that our cash flows from operations and existing committed and uncommitted lines of credit will be more than adequate to meet our anticipated capital requirements and debt and other obligations as they come due.


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    Our Board of Directors has authorized the repurchase of our common stock in the open market and/or private purchases. The acquired shares may be used for corporate purposes, including shares issued to employees under our employee stock purchase plans. Since the inception of our common stock repurchase program, we have repurchased 5,946,595 shares of common stock for $220.1 million, including 2,400,900 shares which were repurchased from a limited number of former principals in a transaction that followed the secondary offering in July 2001. We used cash flows from operations and the proceeds from our convertible notes offering to fund the purchases of these shares. As of March 31, 2002, authorizations for the repurchase of up to $29.9 million of our common stock remained in effect. On April 22, 2002, our Board of Directors approved a $75 million increase to the existing authorization.

                                 Looking Ahead

    During the year ending December 31, 2002, we intend to continue to implement our strategic plan to grow our asset management business. We plan to continue to take advantage of the growth opportunities in the high net worth market by utilizing our expanded national sales force and by aggressively pursuing additional investment management teams. In addition to adding investment management teams, we will continue to evaluate, where appropriate, strategic acquisitions of, or joint ventures with, companies that would add new product and services offerings, investment capabilities or distribution channels.

          Quantitative and Qualitative Disclosures About Market Risk

    Our risk management policies and procedures have been established to identify, monitor and manage risk continuously. The major types of risk that we face include credit risk and market risk.

    Credit risk is the potential for loss due to a client or counterparty failing to perform its contractual obligations. In order to mitigate risk, our policy is to continuously monitor our exposure to market and counterparty risk through the use of a variety of credit exposure, position and financial reporting and control procedures. In addition, we have a policy of reviewing the credit standing, where applicable, of each broker-dealer, client and other counterparty with which we conduct business. We monitor the market value of collateral, including margin loans to our clients, and request and receive additional collateral when required.

    A significant portion of our revenues is based upon the market value of assets under management. Accordingly, a decline in the prices of securities generally, or client withdrawals of assets under management, may cause our revenues and income to decline.

    Interest rate risk is the possibility of a loss in the value of financial instruments from changes in interest rates. Our primary exposure to interest rate risk arises from our interest earning assets (mainly securities purchased under agreements to resell and receivables from brokers, dealers and clearing organizations) and funding sources (bank loans, subordinated liabilities and payables to brokers, dealers and clearing organizations).

    Equity price risk generally means the risk of loss that may result from the potential change in the value of a financial instrument as a result of absolute and relative price movements, price volatility or changes in liquidity, over which we have no control.

    Our securities owned at March 31, 2002 are primarily comprised of $336.4 million of U.S. Treasury and Agency securities, of which $328.9 million is comprised of U.S. Treasury bills; $51.8 million of municipal revenue bonds; a $20.6 million investment in one of our mutual funds, the Limited

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Maturity Bond Fund; $2.8 million of an investment in an exchange traded preferred security; and $1.3 million related to our market making activity. The municipal revenue bonds, which are tax advantageous, trade at par and contain variable rates of interest that generally reset monthly, at which time they can be put back to the dealer. The bonds are rated in one of the two highest categories by at least one but generally two of three rating agencies, Standard & Poor's, Moody's Investors Services and Fitch Ratings. The Limited Maturity Bond Fund, an open-ended fund with daily redemption characteristics, is organized under the Investment Company Act of 1940 and invests in limited maturity bonds, seeking the highest available current income consistent with liquidity and low risk to principal. Our market making activities expose our capital to potential equity price risk. To mitigate this risk, we impose strict investment limits on both the trading desk and individual traders.

    As part of our prime brokerage business, we write covered over-the-counter put options on listed equity securities with certain of our prime brokerage clients. Market risk is mitigated as the options are generally deep in the money and covered by an equivalent number of securities sold but not yet purchased. At March 31, 2002, the notional value of such options and market value of securities sold were approximately $5.5 million and $4.3 million, respectively and are included in securities sold but not yet purchased.

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                                   BUSINESS

                                   Overview

    Neuberger Berman Inc., through its subsidiaries, is an investment advisory firm with approximately $61.9 billion in assets under management as of March 31, 2002. For over 60 years, the firm and its predecessor companies have provided clients with a wide array of investment products, services and strategies. Our business is conducted primarily through our subsidiaries, Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers, and Neuberger Berman Trust Company, N.A. Neuberger Berman, LLC is also a member of the New York Stock Exchange, Inc. As of March 31, 2002, we conduct our business from 18 offices in 16 cities.

    We were founded in 1939 to be a premier provider of investment products and services to high net worth individuals. We have built upon the qualities that have made us successful in the high net worth market to establish a strong presence in the mutual fund and institutional marketplaces, and to provide estate planning and trust services through our National and Delaware trust companies. Our clients include individuals, institutions, corporations, pension funds, foundations and endowments.

    We believe that one of our chief competitive advantages is our dedication to asset management, and in particular, our focus on asset management for high net worth individuals. To continue to build on this competitive advantage, we are actively pursuing new hires and acquisitions, including the addition of money management teams with existing client relationships, as well as expanding our national sales force.

                                2001 in Review

    Despite a highly challenging market environment and the tragic events of September 11th, we successfully pursued our strategies of capitalizing on opportunities in the growing high net worth business; expanding our mutual fund distribution capabilities; and growing our Professional Securities Services business while maintaining a watchful eye on investment performance and client service.

    In the first quarter of 2001, we completed a number of initiatives that were begun or announced in 2000, including the addition of three experienced money management teams. At December 31, 2001, assets under management related to these money manager liftouts totaled approximately $1.5 billion.

    We received a national bank charter in January 2001, and created Neuberger Berman Trust Company, N.A., which is headquartered in Seattle, Washington. During 2001, we hired highly experienced senior trust executives and reorganized the management of the Trust Companies to capitalize on these executives' skills and relationships.

    In February 2001, we completed the acquisition of Executive Monetary Management, Inc. ("EMM"), a wealth management firm for upper echelon high net worth clients. Effective with the closing of the transaction, EMM became a wholly owned subsidiary of Neuberger Berman Inc. At December 31, 2001, clients for whom EMM performs various services had in the aggregate approximately $1.8 billion of investable assets. EMM has a strong following among senior executives and leaders within the entertainment, finance and legal communities. EMM has strengthened our presence in the highly specialized market of upper echelon wealth, offering new opportunities for cross-selling products and services.

    During March 2001, we completed the acquisition of the assets of Fasciano Company, Inc., an investment manager, which, through Michael Fasciano, managed the Fasciano Fund, a predecessor of Neuberger Berman Fasciano Fund, a small-cap blend mutual fund. The Neuberger Berman Fasciano Fund had approximately $200 million in assets under management at December 31, 2001.

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    In November 2001, we acquired certain of the assets of Oscar Capital
Management, LLC ("Oscar"), which resulted in approximately $800 million in assets under management transferring to Neuberger Berman at closing. These assets under management, which at December 31, 2001, were valued at approximately $900 million, are primarily comprised of high net worth separate accounts and investment partnerships. All four senior partners of Oscar joined Neuberger Berman as Managing Directors in our Private Asset Management Group.

    During 2001, we continued to expand our national presence with the opening of a new sales office in Washington, D.C. We increased our national sales force of Client Consultants, from 38 professionals at the end of 2000 to 40 as of December 31, 2001. In 2001, this national sales force generated approximately $1.7 billion in new assets under management.

                 Asset Management and Investor-Related Trends

    Managing wealth is one of the fastest growing segments of the financial services industry. According to the Merrill Lynch/Gemini Consulting World Wealth Report 2002, the high net worth market in North America, defined as individuals with more than $1 million in liquid financial assets, totaled $7.6 trillion in 2001 and is expected to increase to $11.2 trillion by year end 2006, which implies an annual compound growth rate of 8.1%.

    We believe the following factors impacting investor behavior will be key drivers of this growth:

    . Current market volatility has led self-directed individuals to an increased appreciation of the value of professional investment advice.

    . High net worth clients are expanding their requirements of financial service firms to provide comprehensive wealth management services including objective investment policy design, manager selection and oversight, and family office administration in addition to investment advice.

    . As affluent baby boomers age, they have an increasing awareness of the need to manage and preserve wealth, as well as to provide for the future through appropriate estate planning for the transfer of wealth across generations.

    . The public has become increasingly sophisticated due to the vast amount of investment-related information that is now available through the media and the Internet. As investors become more adept at employing new information technologies, they are requiring financial service providers to create value added services such as user friendly tools that facilitate an efficient and organized window to this wealth of information as well as real-time access to their personal account information.

    In addition to these investor-related trends, we have observed the following changes affecting the general profile of the financial services industry in the United States:

    . The industry is refocusing its distribution strategies from a transactional orientation to one of cultivating client relationships built around fee-based products and services.

    . Recently enacted tax legislation, which allows for increased contributions to retirement accounts, will accelerate the growth of retirement savings. In addition, investing these assets will emphasize the need for a wide range of money management products to be distributed through broad and varied distribution channels.

    . As a result of increased access to information once generally limited to the financial professional, clients now demand portfolio diversification and asset allocation, which until

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      recently were considered an option, not an imperative. This has led many firms to embrace open architecture structures such as wrap products that allow diversification through customized asset allocation models that are then realized through "best of breed" products. Moreover, both individual and institutional investors are no longer satisfied with research with an underlying bias. We believe that they want objective research that is not compromised by other institutional relationships.

    . Technology and the increasingly global outlook of world economies have created opportunities to both transact business and form strategic alliances across borders with growing ease. As this globalization evolves, more clients are embracing the advice of investment professionals to include global and international investments as part of a sound diversified portfolio.

    We believe we are well positioned to meet investor expectations and deliver the products and services that will differentiate us in the marketplace and enable us to capitalize on the potential growth in assets under management these trends may yield.

                                 Our Strategy

    Capitalize on Opportunities in the Growing High Net Worth Market. Managing wealth is one of the fastest growing segments of the financial services industry. According to the Merrill Lynch/Gemini Consulting World Wealth Report 2002, the high net worth market in North America, defined as individuals with more than $1 million in liquid financial assets, totaled $7.6 trillion in 2001 and is expected to increase to $11.2 trillion by year end 2006, which implies an annual compound rate of 8.1%. With our brand name, the broad spectrum of our investment styles and our commitment to personalized service, we believe that we are well positioned to take advantage of growth in this market. Our principal initiatives to generate growth are:

    . Grow Assets Under Management Through Expanded National Sales
      Force. Having expanded our national sales force to 40 professionals and increased the number of our regional offices to 13, we seek to continue to grow assets under management through this experienced and larger sales force. In 2000 and 2001, our national sales force generated $807 million and approximately $1.7 billion, respectively, of new assets under management. For the first quarter of 2002, our sales force added $473 million in new assets under management.

    . Selectively Continue to Add Experienced Money Management Teams Through
      Direct Hiring and Acquisitions. To expand our investment capabilities and continue to increase our assets under management, we continually seek opportunities to add experienced money managers with long-standing client relationships, time-tested investment performance and business styles well suited to the Neuberger Berman culture. Over the past two years, we have capitalized on such opportunities by hiring six money management teams and experienced individual managers, with the most recent two hires occurring in the first half of 2002. In addition, during the past two years, two acquisitions resulted in the hiring of private asset management teams and the successful conversion of a total of $1.3 billion of client assets at closing. We have also recently announced the hiring of a real estate investment management team through which we expect to develop new investment products attractive to high net worth investors.

    . Build Our Wealth Management Business. We seek to promote asset retention from generation to generation through our national trust capabilities and to provide related products and services in the highly specialized market of upper echelon wealth. In addition, wealth management is a relationship focused business that increasingly relies on providing clients with access to non-affiliated money managers and financial products. We are endeavoring to extend our money manager database and sophisticated multi-manager reporting, which we believe are differentiating factors in delivering valued services to this market. Executive Monetary

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      Management, Inc., acquired in February 2001, specializes in wealth management by serving as an independent counselor to upper echelon high net worth clients to assist them in preserving and enhancing their financial position. As of March 31, 2002, clients for whom Executive Monetary Management performs various services had approximately $1.8 billion of investable assets.

    Expand Mutual Fund and Institutional Distribution Capabilities. We believe that sustained growth in the mutual fund and institutional arenas is dependent on providing strong relative investment performance, expanding distribution capabilities and delivering a variety of investment products. To this end our initiatives include:

    . Establish New Relationships with Defined Contribution Plan
      Administrators. We seek to establish new relationships with defined contribution plan administrators. With Congress' passage of the 2001 tax bill, which allows for increased contributions to retirement accounts, we expect growth from our existing relationships. As of March 31, 2002, we had strategic alliances with 96 third-party administrators of defined contribution plans.

    . Expand Relationships with Providers of Variable Insurance Products. We also seek to expand our relationships with insurance companies that offer variable annuity and variable life insurance products that invest in our mutual funds. As of March 31, 2002, we had relationships with 45 insurance companies offering these variable products.

    . Build Wrap Fee Program Participation. We seek to continue to broaden our participation in wrap programs sponsored by third party banks and brokerages, as well as to increase the variety of our investment styles available through this distribution channel. We manage assets for 13 sponsors of wrap fee programs, including three of the four largest programs. We believe that wrap fee programs represent significant asset growth opportunities.

    . Further Diversify Product and Service Offerings. We continue to enhance our existing product offerings through the internal development or acquisition of new investment capabilities. In the past, we have relied primarily on our domestic equity products. Currently, we offer equity, international equity, balanced, domestic and international fixed income and money market products. Historically, we have primarily followed the value style of investing, but we now have portfolio managers who follow growth or blended styles of investing. In May 2002, we launched the Neuberger Berman Real Estate Fund, which is managed by a team of REIT specialists who joined the firm in January 2002. Additionally, we have entered into an agreement that is expected to result in a team of high yield fixed income professionals joining Neuberger Berman during the third quarter of 2002, which we anticipate will enhance our current high yield fixed income offerings. We believe a broader array of products will increase our ability to grow assets under management by attracting new clients and through providing existing clients with a greater variety of investment options.

    Continue to Grow Professional Securities Services. Using our infrastructure, net revenues after interest expense of our Professional Securities Services segment have grown by 23% from 1999 through 2001. We seek to continue to leverage our asset management infrastructure to provide additional fee-earning services to the professional investment community without a commensurate increase in expenses.

    . Increase the Number of Correspondent Clearing and Prime Brokerage
      Clients. We view the Correspondent Clearing and Prime Brokerage Client business as an incremental revenue opportunity, and will continue using our systems to provide correspondent clearing and prime brokerage services to the professional investment community. Our dedicated marketing group continues to target high quality, established, registered investment advisers and hedge funds, as well as broker-dealers with clientele similar to ours.

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    . Increase Research Sales.  Our dedicated research group provides its independent research reports to our Private Asset Management and Mutual Fund and Institutional businesses and makes these reports available to third-party investment managers, who generally place trades through us if they decide to buy or sell securities based upon our research. We believe that our long-standing dedication to unbiased fundamental research distinguishes us from many of our competitors.

    Pursue Strategic Acquisition and Joint Venture Opportunities. In addition to seeking to add investment teams, we will continue to evaluate strategic acquisitions of, or joint ventures with, companies that would add new products and services, investment capabilities or broaden our current distribution channels. It is our intent that any transaction that we consummate be both strategic and accretive to earnings.

                               Business Segments

    Our principal businesses include:

    . Private Asset Management

    . Mutual Fund and Institutional

    . Professional Securities Services

    A fourth segment, "Corporate," reflects certain corporate results that are not directly related to the day-to-day operations of our principal business.

    We derive our revenues primarily from investment advisory and administrative fees, which are based on assets under management. Our fee revenue is supplemented by commissions and by income from our Professional Securities Services segment. We believe our business has attractive margins for several reasons:

    . the majority of our assets under management are held in equity accounts, which carry higher fees than fixed-income accounts;

    . 62% of our pre-tax earnings in 2001 and 66% of our pre-tax earnings in the first quarter of 2002 were derived from our higher-margin Private Asset Management segment; and

    . we have effectively leveraged our franchise and infrastructure to enhance profitability by developing complementary businesses such as correspondent clearing and prime brokerage services.

Private Asset Management

    Our Private Asset Management segment provides customized discretionary investment management services for high net worth individuals, families and smaller institutions. It represented 48% of net revenues after interest expense in 2001 and 51% of net revenues after interest expense in the first quarter of 2002.

    Assets under management in this segment were approximately $25.7 billion as of March 31, 2002, including assets managed for clients of the Trust Companies. Net revenues after interest expense for 2001 were $295.7 million. This included $88.2 million in commission revenue, derived principally from listed equity trades executed as broker, on behalf of clients. Net revenues after interest expense for the first quarter of 2002 were $81.5 million, including $26.0 million in commission revenue. In this segment, we managed approximately 16,600 accounts, through 6,500 relationships, with an average relationship size of $3.9 million, as of March 31, 2002.

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    Private Asset Management has three components:

    . Money Management

    . Advisory Services

    . Trust Services

    Money Management. Since our founding, we have specialized in personalized money management for high net worth investors. Our mission is to provide our clients with the highest caliber investment expertise, supported by outstanding personal service. Unlike many investment firms, we do not assign clients to a model portfolio. We tailor each client's portfolio individually, based on investment objectives, planning needs, and risk tolerance. We believe this strategy is best for clients, and it also increases our ability to attract experienced, talented money managers. Our Private Asset Management money managers have, on average, more than 25 years of industry experience, and each is free to pursue his or her investment style, subject to compliance oversight. The Private Asset Management segment has enjoyed long-term client loyalty, sometimes spanning several generations.

    Our money managers use a broad spectrum of investment styles, including growth and value for equities, fixed-income and international. They accommodate clients with broadly different objectives or special needs, such as investment restrictions or large holdings of stock options. As of March 31, 2002, we had 68 money managers in our Private Asset Management segment working in 30 teams.

    We vigorously seek to expand our assets under management through internal growth and new clients, as well as through the hiring of experienced money management teams (liftouts) and acquisitions of money management firms. We maintain a disciplined strategy for liftouts and acquisitions based on certain criteria that require that liftouts and acquisitions:

    . be accretive to earnings;

    . be consistent with our overall strategy; and

    . involve individuals who fit the Neuberger Berman culture in terms of client focus, integrity and dedication to investment excellence.

We believe that by adhering to these criteria the result is stronger, more stable growth. Our liftout and acquisition strategy continued in 2001 with liftouts of several senior money management teams and the acquisition of certain of the assets of Oscar.

    In 2001, we continued to enhance the products and services we offer to our Private Asset Management clients. We introduced a cash management service and certain alternative investment products along with electronic account access and electronic trade confirmations. Additionally, we also enhanced our website. We believe these products and services improve our clients' experience with us, helping us to retain client relationships and to remain competitive with other financial services firms. We continue to explore and invest in products and services that support our mission of providing the highest caliber investment expertise with outstanding personal service.

    Advisory Services. We have a national sales force, which is composed of Client Consultants. It is dedicated to growing and supporting our Private Asset Management segment, including our money managers and Trust Companies. Our Client Consultants attract new clients and work with existing clients as liaisons to our money managers. In 2001, we continued to increase the number of our Client Consultants, as well as their geographic penetration, focusing on cities in which U.S. wealth is concentrated. As of March 31, 2002, our Private Asset Management Advisory Services group included 40 professionals supported by 28 client service administrators, working in New York and regional offices in Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Miami, Philadelphia, San Francisco, Tampa, Washington, D.C. and West Palm Beach.

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    Our Client Consultants are highly trained professionals with average industry experience of approximately 14 years. They work closely with our clients to develop customized asset allocation, trust services and estate and tax planning strategies. Our Client Consultants also frequently work with our clients' accountants and attorneys as part of a financial advisory team, and they cultivate relationships with these professional advisors. New assets generated by our national sales force grew from $807 million in 2000 to approximately $1.7 billion in 2001. For the first quarter of 2002, our sales force added $473 million in new assets under management.

    Trust Services. The Private Asset Management segment offers its clients a wide array of trust services provided by our Trust Companies, integrating our investment management expertise with comprehensive, customized fiduciary services designed to assist clients build and protect wealth across generations.

    In January 2001, we received a national bank charter and established Neuberger Berman Trust Company, N. A., which we believe, along with Neuberger Berman Trust Company of Delaware, enhances our ability to design creative client solutions, and helps us retain client assets across generations. We provide comprehensive family wealth planning through an integrated approach to tax planning, fiduciary services, investment policy design and oversight. Working closely with family advisors and coordinating with EMM, our trust company executives strive to optimize wealth retention plans through flexible and customized solutions, integrating the money management expertise of Neuberger Berman, as appropriate. We believe these strengths afford us with a unique competitive advantage that is already resulting in large new client relationships. In 2001, the average relationship size of Trust Company clients served by our Client Consultants was over 50% greater than the average Private Asset Management relationship size.

    We believe that the combination of our money management expertise, national trust powers and wealth management services, and continuing investments in our technological infrastructure has strengthened our ability to attract new clients of larger size, to retain existing clients' assets across generations, and to cross-sell products and services.

Mutual Fund and Institutional

    Our Mutual Fund and Institutional segment includes our family of mutual funds, institutional separate account products and wrap products sponsored by third party brokerage firms and banks, which we offer to a wide array of clients, from the smallest individual investors to the largest institutions. As of March 31, 2002, assets under management in this segment were approximately $36.1 billion. This segment generated net revenues after interest expense of $223.7 million, which represented 36% of our net revenues after interest expense in 2001, and net revenues after interest expense of $56.7 million, which represented 35% of our net revenues after interest expense in the first quarter of 2002.

    Despite the challenging market conditions of 2001, we achieved a positive net cash inflow of $1.8 billion, which includes approximately $700 million related to the addition of a money management team and the acquisition of the assets of Fasciano Company, Inc., in our Mutual Fund and Institutional segment. Assets under management in this segment increased by $1.1 billion to approximately $34.0 billion as of December 31, 2001. Our Mutual Fund and Sub-Advised Account business and our Consultant Services Group business each contributed $1.1 billion in positive net cash flow, both delivering markedly stronger net cash flow activity compared to the previous year. These positive net cash inflows were partially offset by net cash outflows of $0.4 billion in our Institutional Separate Accounts business.

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    The mutual funds and separate accounts in this segment cover a broad spectrum of asset types, investment styles and market capitalization ranges. Our equity products include large-cap, mid-cap and small-cap equity offerings, generally incorporating value, growth and blend investment styles as well as international and socially responsive products. Our fixed income products include domestic taxable and tax-exempt offerings of various duration, as well as global portfolios. We also offer balanced portfolios and money market products. We make our funds available directly to investors, without a sales load, and through third parties and sub-advisory relationships. We are actively seeking opportunities to expand into new distribution channels. For example, we recently added a team of experienced professionals to initiate an institutional real estate securities effort.

    Mutual Fund and Institutional has three components:

    . Mutual Fund and Sub-Advised Accounts

    . Institutional Separate Accounts (Equity and Fixed-Income)

    . Consultant Services Group (Wrap accounts)

    Mutual Fund and Sub-Advised Accounts. As of March 31, 2002, we managed a total of $20.8 billion in assets in Mutual Funds and Sub-Advised Accounts. As a result of the completion in February 2001 of the reorganization of the operational structure of our Funds, as of year-end 2001, we managed 29 mutual funds (the "Fund(s)") as both adviser and sub-adviser. We also acted as sub-adviser for 16 additional mutual funds for non-affiliated financial services companies. Net revenues after interest expense were $157.7 million in 2001 and $40.2 million in the first quarter of 2002, consisting primarily of investment advisory and administrative fees and commissions. In addition to advisory and sub-advisory fees, we also derive revenues from administrative and service fees for accounting services, general mutual fund administration (such as coordinating board meetings, compliance programs and prospectuses, annual and semi-annual reports) and shareholder services. Approximately 52% of the commissions paid by the Funds in 2001 were paid to Neuberger Berman, LLC for executing listed equity trades as broker.

    In the first quarter of 2001, we completed the acquisition of the assets of Fasciano Company, Inc. In connection with that acquisition we established the Neuberger Berman Fasciano Fund, a small-cap blend mutual fund, with approximately $236 million in assets under management at March 31, 2002. The small-cap blend strategy broadens our mutual fund product line by filling the "style box" categories between Genesis Fund, a small-cap value fund, and Millennium Fund, our small-cap growth fund. In December 2001, exceptional growth of assets in the Genesis Fund caused us to close the fund to new investors, and we anticipate that the Fasciano Fund may provide an alternative to investors interested in small-cap investment opportunities.

    As of March 31, 2002, we offered 19 of our Funds directly to the public with no sales charge. These cover all capitalization ranges, and generally include growth, value and blend investment styles, as well as international, socially responsive and fixed-income portfolios. We managed assets in direct-sold no load mutual funds that totaled $11.6 billion at March 31, 2002. On May 1, 2002, we launched the Neuberger Berman Real Estate Fund, which is managed by a team of REIT specialists who joined the firm earlier in 2002.

    We also make our Funds available through mutual fund supermarkets, broker-dealers, banks and through our internet site, where mutual fund investors can access account information and buy, sell and exchange Fund shares. The site also has Fund prospectuses and applications, daily share prices and performance, as well as articles and educational materials.

    Strategic alliances are an increasingly important distribution channel. As of March 31, 2002, we had alliances with 96 administrators of defined contribution plans (such as 401(k), 403(b) and nonqualified deferred compensation plans). These alliances allow us, as investment adviser, and these administrators, as recordkeepers and plan participant service providers, to perform the task each of us is best suited to carry out. Defined contribution plan assets under management in our Funds were $4.0 billion at March 31, 2002.

    We also had relationships with 45 insurance companies that offer variable annuity and variable life insurance products that may be invested, at the direction of policy holders, in certain of our Funds. As of March 31, 2002, assets under management in our Mutual Fund and Sub-Advised Accounts business included $2.4 billion in assets related to these insurance products.

    In addition, assets under management in the 16 sub-advised funds for non-affiliated financial services companies were $2.8 billion at March 31, 2002. Our continuing efforts to expand this business have been successful, and we believe we have excellent relationships with some of the leading financial services companies.

    We also make available mutual fund investment advisory services through our Advisory Services business. Advisory Services offers professional portfolio management and consolidated recordkeeping services for mutual fund investors seeking to build and monitor a customized portfolio of mutual funds from well-known fund groups, including our own Funds and mutual funds managed by third parties. As of March 31, 2002, we also had three "private-label" arrangements in which financial advisory companies marketed our Advisory Services product under another name with Neuberger Berman as the sub-adviser.

    When third parties make our products available to their clients, we generally pay the third parties for recordkeeping, sub-accounting or other services that they perform with respect to assets that are invested, either directly or indirectly, in the Funds.

    Institutional Separate Accounts (Equity and Fixed-Income). As of March 31, 2002, we managed $11.8 billion of institutional separate account assets. While our Institutional Separate Accounts business experienced net cash outflows of approximately $400 million in 2001 (primarily from fixed-income accounts) this marked a sharp improvement over more significant net cash outflows reported during the prior year. Net revenues after interest expense were $57.1 million in 2001 and $13.8 million in the first quarter of 2002, consisting primarily of investment advisory fees and commissions.

    We manage a range of domestic, international and global equity, balanced, fixed-income and cash management portfolios for approximately 250 client relationships. Some of our institutional separate account clients include: defined benefit and defined contribution plans for corporations and municipalities, Taft-Hartley plans, insurance companies, endowments and foundations, mutual funds sponsored by third parties and hospital and health care organizations.

    We offer 13 different equity investment styles to institutional investors, including small-, small/mid-, mid- and large-capitalization value and growth, as well as socially responsive, technology, international, global and emerging market portfolios. Our fixed-income separate account strategies include cash management, limited maturity, high yield, municipal, broad investment grade, opportunistic core and international. As bond managers, we are value oriented and use sector rotation and security selection to earn incremental yield. We use active duration management and volatility analysis to control risk, and, depending on market conditions, to protect principal or add capital appreciation.

    Consultant Services Group (Wrap Accounts). As of March 31, 2002, we managed $3.5 billion of wrap account assets. Our assets under management in wrap accounts grew strongly in 2001, from $1.8 billion at December 31, 2000 to $3.0 billion at December 31, 2001, in 13 wrap account programs sponsored by third party banks and brokerage firms. We attribute this growth to a combination of strong product performance, excellent customer support, and the continued popularity of this product with investors and financial intermediaries. Wrap account programs, which are designed to meet the needs of individuals and smaller institutions, offer comprehensive investment management services under a single fee structure covering all charges, including investment management, brokerage, custody, recordkeeping and reporting. Net revenues after interest expense were $8.9 million in 2001 and $2.8 million in the first quarter of 2002, consisting primarily of investment advisory fees.

    We have relationships with three of the four largest sponsors of separate account wrap programs. For separate account wrap programs we provide portfolio management in a variety of investment styles, including value, growth, blend and international, in small-, mid- and large-capitalization stocks. We believe the wrap account product will continue to grow in importance as a distribution channel for our money management expertise. We intend to keep seeking new relationships, as well as to increase the variety of investment styles that we offer through this channel. In addition to separate account wrap programs, some of the sponsors also offer Mutual Fund wrap programs in which we participate.

Professional Securities Services

    Our Professional Securities Services segment leverages our asset management infrastructure to provide services to the professional investment community and upper echelon high net worth clients.

    Clients of our Professional Securities Service segment call upon us for trade execution, clearing, custody, margin financing, portfolio reporting and trust services. We provide our research to about 200 outside investment managers. We also act as market maker for approximately 170 securities traded primarily on the Nasdaq National Market System. Because these services are based upon the capabilities and resources developed for our asset management businesses, we generally can provide these services at a modest incremental cost. Commissions, clearance fees and net interest income provide a significant portion of this segment's revenues. Net revenues after interest expense were $98.9 million in 2001 and $22.7 million in the first quarter of 2002.

    Professional Securities Services has four components:

    . Professional Investor Clearing Services

    . Wealth Management Services

    . Research Sales

    . Other Activities

    Professional Investor Clearing Services. We provide prime brokerage services to 64 private investment partnerships, registered investment advisers and family offices. We provide correspondent clearing services to 20 introducing brokers. These services include trade execution, custody, clearance and settlement, margin financing and the borrowing of securities to meet short sale obligations and portfolio reporting. In some instances, we provide our clients with the use of a fully equipped office facility. A dedicated sales team markets these services directly and through advertising in trade publications. We also seek to cross-sell our other services to these clients, including research sales and trust and custody services. Net revenues after interest expense were $48.2 million in 2001 and $10.0 million in the first quarter of 2002, consisting primarily of commissions, clearance fees and net interest income.

    Wealth Management Services. The Wealth Management Services business provides financial advice independent of our other business segments, through the Trust Companies and EMM. The services offered to high net worth individuals, wealthy families and family offices include:

    . Wealth Management, Retirement, Estate and Gift Tax Planning

    . Trust Administration, Agency and Custody Services

    . Investment Policy Design, Manager Selection and Oversight

    . Executor Services

    . Charitable Gift Planning and Administration

    . Retirement Plan and IRA Administration

    Our Trust Companies provide comprehensive wealth planning services to high net worth individuals and families in addition to personal fiduciary, administrative, trustee and executor services. Our team of trust professionals works closely with clients and their advisors to customize and implement plans designed with an integrated approach to investment management and estate and tax planning and administration, with the goal of providing continuity and consistency of performance over time.

    Additional services offered to business owners include employee benefit plan and ESOP design, management and administrative services. We also furnish investment and administration services for charities' planned giving programs. All clients can also benefit from the Trust Companies' ability to deliver multi-manager custody and consolidated performance and risk management oversight and reporting.

    To further enhance our comprehensive wealth management capabilities, we acquired EMM in the first quarter of 2001. EMM acts as an independent counselor to ultra affluent clients to assist them in preserving and enhancing their financial position. Among its personal and professional management services, EMM provides: comprehensive tax planning and administration; estate, trust and gift planning strategy; family office management; contract structuring and analysis; and insurance planning. As do the Trust Companies, EMM provides independent investment advisory services, which include: asset allocation; objective investment manager selection among a wide array of asset managers which may include Neuberger Berman; and performance monitoring.

    We believe that the sophisticated wealth management advisory expertise provided by EMM and our Trust Companies enhances our ability to attract new clients with substantial assets, retain existing clients' assets, and cross-sell Neuberger Berman's products and services. Net revenues after interest expense provided by our Wealth Management Services were $6.1 million in 2001 and $2.2 million in the first quarter of 2002, consisting primarily of investment advisory fees.

    Research Sales. Our centralized research department regularly prepares and updates research reports for our Private Asset Management and Mutual Fund and Institutional businesses. As an independent asset manager, the primary goal of our research capability is to advance the creative sharing of ideas among our portfolio managers. Ten sales professionals in the research sales group also make these research reports available to approximately 200 third-party investment managers. If these third-party managers decide to buy or sell securities based on this research, they generally place their trades through us, although they have no obligation to do so. The research sales group also includes eight traders who execute these brokerage transactions. Through our corporate relationships, we participate as part of selling groups in public offerings of securities (we do not participate in such offerings, however, for our advisory clients). Net revenues after interest expense were $21.9 million in 2001 and $6.6 million in the first quarter of 2002, consisting primarily of commissions.

    Other Activities. Professional Securities Services also includes market making activities, global securities lending, custody and recordkeeping services and treasury management. We act as market maker for approximately 170 securities traded primarily on the Nasdaq National Market System, buying or selling such securities as principal. We impose strict limits on the trading desk and the individual traders to control our risk. We provide custody and recordkeeping services to clients of our Trust Companies. We also generate net interest income by managing cash available as a result of our broker-dealer activities. Net revenues after interest expense were $22.7 million in 2001 and $3.9 million in the first quarter of 2002, consisting primarily of principal transactions in securities and net interest income.

Investment Process and Research

    Our portfolio managers generally base their decisions on fundamental research, attempting to make knowledgeable judgments about the investment merits of industry groups and specific companies. Our centralized research department supports all of our investment professionals. Organized primarily by industry, our securities analysts are responsible for understanding developments within the companies and industries they follow. To do this, they meet with senior management of companies they follow and interview customers and competitors of those companies. In some cases, they employ specialized consultants and develop earnings and cash flow estimates. At present, there are 14 analysts in the research department, supported by 19 associate analysts. They follow approximately 500 companies.

    In addition to our centralized research department, many of our investment groups employ dedicated analysts who focus on securities of particular interest to their specific investment approach. Their research is augmented by an established program of on-site visits between our portfolio managers and analysts and the senior management teams of corporations. Hundreds of such meetings occurred in 2001. They provide the portfolio managers and analysts with valuable insight and perspective into a company's business, management strategy and financial prospects. We believe that our long-standing dedication to unbiased, fundamental research distinguishes us from many of our competitors. Ultimately, each money manager is responsible for stock selection, tax sensitivity and the timing of purchases and sales of securities. This permits the manager to adhere to his or her investment style and to respond quickly to market opportunities or risks. This flexibility allows our money managers to do what they believe is best for our clients, without the administrative delays of a system where an investment committee dictates security selection.

Technology Initiatives

    Technology is critical to our mission of superior investment performance and excellent customer service. We continue to invest in technology, both to enhance our clients' experience with us and to achieve operating cost savings.

    In 2001, we launched a new website with an architecture that provides a customized experience for different types of users. The site targets both existing clients and prospects for all of our core businesses, as well as the financial advisors and other intermediaries who work with our clients' accounts. The unifying theme of the site is our commitment to personalized investing and excellent customer service. The site encourages clients to access their account records and perform transactions with us electronically.

    Creative and appropriate uses of technology provide our clients with greater convenience in accessing their records or communicating with us. It can also reduce our operating costs by converting certain high-cost procedures, such as the mailing of compliance materials, into electronic delivery. In 2001 we launched several programs with these benefits in mind, including electronic trade confirmation and electronic delivery of certain compliance material.

                                  MANAGEMENT

    Set forth below is information concerning our directors and executive officers as of June 30, 2002.

   Name               Age Position
   ----               --- --------
   Lawrence Zicklin.. 66  Chairman of the Board of Directors
   Richard A. Cantor. 69  Vice Chairman of the Board of Directors
   Marvin C. Schwartz 60  Vice Chairman of the Board of Directors
   Jeffrey B. Lane... 60  President, Chief Executive Officer and Director
   Nathan Gantcher... 61  Director
   David W. Glenn.... 57  Director
   Michael M. Kassen. 49  Executive Vice President, Chief Investment Officer
                          and Director
   Arthur Levitt, Jr. 71  Director
   Jon C. Madonna.... 59  Director
   Robert Matza...... 45  Executive Vice President, Chief Operating Officer
                          and Director
   Jack H. Nusbaum... 61  Director
   Heidi L. Schneider 48  Executive Vice President and Director
   Matthew S. Stadler 47  Senior Vice President and Chief Financial Officer
   Peter E. Sundman.. 43  Executive Vice President and Director

    All directors are elected annually to serve until our next meeting of stockholders and thereafter until their successors are elected and qualified. Executive officers are appointed by and serve at the pleasure of our Board of Directors. A brief biography of each director and executive officer follows.

    Lawrence Zicklin has been the non-executive Chairman of the Board of Directors of Neuberger Berman Inc. since October 1999. Mr. Zicklin served as the Managing Principal and Chief Executive Officer of Neuberger Berman, LLC from 1996 through October 1999, and Managing Partner of its predecessor from 1975 through 1996. He was a Director of Neuberger Berman Management Inc. from 1974 through February 2001. He joined our organization in 1969.

    Richard A. Cantor has been a non-executive Vice Chairman of the Board of Directors of Neuberger Berman Inc. since October 1999. Mr. Cantor oversaw our mutual fund and institutional business from 1991 through October 1999 and served as Executive Principal of Neuberger Berman, LLC from 1996 through October 1999. He was a Director of Neuberger Berman Management Inc. from 1988 through February 2001, and its Chairman from 1991 through May 2000. He joined our organization in 1973.

    Marvin C. Schwartz has been a Vice Chairman of the Board of Directors of Neuberger Berman Inc. and Managing Director of Neuberger Berman, LLC since October 1999. Mr. Schwartz joined our organization in January 1961 and has been a senior portfolio manager in the Private Asset Management business since 1967. Mr. Schwartz was a Director of Neuberger Berman Management Inc. from December 1990 to April 1996.

    Jeffrey B. Lane has been President and Chief Executive Officer of Neuberger Berman Inc. and Neuberger Berman, LLC, and a Director of Neuberger Berman Inc. since October 1999. He has been a Director of Neuberger Berman Management Inc. since February 2001. Mr. Lane served as Chief Administrative Officer of Neuberger Berman, LLC from July 1998 through October 1999. Mr. Lane was a Director of Neuberger Berman Trust Company from June 1999 through November 2000. He was previously employed by Primerica Corp. (subsequently known as Travelers Group Inc.) from February 1990 until July 1998, where he served in several capacities, including President of Primerica Holdings from February 1990 to February 1991, Vice Chairman of Smith Barney Inc. (then a subsidiary of Primerica) from February 1991 through December 1995, and Vice Chairman of Travelers Group from January 1996 to July 1998.

    Nathan Gantcher has been a Director of Neuberger Berman Inc. since January 2001. Mr. Gantcher has been Co-Chairman, President and Chief Executive Officer of Alpha Investment Management since January 2002. Mr. Gantcher was a private investor from October 1999 to January 2002. From October 1997 to October 1999, Mr. Gantcher served as Vice Chairman of CIBC World Markets. From 1983 to 1997, Mr. Gantcher was employed by Oppenheimer & Co., Inc. where he served in several capacities, including President, Chief Operating Officer and Co-Chief Executive Officer. Mr. Gantcher is also a Director of ClickSoftware, Inc., E-Mind, Liquidnet Holdings and Mack-Cali Realty, L.P.

    David W. Glenn has been a Director of Neuberger Berman Inc. since December 1999. Mr. Glenn is currently Vice Chairman, President and Chief Operating Officer of the Federal Home Loan Mortgage Corporation. He has been Vice Chairman of the Federal Home Loan Mortgage Corporation since June 2000, President since 1990 and Chief Operating Officer since November 1989. Mr. Glenn has also been a Director of the Federal Home Loan Mortgage Corporation since 1990.

    Michael M. Kassen is an Executive Vice President and the Chief Investment Officer of Neuberger Berman Inc. and Neuberger Berman, LLC as well as a Director of Neuberger Berman Inc., and has held those positions since October 1999. Mr. Kassen joined our organization in June 1990 as a portfolio manager. He was a partner of Neuberger Berman, LLC from 1993 through 1996, when he became a principal. In addition, he has been a Director of Neuberger Berman Management Inc. since April 1996, and Chairman of that company in May 2000. Mr. Kassen was Executive Vice President and Chief Investment Officer of Neuberger Berman Management Inc. from November 1999 until May 2000, and held the office of Vice President of that company from June 1990 until November 1999.
Mr. Kassen is the President and Trustee of three registered investment companies in the Neuberger family of mutual funds.

    Arthur Levitt, Jr. has been a Director of Neuberger Berman Inc. since May 2001. Mr. Levitt is currently Senior Advisor to the Carlyle Group. From July 1993 to February 2001, Mr. Levitt was Chairman of the Securities and Exchange Commission. Before joining the Securities and Exchange Commission, Mr. Levitt owned Roll Call, a Washington D.C. newspaper that covers Capitol Hill. From 1989 to 1993, he served as the Chairman of the New York City Economic Development Corporation, and from 1978 to 1989 he was the Chairman of the American Stock Exchange. Prior to joining the AMEX, Mr. Levitt worked for 16 years on Wall Street.

    Jon C. Madonna has been a Director of Neuberger Berman Inc. since December 1999. Mr. Madonna is currently Chairman of the Board of Directors of DigitalThink, Inc., a position he has held since April 2002, as well as a Director. He was President of DigitalThink, Inc. from 2001 until April 2002, and has been a Director since January 2000. Mr. Madonna is also a Director of Tidewater Inc. From 1998 to December 2000, Mr. Madonna was President and Chief Executive Officer of Carlson Wagonlit Travel. From 1997 to 1998, Mr. Madonna was Vice Chairman of Travelers Group Inc. and Vice Chairman of Travelers Property and Casualty. Mr. Madonna also served as Chairman and Chief Executive Officer of KPMG Peat Marwick, USA from 1990 to 1996 and Chairman of KPMG International from 1995 to 1997.

    Robert Matza has been an Executive Vice President and a Director of Neuberger Berman Inc. and Neuberger Berman, LLC since October 1999. He has held the position of Chief Operating Officer of both companies since January 2001, and was Chief Administrative Officer of both companies from October 1999 until January 2001. Mr. Matza has been the head of our Professional Securities Services business since October 1999. Prior to joining our organization as an Operations Principal in April 1999, Mr. Matza was Vice President and Deputy Treasurer of Citigroup Inc. (formerly known as Travelers Group Inc.) from October 1998 to April 1999, and Vice President and Treasurer of Travelers Group Inc. from July 1996 to October 1998. Mr. Matza was previously employed by Lehman Brothers Inc. and Lehman Brothers Holdings Inc. where he served in several capacities, including Chief Financial Officer and Member of the Corporate Management Committee of Lehman Brothers Holdings Inc. from January 1994 to July 1996, Chief Financial Officer and a Director of Lehman Brothers Inc. from January 1994 to July 1996, and Managing Director of Lehman Brothers Inc. from 1992 to July 1996.

    Jack H. Nusbaum has been a Director of Neuberger Berman Inc. since December 1999. Mr. Nusbaum is Chairman of the law firm Willkie Farr & Gallagher, where he has been a Partner for more than 30 years. Mr. Nusbaum is also a Director of Associated Community Bancorp, Inc., W.R. Berkley Corp., Prime Hospitality Corp., Strategic Distribution, Inc., and The Topps Company, Inc.

    Heidi L. Schneider has been an Executive Vice President of Neuberger Berman Inc. and Neuberger Berman, LLC, as well as a Director of Neuberger Berman Inc. since October 1999, at which time she also became the head of our Private Asset Management business. Mrs. Schneider has been a Director of Neuberger Berman Trust Company, N.A. since January 2001 of which she was Chair from January 2001 until April 2001, a Director of Neuberger Berman Trust Company of Delaware since February 2000 of which she was Chair from February 2000 until April 2001. She joined our organization in January 1986 and, since then, has directed our Private Asset Management national sales and client service force.

    Matthew S. Stadler has been a Senior Vice President and the Chief Financial Officer of Neuberger Berman Inc., Neuberger Berman, LLC and Neuberger Berman Management Inc., since August 2000. From November 1999 to August 2000, Mr. Stadler served as Controller of Neuberger Berman, LLC. Mr. Stadler was previously employed by National Discount Brokers Group from May 1999 until October 1999, where he served as Senior Vice President and Chief Financial Officer. From August 1994 to April 1999, Mr. Stadler was Senior Vice President and Chief Financial Officer of Santander Investment Securities Inc.

    Peter E. Sundman has been an Executive Vice President of Neuberger Berman Inc. and Neuberger Berman, LLC, as well as a Director of Neuberger Berman Inc. and Neuberger Berman Management Inc., and President of the latter entity since October 1999. Mr. Sundman also has been head of the Mutual Fund and Institutional business since October 1999. He was a Senior Vice President of Neuberger Berman Management Inc. from January 1996 through October 1999.
Mr. Sundman joined our organization in February 1988, as Director of Institutional Services, a position he held until January 1996. Mr. Sundman is currently the Chairman of the Board and Trustee of three registered investment companies in the Neuberger Berman family of mutual funds.

                      PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth as of June 30, 2002:

    . the name of each director, executive officer and each other selling stockholder;

    . the number of shares and the percentage of common stock beneficially owned by each such person as of such date, if more than one percent;

    . the number of shares of common stock each such person may sell under this prospectus; and

    . the number of shares and the percentage of common stock beneficially owned by each such person after the sale of the maximum number of shares such person may sell under this prospectus, if more than one percent.

    For purposes of this table, we have assumed that 70,164,694 shares of common stock (the number outstanding as of June 30, 2002) are outstanding. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell shares of common stock. We may amend or supplement this prospectus from time to time in the future to update or modify the list of selling stockholders or the shares that may be offered and sold.

    For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named below, any shares which such person or persons has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    The 3,816,926 shares of common stock that may be offered and sold by our former principals and their affiliates under this prospectus are subject to the transfer restrictions contained in the Stockholders Agreement. Accordingly, these shares cannot be offered or sold before January 1, 2003 unless our Board of Directors or its designee waives these restrictions.

                                                               Shares Beneficially           Shares Beneficially
                                                                  Owned Before     Number of    Owned After
                                                                 Offering(1)(2)     Shares     Offering(1)(2)
                                                               -----------------     Being   -----------------
Name                                                             Number    Percent  Offered    Number    Percent
----                                                           ----------  ------- --------- ----------  -------
Directors and Executive Officers
Lawrence Zicklin(3)(4)........................................  1,791,929    2.55%         0  1,791,929    2.55%
Richard A. Cantor(3)(5).......................................  1,662,423    2.37%         0  1,662,423    2.37%
Marvin C. Schwartz(3)(6)......................................  6,374,495    9.09%   450,000  5,924,495    8.44%
Jeffrey B. Lane(3)(7).........................................    914,251    1.30%    50,000    864,251    1.23%
Nathan Gantcher(8)............................................      4,036       *          0      4,036       *
David W. Glenn(9).............................................     11,105       *          0     11,105       *
Michael M. Kassen(3)(10)......................................  1,397,730    1.99%   140,000  1,257,730    1.79%
Arthur Levitt, Jr.(8).........................................      4,075       *          0      4,075       *
Jon C. Madonna(9).............................................     10,149       *          0     10,149       *
Robert Matza(3)(11)...........................................    553,145       *          0    553,145       *
Jack H. Nusbaum(9)............................................     23,649       *          0     23,649       *
Heidi L. Schneider(3)(12).....................................    773,826    1.10%    60,000    713,826    1.02%
Peter E. Sundman(3)(13).......................................    529,942       *     35,000    494,942       *
All Executive Officers and Directors as a Group(14 people)(14) 14,069,960   20.05%   735,000 13,334,960   19.01%
Other Selling Stockholders(15)
Neuberger Berman Employee Defined Contribution Incentive Plan
 Trust(16)....................................................  4,502,050    6.42% 1,183,074  3,318,976    4.73%
Robert J. Appel...............................................  2,109,291    3.01%   170,000  1,939,291    2.76%
Jeffrey Bolton(17)............................................    679,040       *     87,739    591,301       *
Lawrence J. Cohn(18)..........................................    256,558       *     32,154    224,404       *
Robert W. D'Alelio(19)........................................    496,542       *     30,000    466,542       *
Salvatore D'Elia(20)..........................................    229,029       *     14,246    214,783       *
Gregory P. Francfort(21)......................................    941,257    1.34%    75,000    866,257    1.23%
Howard L. Ganek(22)...........................................  1,267,325    1.81%   167,884  1,099,441    1.57%
Robert I. Gendelman...........................................    658,077       *     87,144    570,933       *
Theodore P. Giuliano(23)......................................    491,185       *     65,491    425,694       *
Michael W. Kamen(24)..........................................    487,800       *     63,840    423,960       *
Irwin Lainoff(25).............................................  1,145,267    1.63%   149,303    995,964    1.42%
Richard S. Levine.............................................    568,017       *     49,336    518,681       *
Martin McKerrow(26)...........................................    351,618       *     36,000    315,618       *
Martin E. Messinger(27).......................................  1,119,767    1.60%   149,302    970,465    1.38%
Roy R. Neuberger(28)..........................................    238,556       *     10,459    228,097       *
Daniel P. Paduano(29).........................................    890,664    1.27%   100,000    790,664    1.13%
Leslie M. Pollack(30).........................................    677,527       *     37,000    640,527       *
Janet W. Prindle..............................................  1,040,511    1.48%    75,000    965,511    1.38%
Kevin L. Risen(31)............................................    427,409       *     55,490    371,919       *
Daniel H. Rosenblatt(32)......................................    379,285       *     25,000    354,285       *
R. Edward Spilka(33)..........................................    623,346       *     82,713    540,633       *
Gloria H. Spivak..............................................    240,595       *     32,079    208,516       *
Bernard Z. Stein..............................................    144,085       *     10,607    133,478       *
Fred Stein....................................................    360,512       *    150,000    210,512       *
Eleanor Moore-Sterne..........................................    411,654       *     25,000    386,654       *
Judith M. Vale(34)............................................  1,034,084    1.47%    75,000    959,084    1.37%
David I. Weiner(35)...........................................    724,974    1.03%    30,000    694,974       *
Dietrich Weismann(36).........................................  2,578,969    3.68%   343,863  2,235,106    3.19%
Allan R. White III(37)........................................    428,871       *     55,656    373,215       *
TOTAL......................................................... 39,573,825   56.40% 4,203,380 35,370,445   50.41%
Other former principals and their affiliates(38)..............         --      --    796,620         --      --

--------
*  Less than 1%.
(1)Except as otherwise indicated, the people shown in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.
(2)Certain of the Directors and Executive Officers hold shares of stock under the Employee Trust. See Note 16 regarding the Employee Trust.

(3)These individuals are former principals of Neuberger Berman, LLC. They, other former principals of Neuberger Berman, LLC, and their family affiliates are parties to a Stockholders Agreement with us. As of June 30, 2002, there were 46,235,668 shares of our common stock subject to the Stockholders Agreement, representing approximately 66% of outstanding common stock as of that date. Under the Stockholders Agreement, each former principal continuing in Neuberger Berman's employ and his or her family affiliates have agreed to vote their shares in accordance with a majority of the shares held by all former principals and their family affiliates subject to that voting requirement, voting in a preliminary vote. As of June 30, 2002, there were 29,670,952 shares of common stock subject to the voting requirement, representing approximately 42% of our common stock as of that date. Mr. Cantor and Mr. Zicklin are not employed by us and are not subject to the voting requirements of the Stockholders Agreement.

(4)Includes 586,407 shares held by Zicklin Associates, L.P., with respect to which Mr. Zicklin has sole voting and investment control as the sole stockholder of its sole general partner, as to which he disclaims beneficial ownership.

(5)Includes 1,339,215 shares held by Cantor Associates, L.P., with respect to which Mr. Cantor has sole voting and investment control as the sole stockholder of its sole general partner, as to which he disclaims beneficial ownership.

(6)Includes prior to the offering 2,446,855 shares held by Schwartz CS Associates, L.P., and 2,446,854 shares held by Schwartz ES Associates, L.P., in each case, with respect to which Mr. Schwartz has sole voting and investment control as the sole general partner. Shares being offered may be held by Mr. Schwartz and/or through his family limited partnership.

(7)Includes options to acquire 102,910 shares, exercisable within 60 days.

(8)Includes options to acquire 3,000 shares, exercisable within 60 days.

(9)Includes options to acquire 1,385 shares, exercisable within 60 days.

(10)Includes (a) prior to the offering 428,706 shares held by Kassen Associates, L.P., with respect to which Mr. Kassen has sole voting and investment control as the sole stockholder of its sole general partner and
    (b) options to acquire 19,949 shares, exercisable within 60 days. Shares being offered may be held by Mr. Kassen and/or through his family limited partnership.

(11)Includes options to acquire 59,837 shares, exercisable within 60 days.

(12)Includes (a) prior to the offering 95,626 shares held by Steiger Associates, L.P., with respect to which Mrs. Schneider has sole voting and investment control as the sole stockholder of its sole general partner and
    (b) options to acquire 39,893 shares, exercisable within 60 days. Shares being offered may be held by Mrs. Schneider and/or through her family limited partnership.

(13)Includes (a) prior to the offering, 192,436 shares held by Sundman Associates, L.P., with respect to which Mr. Sundman has sole voting and investment control as the sole stockholder of its sole general partner and
    (b) options to acquire 59,837 shares, exercisable within 60 days. Shares being offered may be held by Mr. Sundman and/or through his family limited partnership.

(14)Includes prior to the offering, 21,077 shares held through the Employee
    Trust.

(15)Other than the Employee Trust, these selling stockholders are former principals of Neuberger Berman and their affiliates. Each former principal and his or her affiliates listed below is a party to the Stockholders Agreement with Neuberger Berman.

   The 3,816,926 shares of common stock that may be offered and sold by our former principals and their affiliates under this prospectus are subject to the transfer restrictions contained in the Stockholders Agreement. Accordingly, these shares cannot be offered or sold before January 1, 2003 unless our Board of Directors or its designee waives these restrictions. Under the Stockholders Agreement, each such former principal continuing in Neuberger Berman's employ and his or her affiliates has agreed to vote his, her or its shares in accordance with a majority of the shares held by all former principals and affiliates who are subject to the Stockholders Agreement voting in a preliminary vote.

   The number of shares offered under this prospectus by any selling stockholder other than the Employee Trust may be increased. However, the aggregate number of shares offered by the former principals or their affiliates specifically identified in this table and by any other former principals and their affiliates named in any prospectus supplement will not exceed 3,816,926 shares.

(16)The Employee Trust holds these shares for participants, which include employees of Neuberger Berman, in our Employee Defined Contribution Stock Incentive Plan. The Employee Trust is the holder of record of these shares, and the trustee votes the shares of the Employee Trust in accordance with the instructions of the participants to whom shares have been allocated. The trustee does not have dispositive power with respect to shares held in any participant's stock account. The right of a participant to receive shares allocated to his or her account generally becomes vested, and the shares become distributable to the participant, in three equal installments on the second, third and fourth anniversaries of the allocation to the participant, subject to the satisfaction of certain conditions.

   The Employee Trust may offer and sell 1,183,074 shares of our common stock on behalf of 791 employees in accordance with such employees' instructions to the trustee. The net proceeds from any sale of such shares will be distributed to the plan participants and/or applied to pay applicable withholding taxes. A total of 1,856,230 shares held by the Employee Trust were scheduled to vest and become distributable to plan participants in October 2002. All of the 1,183,074 shares of common stock held by the Employee Trust and covered by this prospectus are scheduled to vest in October 2002 and may not be sold prior to the vesting date unless Neuberger Berman accelerates the vesting of such shares. Neuberger Berman may accelerate the vesting of such shares to permit their sale in an offering prior to October 2002.

(17)Includes (a) prior to the offering, 153,258 shares held by Bolton Associates, L.P., with respect to which Mr. Bolton has sole voting and investment control as the sole stockholder of its sole general partner and
    (b) options to acquire 6,000 shares, exercisable within 60 days. Shares being offered may be held by Mr. Bolton and/or through his family limited partnership.

(18)Includes options to acquire 3,876 shares, exercisable within 60 days.

(19)Includes options to acquire 7,500 shares, exercisable within 60 days.

(20)Includes options to acquire 4,500 shares, exercisable within 60 days.

(21)Includes prior to the offering, 110,336 shares held by Francfort 1998 Grantor Retained Annuity Trust, with respect to which Mr. Francfort, as trustee, has sole voting control and shares investment control with Patricia Francfort and Neuberger Berman Trust Company of Delaware. Shares being offered may be held by Mr. Francfort and/or through his trust.

(22)Includes prior to the offering, 63,500 shares held by Ganek Associates, L.P., with respect to which Mr. Ganek has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Ganek and/or through his family limited partnership.

(23)Includes prior to the offering, 106,483 shares held by Giuliano Associates, L.P., with respect to which Mr. Giuliano has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Giuliano and/or through his family limited partnership.

(24)Includes (a) prior to the offering, 88,800 shares held by Kamen Associates, L.P., with respect to which Mr. Kamen has sole voting and investment control as the sole stockholder of its sole general partner and (b) options to acquire 6,000 shares, exercisable within 60 days. Shares being offered may be held by Mr. Kamen and/or through his family limited partnership.

(25)Includes prior to the offering, 47,509 shares held by Lainoff Associates, L.P., with respect to which Mr. Lainoff has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Lainoff and/or through his family limited partnership.

(26)Includes prior to the offering, 64,315 shares held by McKerrow Associates, L.P., with respect to which Mr. McKerrow has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. McKerrow and/or through his family limited partnership.

(27)Includes prior to the offering, 519,463 shares held by Messinger Associates, L.P., with respect to which Mr. Messinger has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Messinger and/or through his family limited partnership.

(28)Includes prior to the offering 198,556 shares held by Neuberger Associates, L.P., with respect to which Mr. Neuberger has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Neuberger and/or through his family limited partnership.

(29)Includes prior to the offering, 782,157 shares held by Paduano Associates, L.P., with respect to which Mr. Paduano has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Paduano and/or through his family limited partnership.

(30)Includes prior to the offering, 259,318 shares held by Pollack 1998 Grantor Retained Annuity Trust, with respect to which Mr. Pollack, as trustee, has sole voting control and shares investment control with Yvonne S. Pollack and Neuberger Berman Trust Company of Delaware. Shares being offered may be held by Mr. Pollack and/or through his trust.

(31)Includes options to acquire 6,015 shares, exercisable within 60 days.

(32)Includes options to acquire 7,017 shares, exercisable within 60 days.

(33)Includes (a) prior to the offering, 125,382 shares held by Robert Edward Spilka 1998 Grantor Retained Annuity Trust, with respect to which Mr. Spilka, as trustee, has sole voting control and shares investment control with Linda Galarza Spilka and Neuberger Berman Trust Company of Delaware, and (b) options to acquire 3,000 shares, exercisable within 60 days. Shares being offered may be held by Mr. Spilka and/or through his trust.

(34)Includes options to acquire 7,500 shares, exercisable within 60 days.

(35)Includes prior to the offering, 44,784 shares held by Weiner 1998 Grantor Retained Annuity Trust, with respect to which Mr. Weiner, as trustee, has sole voting control and shares investment control with Laurie L. Weiner, Bintoar Palar and Neuberger Berman Trust Company of Delaware. Shares being offered may be held by Mr. Weiner and/or through his trust.

(36)Includes prior to the offering, 1,171,345 shares held by Weismann Associates, L.P., with respect to which Mr. Weismann has sole voting and investment control as the sole stockholder of its sole general partner. Shares being offered may be held by Mr. Weismann and/or through his family limited partnership.

(37)Includes options to acquire 5,813 shares, exercisable within 60 days.

(38)Information about other selling stockholders will be set forth in prospectus supplements, if required. In no event will the aggregate number of shares offered under this prospectus by other former principals or their affiliates exceed 796,620 shares, and in no event will the aggregate number of shares offered under this prospectus by the former principals or their affiliates specifically identified in this table and any other former principals or their affiliates named in any prospectus supplement exceed 3,816,926 shares.

                         DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law and to the provisions of our certificate of incorporation and by-laws. Copies of the forms of certificate of incorporation and by-laws have been incorporated by reference as exhibits to our Annual Report on Form 10-K for the calendar year ended December 31, 2001.

    Our authorized capital stock consists of 255,000,000 shares, each with a par value of $.01 per share, of which:

    . 250,000,000 are designated as common stock; and

    . 5,000,000 are designated as preferred stock.

                                 Common Stock

    As of June 30, 2002, there were 70,164,694 shares of common stock outstanding.

Voting Rights

    Each holder of common stock is entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to any cumulative voting rights.

Dividend Rights

    Subject to the preferential rights of any holders of any outstanding series of preferred stock and restrictions set forth in our credit facilities and restrictions, if any, imposed by other indebtedness outstanding from time to time, the holders of common stock will be entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our Board of Directors from legally available funds. See "Price Range of our Common Stock and Dividends."

Other Rights

    Upon our liquidation, dissolution or winding up, the holders of shares of common stock would be entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive or other subscription rights to purchase shares of common stock, nor are they entitled to the benefits of any sinking fund provisions. No share of common stock issued in connection with or outstanding prior to the offerings is subject to any further call or assessment.

                                Preferred Stock

    Our certificate of incorporation authorizes 5,000,000 shares of preferred stock, none of which are issued. Our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. We have no present plans to issue any of the preferred stock.

               Certain Effects of Authorized But Unissued Stock

    We believe that the ability of our Board of Directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future acquisitions and in meeting other corporate needs that might arise. Our Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Although our Board of Directors has no current intention of doing so, it could issue one or more series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Neuberger Berman and its stockholders. Our Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with our Board of Directors, an acquisition attempt through which such acquiror may be able to change the composition of our Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

   Anti-Takeover Provisions of the Certificate of Incorporation and By-Laws

    Some provisions of our certificate of incorporation and by-laws, applicable law and the Stockholders Agreement could make the acquisition of Neuberger Berman by means of a tender offer, a proxy contest or otherwise more difficult. As described above, our certificate of incorporation authorizes our Board of Directors to designate and issue preferred stock. Other provisions in the certificate of incorporation and in our by-laws impose procedural and other requirements that may be deemed to have anti-takeover effects. These provisions include the inability of our stockholders to take any action without a meeting or to call special meetings of stockholders, certain advance notice procedures for nominating candidates for election as directors and for submitting proposals for consideration at stockholders' meetings, and limitations on the ability to remove directors. Further, our stockholders can amend our by-laws and certain provisions of our certificate of incorporation only with a two-thirds majority vote. Additionally, the Stockholders Agreement requires all former Neuberger Berman principals and their family affiliates to vote their shares in accordance with a preliminary vote conducted solely among these stockholders.

              Section 203 of the Delaware General Corporation Law

    We are subject to section 203 of the Delaware General Corporation Law, which prohibits a public Delaware corporation from engaging in a "business combination" with a stockholder that is an "interested stockholder" for a period of three years after the date of the transaction in which the stockholder became an interested stockholder unless:

    . prior to such date, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

    . upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in section 203; or

    . subsequent to the date on which the stockholder became an interested stockholder, the business combination is approved by both our Board of Directors and by holders of at least 66 2/3% of our outstanding voting stock, excluding shares owned by the interested stockholder.

    For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

                            Stockholders Agreement

    On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for 64.1 million shares of our common stock. On October 13, 1999, we completed an IPO. In that offering, we sold 4.5 million shares of common stock and received net proceeds after expenses of approximately $88 million. In addition, certain of our stockholders who received our common stock in the Exchange sold 6,329,545 shares of that stock in the IPO.

    The individuals who were principals of Neuberger Berman, LLC, their family affiliates and Neuberger Berman have entered into a Stockholders Agreement that governs transfers and voting of the shares of common stock received by the principals and family affiliates in the Exchange. We refer to these shares of common stock as the "Founder Shares."

Transfer Restrictions

    The Stockholders Agreement prohibited any transfers of Founder Shares by the individuals who were principals or their family affiliates prior to January 1, 2002 except in limited circumstances. Thereafter, they may transfer their Founder Shares only as follows:

        (a) (1) In each calendar year beginning on January 1, 2002, they may transfer in the aggregate up to 10% of the aggregate number of Founder Shares initially received by them in the Exchange (plus, in 2002 only, a number of Founder Shares equal to the amount, if any, by which 15% of the aggregate number of Founder Shares initially received by them in the Exchange exceeds the aggregate number of Founder Shares sold by them in our
    IPO).

        (2) Founder Shares eligible to be transferred in any calendar year but not transferred may be transferred at any time thereafter without restriction.

        (3) Notwithstanding (1) and (2) above, during the three years following the date on which a former principal's employment with Neuberger Berman terminates (the "Employment Termination Date"), that former principal and his or her family affiliates may not transfer any Founder Shares other than their Founder Shares that were eligible to be transferred but were not transferred before the Employment Termination Date.

        (b) Notwithstanding paragraph (a) above, each former principal and his or her family affiliates must at all times continue to hold at least 30% of the aggregate number of Founder Shares initially received by them in the Exchange until the third anniversary of the former principal's Employment Termination Date.

    Notwithstanding paragraphs (a) and (b) above, if a former principal's Employment Termination Date occurs prior to January 1, 2003 for any reason other than death, disability or termination by the firm without cause, that principal and his or her family affiliates may not transfer any Founder Shares prior to January 1, 2007. On and after January 1, 2007, that former principal and his or her family affiliates may in any calendar year transfer in the aggregate a maximum of 20% of the aggregate amount of Founder Shares held by them on the principal's Employment Termination Date. The number of Founder Shares eligible for transfer in any one calendar year but not transferred may be added to the number otherwise eligible to be transferred in any future year.

    Notwithstanding the foregoing, if a former principal's employment with the firm terminates due to disability or death, the principal (or his or her estate) and his or her family affiliates may transfer their Founder Shares without restriction.

    In addition, our Board of Directors (or a body designated by the Board of Directors) has the authority to make exceptions to any or all of the transfer restrictions contained in the Stockholders Agreement and may permit or cause other persons to become party to the agreement.

    The 3,816,926 shares of common stock that may be offered and sold by our former principals and their affiliates under this prospectus are subject to the transfer restrictions contained in the Stockholders Agreement. Accordingly, these shares cannot be offered or sold before January 1, 2003 unless our Board of Directors or its designee waives these restrictions.

Voting

    Prior to any vote of our stockholders, the Stockholders Agreement provides for a separate, preliminary vote of the former principals who are currently employed by us and their family affiliates (and any additional stockholders who have agreed to vote their shares of common stock in accordance with the Stockholders Agreement) on each matter upon which a vote of the stockholders is proposed to be taken. In this preliminary vote, the participating stockholders may vote all of the shares currently owned by them in such manner as each may determine in his, her or its sole discretion. Each must then vote all of their Founder Shares in accordance with the vote of the majority of the shares of common stock present (in person or by proxy) and voting in such preliminary vote. Each of the former principals who are currently employed by us and their family affiliates has granted the Secretary of Neuberger Berman (or other officer designated by the Secretary) an irrevocable proxy to vote his, her or its Founder Shares in order to give effect to the voting provisions. Former principals and their family affiliates are no longer required to vote in accordance with a preliminary vote under the Stockholders Agreement after the former principals' Employment Termination Date.

Call Right

    The Stockholders Agreement provides that we may repurchase the Founder Shares of a former principal and his or her family affiliates if the principal engages in "Harmful Activity" at any time during his or her employment or during the first three years after leaving. "Harmful Activity" includes:

    . soliciting or accepting business from any person who was (1) a client of the firm during the year prior to his or her departure (or, in the case of an action taken during employment, during the prior year) or (2) any prospective client of the firm who, during the year prior to his or her departure (or, in the case of an action taken during employment, during the prior year), had been directly or indirectly solicited by such principal;

    . soliciting or accepting business from any financial intermediary (or any employee of a financial intermediary) with which the principal had business contact during the year prior to his or her departure (or, in the case of an action taken during employment, during the prior year);

    . employing or soliciting for employment certain employees or consultants of the firm;

    . using (other than in seeking new employment) the investment performance record of any mutual fund or client account with which the principal was associated during his or her employment;

    . using or disclosing confidential information of the firm; and

    . publicly disparaging the firm or its current or former principals, employees or consultants.

    If our Board of Directors (or a body designated by the Board of Directors) determines in good faith that a former principal has engaged in Harmful Activity, we may purchase from that principal the excess of the number of Founder Shares received by the former principal and his or her family affiliates in the Exchange over the number of Founder Shares that the principal and his or her family affiliates could have transferred prior to the date on which the principal initially engaged in Harmful Activity. If a former principal does not hold sufficient Founder Shares, we may purchase Founder Shares from his or her family affiliates pro rata in accordance with their then current holdings. The purchase price of any Founder Shares the Company purchases in this manner will be $2.00 per share.

Transfer Administration and Distributions

    The certificates representing the Founder Shares beneficially owned by each former principal and family affiliate are registered in the name of the firm or its nominee and held in the firm's custody at its principal office. During any period in which we are in dispute with any former principal regarding his or her obligations under the Stockholders Agreement or certain other agreements, we will not release for transfer any Founder Shares of that principal or his or her family affiliates or distribute to them any dividends or distributions received in respect of their Founder Shares.

Amendments and Term

    The Stockholders Agreement may be amended by our Board of Directors (or a body designated by the Board of Directors), provided that any amendment that materially adversely affects the former principals or family affiliates (or any group of former principals or family affiliates) (other than any amendment to cure any ambiguity in the agreement) must be approved by the former principals and family affiliates holding a majority of the Founder Shares then subject to the agreement. The agreement will terminate on the earlier to occur of (i) the first date on which there are no former principals or family affiliates who remain bound by its terms and (ii) the date on which we agree with former principals and family affiliates who are then bound by its terms to terminate the agreement.

                                    Listing

    The common stock is listed on the New York Stock Exchange under the symbol NEU.

                         Transfer Agent and Registrar

    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the shares of common stock.

                             PLAN OF DISTRIBUTION

    The securities offered by this prospectus may be sold from time to time by the selling stockholders or by certain of their transferees or successors in interest in one or more transactions on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. The 3,816,926 shares of common stock that may be offered and sold by our former principals and their affiliates under this prospectus are subject to the transfer restrictions contained in the Stockholders Agreement. Accordingly, these shares cannot be offered or sold before January 1, 2003 unless our Board of Directors or its designee waives these restrictions. All of the 1,183,074 shares of common stock held by the Employee Trust and covered by this prospectus are scheduled to vest in October 2002 and may not be sold prior to the vesting date unless Neuberger Berman accelerates the vesting of such shares. The shares of common stock may be sold by one or more means, including but not limited to the following:

  . a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

  .   an over-the-counter distribution;

  .   ordinary brokerage transactions in which the broker solicits purchasers;

  . in connection with short sales or the writing of call options or other derivative contracts, in hedging transactions and in settlement of other transactions in standardized or over-the-counter options;

  .   sales in privately negotiated transactions;

  .   a combination of any such methods of sale; and

  . any other method permitted under applicable law and not otherwise prohibited by this prospectus.

    A selling stockholder may decide not to sell any of that stockholder's shares covered by this prospectus. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the shares. Any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. In addition, a selling stockholder may transfer, devise or gift the shares by other means not described in this prospectus.

    Alternatively, the selling stockholders may from time to time offer the shares of common stock covered by this prospectus through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of securities for whom they may act as agents. Such offerings may be effected in connection with underwritten offerings of securities that are convertible into or exchangeable for shares of common stock.

    The selling stockholders and any underwriters, dealers or agents that participate in the distribution of securities offered by this prospectus may be deemed to be underwriters. Any profit on the sale of those securities by them and any discounts, commissions or concessions they receive might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of securities is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the names of the selling stockholders, the aggregate amount of securities being offered and the terms of the offering. These terms will include the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

    In order to comply with the securities laws of particular states, if applicable, the shares of common stock offered under this prospectus will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and complied with.

    Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

    The selling stockholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of common stock. In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

    We and the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

    Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the offered securities will be passed upon for us by Willkie Farr & Gallagher, New York, New York. Any underwriters will be advised about matters relating to any offering by their own legal counsel. Mr. Jack H. Nusbaum is chairman of Willkie Farr & Gallagher, and a Director of Neuberger Berman. As of June 30, 2002, Mr. Nusbaum beneficially owned 23,649 shares of Neuberger Berman common stock.

                                    EXPERTS

    The audited consolidated statements of financial condition of Neuberger Berman as of December 31, 2001 and 2000, and the related audited consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, included and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report included and incorporated by reference in this prospectus, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                        INDEPENDENT PUBLIC ACCOUNTANTS

    On April 23, 2002, we announced that our Board of Directors has appointed KPMG LLP as our independent auditors replacing Arthur Andersen LLP. The decision to change auditors was not the result of any disagreement between Arthur Andersen LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    Neuberger Berman files annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

    We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Neuberger Berman, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

    We are "incorporating by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the shares of common stock offered through this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

    Neuberger Berman incorporates by reference into this prospectus the following documents or information filed by Neuberger Berman with the SEC (File No. 001-15361):

    . Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

    . Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

    . Current Report on Form 8-K, dated January 29, 2002 (other than with respect to the information reported under Item 9 of that report);

    . Current Report on Form 8-K, dated April 22, 2002 (other than with respect to the information reported under Item 9 of that report);

    . Current Report on Form 8-K, dated May 1, 2002;

    . Current Report on Form 8-K, dated May 6, 2002;

    . Current Report on Form 8-K, dated July 24, 2002;

    . The description of common stock contained in the Registration Statement on Form 8-A, dated October 4, 1999, of Neuberger Berman, filed with the SEC under Section 12(b) of the Securities Exchange Act of 1934; and

    . All documents filed by Neuberger Berman under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

    We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Director of Investor Relations, 605 Third Avenue, New York, New York 10158-3698, telephone (212) 476-9000.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                           Page
                                                                                           ----
Report of Independent Public Accountants..................................................  F-2
Consolidated Statements of Financial Condition as of December 31, 2001 and 2000...........  F-3
Consolidated Statements of Income for the Years Ended December 31, 2001, 2000 and 1999....  F-4
Consolidated Statements of Changes in Principals' Capital and Stockholders' Equity for the
  Years Ended December 31, 1999, 2000 and 2001............................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and
  1999....................................................................................  F-6
Notes to Consolidated Financial Statements................................................  F-8
Schedule I--Condensed Financial Statements of the Registrant Parent and Notes
   Condensed Statements of Financial Condition as of December 31, 2001 and 2000........... F-23
   Condensed Statements of Operations for the Years Ended December 31, 2001 and 2000
     and for the Period October 8, 1999 through December 31, 1999......................... F-24
   Condensed Statements of Cash Flows for the Years Ended December 31, 2001 and 2000
     and for the Period October 8, 1999 through December 31, 1999......................... F-25
   Notes to Condensed Financial Statements................................................ F-27
Condensed Consolidated Statements of Financial Condition as of March 31, 2002 (Unaudited)
  and December 31, 2001................................................................... F-28
Condensed Consolidated Statements of Income (Unaudited) for the Three Months Ended
  March 31, 2002 and 2001................................................................. F-29
Condensed Consolidated Statement of Changes in Stockholders' Equity (Unaudited) for the
  Three Months Ended March 31, 2002....................................................... F-30
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended
  March 31, 2002 and 2001................................................................. F-31
Notes to Condensed Financial Statements (Unaudited)....................................... F-33

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Neuberger Berman Inc.:

    We have audited the accompanying consolidated statements of financial condition of Neuberger Berman Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in principals' capital and stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neuberger Berman Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The condensed financial statements of the registrant parent and notes contained in Schedule I are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/  ARTHUR ANDERSEN LLP

New York, New York
February 19, 2002

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (in thousands, except share data)

                                                                            December 31,
                                                                       ----------------------
                                                                          2001        2000
                                                                       ----------  ----------
ASSETS
Cash and cash equivalents............................................. $  282,040  $   88,117
Cash and securities segregated for the exclusive benefit of clients...    593,973     911,182
Cash and securities deposited with clearing organizations (including securities with market values of $11,957 and $4,443 at December 31,
  2001 and 2000, respectively)........................................     13,189       5,973
Securities purchased under agreements to resell.......................    304,576     282,720
Receivable from brokers, dealers and clearing organizations...........  2,109,110   2,466,102
Receivable from clients...............................................    773,854     456,691
Securities owned, at market value.....................................     88,058      67,688
Fees receivable.......................................................     29,719      23,012
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation and amortization of $38,651 and $26,797 at
  December 31, 2001 and 2000, respectively............................     43,793      43,089
Other assets..........................................................    144,175      77,189
                                                                       ----------  ----------
          Total assets................................................ $4,382,487  $4,421,763
                                                                       ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Bank loans......................................................... $       --  $    3,000
   Securities sold under agreements to repurchase.....................    608,538     234,972
   Payable to brokers, dealers and clearing organizations.............  1,703,745   1,461,267
   Payable to clients.................................................  1,415,904   2,199,169
   Securities sold but not yet purchased, at market value.............      6,174       9,522
   Other liabilities and accrued expenses.............................    135,316     128,694
                                                                       ----------  ----------
                                                                        3,869,677   4,036,624
                                                                       ----------  ----------
   Long-term debt.....................................................    151,420          --
                                                                       ----------  ----------
   Subordinated liability.............................................     35,000      35,000
                                                                       ----------  ----------
Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value; 5,000,000 shares authorized; none
     issued at December 31, 2001 and 2000.............................         --          --
   Common stock, $.01 par value; 250,000,000 shares authorized;
     75,310,547 and 75,032,880 shares issued at December 31, 2001 and 2000, respectively; 70,416,985 and 73,204,509 shares
     outstanding at December 31, 2001 and 2000, respectively.......... $      753  $      750
   Paid-in capital....................................................    341,344     332,620
   Retained earnings..................................................    173,265      60,971
                                                                       ----------  ----------
                                                                          515,362     394,341
Less: Treasury stock, at cost, 4,893,562 and 1,828,371 shares at
  December 31, 2001 and 2000, respectively............................   (181,488)    (41,904)
   Unearned compensation..............................................     (7,484)     (2,298)
                                                                       ----------  ----------
       Total stockholders' equity.....................................    326,390     350,139
                                                                       ----------  ----------
       Total liabilities and stockholders' equity..................... $4,382,487  $4,421,763
                                                                       ==========  ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                                        For The Years Ended December 31,
                                                        -------------------------------
                                                          2001       2000       1999
                                                         --------   --------  --------
REVENUES:
   Investment advisory and administrative fees......... $413,601   $399,907   $379,434
   Commissions.........................................  144,667    146,589    142,082
   Interest............................................  157,768    223,709    160,022
   Principal transactions in securities, net...........    2,788      9,623     10,003
   Clearance fees......................................   13,450     13,532     11,081
   Other income........................................    4,146      6,428      4,059
                                                        --------   --------   --------
       Gross revenues..................................  736,420    799,788    706,681
Interest expense.......................................  123,138    183,441    133,769
                                                        --------   --------   --------
       Net revenues after interest expense............. $613,282   $616,347   $572,912
                                                        --------   --------   --------
OPERATING EXPENSES:
   Employee compensation and benefits.................. $253,365   $245,445   $325,310
   Information technology..............................   22,492     22,925     19,172
   Rent and occupancy..................................   20,828     17,796     15,313
   Brokerage, clearing and exchange fees...............   12,022     10,514     10,164
   Advertising and sales promotion.....................    9,372      9,251      9,259
   Distribution and fund administration................   19,424     18,977     19,437
   Professional fees...................................   10,934     11,205      9,276
   Depreciation and amortization.......................   13,063     10,638     10,532
   Other expenses......................................   22,723     22,675     31,077
                                                        --------   --------   --------
       Total operating expenses........................  384,223    369,426    449,540
                                                        --------   --------   --------
       Net income before taxes.........................  229,059    246,921    123,372
Tax (benefit) expense..................................   96,391     96,565    (12,195)
                                                        --------   --------   --------
       Net income...................................... $132,668   $150,356   $135,567
                                                        ========   ========   ========
Net income per common share
   Net income per share--Basic......................... $   1.85   $   2.04   $   2.04
                                                        ========   ========   ========
   Net income per share--Diluted....................... $   1.82   $   2.02   $   2.04
                                                        ========   ========   ========
   Weighted average common shares outstanding--Basic...   71,795     73,648     66,615
                                                        ========   ========   ========
   Weighted average common shares outstanding--Diluted.   73,052     74,392     66,615
                                                        ========   ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN PRINCIPALS' CAPITAL AND
                             STOCKHOLDERS' EQUITY
                                (in thousands)

                                                    For The Years Ended December 31, 1999, 2000 and 2001
                                          ------------------------------------------------------------------------
                                                                       Retained
                                          Principals' Common  Paid-in  (Deficit)  Treasury    Unearned
                                            Capital   Stock   Capital  Earnings    Stock    Compensation   Total
                                          ----------- ------ --------  --------- ---------  ------------ ---------
BEGINNING BALANCE,
 December 31, 1998.......................  $ 100,000   $ --  $  2,876  $  6,323  $      --    $    --    $ 109,199
   Capital contributions.................        525     --        --        --         --         --          525
   Capital withdrawals...................       (525)    --        --        --         --         --         (525)
   Capital distributions.................   (182,375)    --        --        --         --         --     (182,375)
   Dividends--Neuberger Berman
    Management Inc.......................         --     --        --   (22,679)        --         --      (22,679)
   Acquisition of treasury stock--
    Neuberger Berman Management
    Inc..................................         --     --        --        --       (134)        --         (134)
   Net income (1/1/99-10/7/99)...........    182,375     --        --    22,931         --         --      205,306
                                           ---------   ----  --------  --------  ---------    -------    ---------
   Total before reorganization...........    100,000     --     2,876     6,575       (134)        --      109,317
   Exchange of principal interests for
    common stock of Neuberger
    Berman Inc...........................   (100,000)   641    99,359        --         --         --           --
   Exchange of corporate interests for
    common stock of Neuberger
    Berman Inc...........................         --     --     6,441    (6,575)       134         --           --
                                           ---------   ----  --------  --------  ---------    -------    ---------
   Total after reorganization (10/8/99)..         --    641   108,676        --         --         --      109,317
   Issuance of common stock to public....         --     45    87,888        --         --         --       87,933
   Issuance of common stock to
    defined contribution stock
    incentive plan trust.................         --     64   134,263        --         --         --      134,327
   Dividends.............................         --     --        --    (4,962)        --         --       (4,962)
   Acquisition of treasury stock.........         --     --        --        --     (8,074)        --       (8,074)
   Net loss (10/8/99-12/31/99)...........         --     --        --   (69,739)        --         --      (69,739)
                                           ---------   ----  --------  --------  ---------    -------    ---------
ENDING BALANCE,
 December 31, 1999.......................         --    750   330,827   (74,701)    (8,074)        --      248,802
   Dividends.............................         --     --        --   (14,684)        --         --      (14,684)
   Acquisition of treasury stock.........         --     --        --        --    (35,210)        --      (35,210)
   Issuance of common stock..............         --     --     1,793        --      1,380     (2,298)         875
   Net income............................         --     --        --   150,356         --         --      150,356
                                           ---------   ----  --------  --------  ---------    -------    ---------
ENDING BALANCE,
 December 31, 2000.......................         --    750   332,620    60,971    (41,904)    (2,298)     350,139
   Dividends.............................         --     --        --   (20,374)        --         --      (20,374)
   Acquisition of treasury stock.........         --     --        --        --   (158,602)        --     (158,602)
   Issuance of common stock..............         --      3     8,823        --     19,095     (8,040)      19,881
   Amortization of unearned
    compensation.........................         --     --        --        --         --      2,704        2,704
   Forfeitures of restricted stock
    awards...............................         --     --       (99)       --        (77)       150          (26)
   Net income............................         --     --        --   132,668         --         --      132,668
                                           ---------   ----  --------  --------  ---------    -------    ---------
ENDING BALANCE,
 December 31, 2001.......................  $      --   $753  $341,344  $173,265  $(181,488)   $(7,484)   $ 326,390
                                           =========   ====  ========  ========  =========    =======    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                                                                    For The Years Ended December 31,
                                                                                    -------------------------------
                                                                                       2001       2000       1999
                                                                                    ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................................... $ 132,668  $ 150,356  $ 135,567
  Adjustments to reconcile net income to net cash provided by operating activities
   Depreciation and amortization...................................................    13,063     10,638     10,532
   Contribution to defined contribution stock incentive plan trust.................        --         --    134,327
   Deferred tax (benefit) provision................................................    14,705     (9,750)   (48,427)
   Amortization of unearned compensation, net......................................     2,678         --         --
   Interest on long-term debt......................................................     1,643         --         --
Net tax benefit on options exercised...............................................       748         --         --
(Increase) decrease in operating assets--
   Cash and securities segregated for the exclusive benefit of clients.............   317,209   (133,841)  (120,063)
   Cash and securities deposited with clearing organizations.......................    (7,216)    (2,063)      (319)
   Securities purchased under agreements to resell.................................   (21,856)   247,580    (33,531)
   Receivable from brokers, dealers and clearing organizations.....................   356,992   (592,843)   350,611
   Receivable from clients.........................................................  (317,163)   (23,877)  (106,579)
   Securities owned, at market value...............................................   (20,370)   (47,422)    (8,077)
   Fees receivable.................................................................    (6,707)       137      3,661
   Other assets....................................................................   (16,805)     4,649     (7,825)
Increase (decrease) in operating liabilities
   Bank loans......................................................................    (3,000)     3,000    (25,000)
   Securities sold under agreements to repurchase..................................   373,566   (296,790)    43,603
   Payable to brokers, dealers and clearing organizations..........................   242,478    443,784   (351,488)
   Payable to clients..............................................................  (783,265)   327,846    246,429
   Securities sold but not yet purchased, at market value..........................    (3,348)   (24,650)   (16,238)
   Other liabilities and accrued expenses..........................................     6,622     24,590     44,967
                                                                                    ---------  ---------  ---------
      Net cash provided by operating activities....................................   282,642     81,344    252,150
                                                                                    ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for purchases of furniture, equipment and leasehold improvements.......   (12,556)   (21,499)   (17,530)
   Cash paid for acquisitions......................................................   (51,486)    (7,882)        --
                                                                                    ---------  ---------  ---------
      Cash used in investing activities............................................   (64,042)   (29,381)   (17,530)
                                                                                    ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of subordinated liability.............................................        --         --    (50,000)
   Proceeds from subordinated liability............................................        --         --     35,000
   Proceeds from capital contributions.............................................        --         --        525
   Payments for capital withdrawals................................................        --         --       (525)
   Payments for capital distributions..............................................        --         --   (236,039)
   Issuance of common stock--Neuberger Berman Inc..................................     3,633         --     87,933
   Payments for dividends--Neuberger Berman Management Inc.........................        --         --    (22,679)
   Purchase of treasury stock--Neuberger Berman Management Inc.....................        --         --       (134)
   Payments for dividends--Neuberger Berman Inc....................................   (20,374)   (19,646)        --
   Purchase of treasury stock--Neuberger Berman Inc................................  (158,602)   (35,210)    (8,074)
   Proceeds from issuance of long-term debt........................................   150,666         --         --
                                                                                    ---------  ---------  ---------
      Net cash used in financing activities........................................   (24,677)   (54,856)  (193,993)
                                                                                    ---------  ---------  ---------
      Net increase (decrease) in cash and cash equivalents.........................   193,923     (2,893)    40,627
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.......................................    88,117     91,010     50,383
                                                                                    ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, END OF YEAR............................................. $ 282,040  $  88,117  $  91,010
                                                                                    =========  =========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       (in thousands, except share data)

Supplemental disclosures of cash flow information:

    Interest payments totaled $126,428, $181,075 and $132,842 during the years ended December 31, 2001, 2000 and 1999, respectively.

    Tax payments totaled $46,198, $117,670 and $7,621 during the years ended December 31, 2001, 2000 and 1999, respectively.

Supplemental disclosures of non-cash operating, investing and financing activities:

    On October 7, 1999, the principals of Neuberger Berman, LLC and the shareholders of Neuberger Berman Management Inc. exchanged their ownership interests for common stock of Neuberger Berman Inc. with a carrying value of $109,317.

    In connection with Neuberger Berman Inc.'s initial public offering, an initial, irrevocable non-cash contribution of 6,396,516 shares of its common stock was made to an employee defined contribution stock incentive plan trust. The non-cash expense associated with the contribution totaled $134,327 and was recognized on the date it was funded, in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Neuberger Berman Inc. recorded a deferred tax benefit of $46,262 related to the contribution.

    On November 23, 1999, Neuberger Berman Inc. declared an initial quarterly cash dividend on its common stock in the amount of $0.067 per share. The dividend was paid on January 25, 2000, to stockholders of record at the close of business on January 11, 2000.

    On December 27, 1999, Neuberger Berman Inc. made a cash contribution of $10,000 to the Neuberger Berman Foundation. In connection with the cash contribution, Neuberger Berman Inc. recorded a deferred tax benefit of $2,165.

    During the first six months of 2000, Neuberger Berman Inc. increased, based upon the price of its common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset resulting from its initial, irrevocable non-cash contribution of 6,396,516 shares referred to above, by $9,750.

    During 2000, as part of the purchase price of an acquisition, Neuberger Berman Inc. issued 16,459 shares of common stock from treasury with a market value of $875. During 2001, as part of the purchase price of two acquisitions, Neuberger Berman Inc. issued 402,857 shares of common stock from treasury with a market value of $15,500.

    In connection with an employee stock ownership plan, Neuberger Berman Inc. issued for the years ended December 31, 2001 and 2000, 163,502 and 43,756 of restricted shares, respectively, with a market value of $8,040 and $2,298, of which $3,503 and $1,003 were issued from treasury, respectively. These issuances of shares were recorded as a credit to capital stock with a corresponding debit to unearned compensation. In addition, 3,379 shares of restricted common stock were forfeited in 2001 with a recorded value of $176. These forfeitures of shares were recorded as a debit to capital stock with corresponding credits to unearned compensation and employee compensation and benefits.

   The accompanying notes are an integral part of the consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

    Neuberger Berman Inc. ("NBI") was organized as a Delaware corporation on August 13, 1998. NBI was formed to be the holding company for Neuberger Berman, LLC ("NB, LLC") and Neuberger Berman Management Inc. ("NBMI"), and to allow for the issuance of common stock to the public. On October 7, 1999, the principals of NB, LLC and the shareholders of NBMI exchanged their ownership interests in the respective entities for shares of NBI (the "Exchange"), and on October 13, 1999, NBI completed its initial public offering (the "IPO"). Accordingly, these entities have been consolidated pursuant to reorganization accounting. In connection with the Exchange and the IPO, NBI incurred pre-tax charges totaling approximately $150,054,000 (the "Reorganization and IPO Charges"). The Reorganization and IPO Charges are primarily comprised of an initial, irrevocable non-cash contribution of common stock to an employee defined contribution stock incentive plan trust, a cash contribution to the Neuberger Berman Foundation and severance and other payments.

    The consolidated financial statements include the accounts of NBI and its subsidiaries. NBI's wholly owned subsidiaries are NB, LLC, a Delaware limited liability company, and its subsidiaries, NBMI, a New York corporation, Neuberger Berman Trust Company, N.A., which holds a national bank charter under the laws of the United States, Neuberger Berman Asset Management, LLC, a Delaware limited liability company, Executive Monetary Management, Inc., a New York corporation and Sage Partners, LLC, a New York limited liability company (collectively, the "Company"). NB, LLC's wholly owned subsidiaries are Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company chartered under the Delaware Banking Code and Neuberger & Berman Agency Inc., a New York corporation. Material intercompany transactions and balances have been eliminated in consolidation.

    The Company is a registered investment adviser providing investment management services to high net worth clients, mutual funds and institutional clients. As a registered investment adviser, the Company manages equity, fixed income, balanced, socially responsive, and international portfolios for individuals, families, endowments, foundations, trusts and employee benefit plans. In addition, the Company advises the Neuberger Berman family of funds. As a registered broker-dealer, the Company executes securities transactions for its clients and others and provides prime brokerage and correspondent clearing services to other firms.

2.  SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Management does not believe that actual results will differ materially from these estimates.

    Securities owned and securities sold but not yet purchased are valued at market. Principal transactions in securities and the related revenues and expenses are recorded on a trade date basis. During the year ended December 31, 2000, the Company began recording its commission income and related expenses on a trade date basis. There was no material impact resulting from this change.

    For purposes of the consolidated statements of financial condition, the Company considers all investments in money market funds to be cash equivalents.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

    The majority of investment advisory fees earned from high net worth and institutional clients are charged or billed to accounts quarterly based upon the account's net asset value at the beginning of a quarter. Investment advisory and administrative fees earned from the Company's mutual fund business (the "Funds") are charged monthly to the Funds based upon average daily net assets under management.

    Furniture and equipment are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over the lesser of the economic life of the improvement or the life of the lease.

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142, which became effective on July 1, 2001 for acquisitions after June 30, 2001 and on January 1, 2002 for acquisitions prior to July 1, 2001, states that goodwill is no longer subject to amortization over its estimated useful life, but will be assessed for impairment. In addition, acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. For the years ended December 31, 2001 and 2000, net income excluding goodwill amortization would have been $133,317,000 and $150,377,000, respectively. As of December 31, 2001, the Company does not anticipate any goodwill impairment charge as a result of the implementation of SFAS 142.

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company does not believe the implementation of SFAS 144 will have a material impact on its consolidated financial condition or results of operations.

    Basic earnings per common share is calculated by dividing net income by the weighted average common shares outstanding. Diluted earnings per common share is calculated by dividing net income by the total weighted average number of shares of common stock outstanding and common stock equivalents. Common stock equivalents are comprised of dilutive potential shares from stock options and certain restricted stock awards. Common stock equivalents are excluded from the computation if their effect is anti-dilutive. Diluted earnings per share is computed using the treasury stock method. For purposes of determining weighted average common shares outstanding for the periods prior to the Exchange, the outstanding shares were determined based upon the conversion ratio to effect the exchange of principals' capital and stockholders' equity for NBI common stock. Pro rata distributions of earnings and capital to the principals were not considered to effect outstanding shares.

3.  SECURITIES PURCHASED AND SOLD UNDER AGREEMENTS TO RESELL AND REPURCHASE

    Securities purchased and sold under agreements to resell and repurchase are accounted for as collateralized financing transactions and are carried at contract value plus accrued interest. It is the policy of the Company to obtain possession of collateral, comprised of market value and cash, equal to or in excess of principal amounts received and pledged under resale and repurchase agreements, respectively. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral when appropriate. As of December 31, 2001, the Company had received securities

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

3. SECURITIES PURCHASED AND SOLD UNDER AGREEMENTS TO RESELL AND REPURCHASE (Continued)

with market values of $801,935,000, of which $497,504,000 is included in cash and securities segregated for the exclusive benefit of clients (see Note 11). In addition, the Company pledged securities with market values of $610,857,000.

    As of December 31, 2001, the Company repledged $304,431,000 of the securities it had received under its resale agreements.

4.  RECEIVABLE FROM AND PAYABLE TO CLIENTS

    Receivable from and payable to clients represent amounts due from or to clients of the Company in connection with cash and margin securities transactions. Amounts receivable are collateralized by clients' securities held by NB, LLC and by others for delivery to NB, LLC, the value of which is not reflected in the accompanying consolidated financial statements.

    In the normal course of business, the Company is permitted to use client margin securities to finance customer securities transactions subject to certain regulatory guidelines.

5.  RECEIVABLE FROM AND PAYABLE TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

    As of December 31, 2001 and 2000, amounts receivable from and payable to brokers, dealers and clearing organizations included approximately $1,946 million and $2,454 million of securities borrowed and approximately $1,576 million and $1,427 million of securities loaned, respectively.

    Securities borrowed and securities loaned transactions are reported as collateralized financing transactions. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary. As of December 31, 2001, the Company had received securities with a market value of approximately $1,851 million related to its securities borrowed transactions. As of December 31, 2001, the Company had pledged securities with a market value of approximately $1,494 million related to its securities loaned transactions.

    As of December 31, 2001, the Company repledged $1,851 million of the securities it had received under its securities borrowed transactions.

6.  BANK LOANS

    Bank loans represent unsecured short-term borrowings payable to commercial banks. For the years ended December 31, 2001, 2000 and 1999, interest expense incurred on these borrowings was approximately $2,700,000, $5,076,000 and $2,287,000 based upon weighted average interest rates of 5.49%, 6.53%, and 5.13%, respectively.

7.  LONG-TERM DEBT

    On May 4, 2001, in accordance with Rule 144A of the Securities Act of 1933, as amended, NBI sold $175 million principal amount at maturity of zero-coupon convertible senior notes due 2021,

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
resulting in proceeds of approximately $151 million. The issue price represents a yield to maturity of 0.75% per year, which is accounted for under the effective interest rate method. Each $1,000 principal amount at maturity of the convertible securities is convertible into 13.8879 shares of the Company's common stock upon the occurrence of any of the following events: i) during any calendar quarter commencing after June 30, 2001, the closing sale price of NBI's common stock on the New York Stock Exchange for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than a specified percentage, initially 120% and declining 0.12658% each quarter thereafter, of the accreted conversion price per share of the Company's common stock on the last trading day of the preceding calendar quarter; ii) the Company elects to redeem the convertible securities; iii) the Company takes certain corporate actions, such as the declaration of an extraordinary dividend; and iv) the credit rating by Standard & Poor's is below investment grade. The Company may redeem the convertible securities for cash on or after May 4, 2006, at their accreted value. The Company may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders on May 4 of 2002, 2004, 2006, 2011 and 2016. The Company may choose to pay for such repurchases in cash or shares of its common stock. For the year ended December 31, 2001, NBI recorded accreted interest of $754,000.

8.  SUBORDINATED LIABILITIES

    During 1998, the principals of NB, LLC withdrew $50,000,000 of capital and invested it in a newly formed entity, NB Associates, LLC ("Associates"). Concurrently, Associates loaned the $50,000,000 to NB, LLC in the form of a subordinated liability. The subordinated liability bore interest at 6.75% per annum and was approved by the New York Stock Exchange, Inc. ("NYSE") as capital for the purpose of computing net capital under Rule 15c3-1 (the "Rule") of the Securities and Exchange Commission ("SEC"). For the year ended December 31, 1999, interest expense incurred on the subordinated liability was $2,411,000. On October 29, 1999, the subordinated liability was fully repaid.

    On September 1, 1999, The Travelers Insurance Company loaned NB, LLC $35,000,000 pursuant to a subordinated promissory note (the "Note"). This amount is payable on September 1, 2004. Interest accrues on the unpaid principal amount of the Note at a floating rate adjusted quarterly, based on the three month LIBOR rate plus 75 basis points and is payable quarterly. The Note was approved by the NYSE and the unpaid principal amount is available to NB, LLC in computing net capital under the Rule. The Note contains certain covenants that limit the percentage by which the aggregate unpaid principal amount of subordinated liabilities exceed total regulatory capital and impose a dollar amount below which total ownership equity cannot fall. In the opinion of management, the Company is in compliance with its debt covenants. For the years ended December 31, 2001, 2000 and 1999, interest expense incurred on the Note was $1,838,000, $2,588,000 and $747,000, respectively.

9.  STOCK OPTIONS

    The Company has two stock based plans that provide for the granting of stock options to employees and directors, the 1999 Neuberger Berman Inc. Long-Term Incentive Plan and the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan (collectively, the "Plans"). At December 31, 2001, approximately 10,482,000 shares were available for grant under the Plans.

    Options were granted at the fair market value of NBI common stock at the time of grant for a period of ten years and vest over a five-year period. The Plans also permit an employee exercising an

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
option to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and withholding taxes due upon exercise. In order to receive reload options, the fair value of a share of NBI common stock must exceed the exercise price by at least 20% on the date of exercise. The reload options are granted for the remaining term of the related original option and vest after six months.

    Information with respect to stock option activity under the Plans for the years ended December 31, 2001 and 2000 is as follows:

                                          2001                        2000
                               --------------------------- ---------------------------
                                              Weighted                    Weighted
                                          Average Exercise            Average Exercise
                                Options   Price Per Share   Options   Price Per Share
                               ---------  ---------------- ---------  ----------------
Outstanding, beginning of year 4,207,500       $19.75             --           --
   Granted--original..........   926,000       $48.39      4,230,000       $19.75
   Granted--reload............   353,309       $42.77             --           --
   Forfeited..................  (117,677)      $28.24        (22,500)      $18.75
   Exercised..................  (593,280)      $19.66             --           --
                               ---------                   ---------
Outstanding, end of year...... 4,775,852       $26.81      4,207,500       $19.75
                               =========                   =========
Exercisable at year end.......   592,645       $33.20             --           --
                               =========                   =========

    The following table summarizes information about stock options outstanding at December 31, 2001:

Exercise Prices                        Options Outstanding                     Options Exercisable
---------------        --------------------------------------------------- ------------------------------
                                       Weighted Average
                         Number        Contractual Life  Weighted Average     Number     Weighted Average
                       Outstanding     Remaining (Years)  Exercise Price    Exercisable   Exercise Price
                       -----------     ----------------- ----------------- ------------  ----------------
 $18.75-$19.99......    2,645,220             8.2             $18.75          239,220         $18.75
 $20.00-$29.99......      840,000             8.2             $21.33               --             --
 $30.00-$39.99......        1,962             8.2             $33.94               --             --
 $40.00-$49.99......      650,439             9.0             $41.91          343,694         $42.71
 $50.00-$55.29......      638,231             9.1             $52.03            9,731         $52.61
                        ---------                                             -------
                        4,775,852             8.5             $26.81          592,645         $33.20
                        =========                                             =======

    The Company has elected to account for its Plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with APB 25, compensation expense is generally not recognized for stock options that have no intrinsic value on the date of grant. The dilutive effect of outstanding options is reflected as additional share dilution in the computation of earnings per share (see Note 10).

    Had the Company applied SFAS 123 in accounting for its Plans based on the fair value of the awards at the date of grant, the Company's net income and net income per share would have decreased as indicated in the table below. For purposes of pro forma disclosures, the estimated fair value of the Plans is amortized to expense over the vesting period.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                                       For The Years Ended
                                                          December 31,
                                                       --------------------
                                                         2001       2000
                                                       --------   --------
                                                       (in thousands, except
                                                         per share data)
      Net income:
         As reported.................................. $132,668   $150,356
         SFAS 123 fair value adjustment--net of taxes.   (7,225)    (2,241)
                                                       ========   ========
         Pro Forma.................................... $125,443   $148,115
                                                       ========   ========
      Net income per common share (Basic):
         As reported.................................. $   1.85   $   2.04
         Pro Forma....................................     1.75       2.01
      Net income per common share (Diluted):
         As reported.................................. $   1.82   $   2.02
         Pro Forma....................................     1.72       1.99

    The effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years.

    The Black-Scholes option pricing model is used to estimate the fair value of each option grant on the date of grant. This valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NBI's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The weighted average fair value of options granted during 2001 and 2000 was $17.05 and $6.27, respectively. The following weighted average assumptions were used for grants under the Plans for the years ended December 31, 2001 and 2000:

                                             For The Years
                                                 Ended
                     Assumptions             December 31,
                     -----------             ------------
                                              2001   2000
                                             -----  -----
                     Dividend Yield.........  0.62%  1.30%
                     Expected volatility.... 38.61% 30.20%
                     Risk-free interest rate  3.69%  6.40%
                     Expected lives.........   4.7    5.0

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

10.  EARNINGS PER SHARE

    Earnings per share has been computed in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Shares have been adjusted to give effect to the three-for-two stock split in NBI's common stock in August 2001. The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31, 2001, 2000 and 1999:

                                                             2001         2000         1999
                                                            --------     --------    --------
                                                          (in thousands, except per share data)
Net Income..............................................   $132,668     $150,356     $135,567
                                                           ========     ========     ========
Basic weighted average shares outstanding...............     71,795       73,648       66,615
Dilutive potential shares from stock options and certain
  restricted stock awards...............................      1,257          744           --
                                                           --------     --------     --------
Dilutive weighted average shares outstanding............     73,052       74,392       66,615
                                                           ========     ========     ========
Basic earnings per share................................   $   1.85     $   2.04     $   2.04
                                                           ========     ========     ========
Diluted earnings per share..............................   $   1.82     $   2.02     $   2.04
                                                           ========     ========     ========

    At December 31, 2001 and 2000, options on approximately 676,000 shares and 30,000 shares, respectively, have been excluded from the earnings per share computation above due to their anti-dilutive effect. Due to its contingent conversion feature, long-term debt has not been considered.

11.  REGULATORY REQUIREMENTS

    NB, LLC and NBMI, as registered broker-dealers and member firms of the NYSE and the National Association of Securities Dealers, Inc., respectively, are subject to the Rule, which requires that broker-dealers maintain a minimum level of net capital, as defined. As of December 31, 2001, NB, LLC and NBMI had net capital of approximately $236,913,000 and $12,886,000, respectively, which exceeded their requirements by approximately $210,489,000 and $12,636,000, respectively.

    The Rule also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital of a broker-dealer would be less than the amount required under the Rule. Accordingly, at December 31, 2001, the payments of dividends and advances to NBI by NB, LLC and NBMI are limited to $170,853,000 and $12,586,000, respectively, under the most restrictive of these requirements.

    As of December 31, 2001, cash of $3,550,000, U.S. Treasury bills with a market value of $101,133,000 and $475,265,000 of contract value plus accrued interest on various U.S. Government obligations purchased under agreements to resell have been segregated in a special reserve bank account for the exclusive benefit of customers under Rule 15c3-3 of the SEC. In addition, cash of approximately $24,000 and U.S. Treasury bills with a market value of approximately $996,000 have been segregated under the Commodity Exchange Act.

    As a clearing broker-dealer, NB, LLC has elected to compute a reserve requirement for Proprietary Accounts of Introducing Broker-Dealers ("PAIB Calculation"), as defined. The PAIB Calculation is computed in order for correspondent firms to classify their assets held by NB, LLC as allowable assets in the correspondents' net capital calculation. At December 31, 2001, NB, LLC had a

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
reserve requirement of $11,846,000 which was met by the deposit of $13,005,000 of contract value on a U.S. Treasury note purchased under an agreement to resell, which has been segregated in a special reserve bank account for the exclusive benefit of customers--PAIB under Rule 15c3-3 of the SEC.

12.  COMMITMENTS AND CONTINGENCIES

    The Company leases office space and equipment under lease agreements expiring on various dates through 2013. Office space leases are subject to escalation based on increases in costs incurred by the lessor. Minimum rentals, excluding office space escalation, under these lease agreements are as follows:

                     Years Ending December 31,   Amount
                     ------------------------- -----------
                     2002....................  $16,889,000
                     2003....................   16,283,000
                     2004....................   15,542,000
                     2005....................   14,709,000
                     2006....................   14,178,000
                     Thereafter..............   85,310,000

    Rent expense for premises and equipment for the years ended December 31, 2001, 2000 and 1999, was $18,671,000, $16,390,000 and $13,483,000, respectively.

    The Company has satisfied margin requirements with clearing organizations by obtaining letters of credit in favor of the clearing organizations. Open unsecured letters of credit as of December 31, 2001 and 2000, were $40,501,000 and $44,312,000, respectively. Unused committed lines of credit were $100,000,000 as of December 31, 2001 and 2000.

    In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, based on discussions with legal counsel, the resolution of pending proceedings will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

13.  EMPLOYEE BENEFIT PLANS

    The Company has defined contribution plans consisting of an employee profit-sharing plan and a money purchase pension plan covering all full-time employees and qualifying part-time employees who have completed one year of continuous service, as defined. Contributions to the plans, which are at the discretion of management, are determined annually but do not exceed the amount permitted under the Internal Revenue Code as a deductible expense. Contributions to the plans for the years ended December 31, 2001, 2000 and 1999, were $4,200,000, $5,437,000 and $6,854,000, respectively.

    The Company made an initial, irrevocable contribution of 6,396,516 shares of its common stock to an employee defined contribution stock incentive plan trust (the "Stock Incentive Plan") on behalf of its employees. Common stock that was awarded to employees in conjunction with the IPO is restricted and vests in three installments on October 8/th/ of 2001, 2002 and 2003. Certain benefits of ownership, including the payment of any dividends declared during the restricted period, belong to the employees. Unvested common stock that becomes forfeited upon an employee's termination of employment is

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES
reallocated in the sole and absolute discretion of the compensation committee, including determination of vesting periods. The common stock contributed may not revert to the Company. Included in employee compensation and benefits for the year ended December 31, 1999, is a non-cash charge of approximately $134,327,000, related to the contribution of common stock. Due to forfeitures, no contributions of common stock were made for the years ended December 31, 2001 and 2000.

    On July 18, 2000, the Board of Directors adopted, upon the recommendation of its compensation committee, two plans that will facilitate employee stock ownership, an Employee Stock Purchase Plan (the "ESPP"), and the Wealth Accumulation Plan (the "Plan").

    The ESPP provides that employees may elect to acquire NBI common stock through payroll deductions, on an after tax basis, at a 15% discount from market value of such stock. Employees may not transfer the common stock acquired through the ESPP for one year from purchase date. In accordance with the terms and provisions of the ESPP, employees are precluded from acquiring, on an annual basis, shares of common stock that have an aggregate purchase price (as defined in the ESPP documentation) in excess of $10,000. The ESPP, which has a term of ten years, became effective during September 2000. During the year ended December 31, 2001, the Company issued from treasury 49,922 shares of common stock, at a 15% discount, with an approximate value of $1,923,000.

    The Plan provides that on an annual basis, employees who are eligible for a bonus may elect to defer all or a portion of their bonus and employees who receive commissions and other direct pay may elect to defer a portion of such compensation. In each case, up to 20% of total compensation may be deferred with a maximum deferral of up to $500,000; provided that employees who receive an annual bonus may, in any event, defer no more than 100% of any bonus. Amounts deferred by employees are used to acquire, on a pretax basis, NBI common stock at a 25% discount from the market value of such stock. Any common stock so acquired is restricted with respect to transfer or sale for a period of three years (during which time the employee is required to render service to the Company) from the respective bonus payment or commission payment date, as such terms are defined in the Plan. Certain benefits of ownership, including the payment of any dividends declared during the restricted period, belong to the employees. Unlike the ESPP, cash amounts credited to a participant's deferral account and shares of common stock acquired through the Plan are subject to forfeiture in certain events of termination of employment. Unearned compensation associated with the restricted stock represents the market value of NBI common stock at the date of issuance and is recognized as compensation expense ratably over the vesting period. The Plan, which has an unlimited term, became effective during September 2000. For the year ended December 31, 2001, the Company recorded compensation expense of $2,678,000.

14.  INCOME TAXES

    Prior to the Exchange in 1999, the Company primarily operated as two different types of tax entities. These entities included a Limited Liability Company (taxed as a Partnership) and an S-Corporation and as such, the combined entities' income prior to October 7, 1999 was not subject to U.S. federal income taxes. The principals of the Company's predecessor partnership were taxed on their proportionate share of the partnership's taxable income or loss.

    Effective with the Exchange, the Company became subject to U.S. federal, state and local corporate income taxes and has elected to file a federal consolidated income tax return.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

14.  INCOME TAXES (Continued)

    The components of pre-tax earnings and income tax expense and benefits reflected in the consolidated statements of income are set forth below (000's omitted):

                                      For The Years Ended December 31,
                                      -------------------------------
                                        2001       2000       1999
                                       --------  --------   --------
              Net income before taxes  $229,059  $246,921   $123,372
                                       ========  ========   ========
              Current taxes:
                 U.S. federal........  $ 57,990  $ 75,356   $ 14,982
                 State and local.....    23,696    30,959     21,250
                                       --------  --------   --------
                                         81,686   106,315     36,232
                                       --------  --------   --------
              Deferred taxes:
                 U.S. federal........    10,441    (6,922)   (35,290)
                 State and local.....     4,264    (2,828)   (13,137)
                                       --------  --------   --------
                                         14,705    (9,750)   (48,427)
                                       --------  --------   --------
              Tax (benefit) expense..  $ 96,391  $ 96,565   $(12,195)
                                       ========  ========   ========

    The Company accounts for taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company's net deferred tax assets as of December 31, 2001 and 2000, include compensation and benefits, depreciation and amortization and unrealized gains and losses on marketable securities.

    Management of the Company has not established a valuation allowance for its net deferred tax asset because they conclude that it is more likely than not the benefit will be realized.

    A reconciliation of the statutory U.S. federal income tax rate of 35% to the Company's effective income tax rate is set forth below:

                                                             For The Years Ended
                                                                 December 31,
                                                           ----------------------
                                                            2001    2000     1999
                                                           -----   -----   ------
U.S. statutory rate....................................... 35.00%  35.00%   35.00%
Increase (decrease) related to:
   State and local taxes, net of U.S. income tax effects..  7.19%   8.15%    8.17%
   Other..................................................  (.11)%  (.09)%   0.13%
                                                           -----   -----   ------
Rate before Reorganization and IPO Charges and effect from
  changes in the value of the stock price................. 42.08%  43.06%   43.30%
Rate benefit for partnership period.......................    --      --   (63.02)%
Adjustment in benefit related to movement in stock price..    --   (3.95)%   9.84%
                                                           -----   -----   ------
Effective tax rate........................................ 42.08%  39.11%   (9.88)%
                                                           =====   =====   ======

    The Company's effective tax rate in 1999 included a rate benefit attributable to the Company generally not being subject to corporate taxes on its earnings prior to its conversion to corporate form.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

14.  INCOME TAXES (Continued)

    The value of the Company's deferred tax asset relating to the unvested shares in the Stock Incentive Plan fluctuated with the price of the Company's stock from December 31, 1999 to June 30, 2000. In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25 ("FIN 44"). The Company adjusted, based upon the price of its common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset that relates to unvested shares in the Stock Incentive Plan. FIN 44 became effective on July 1, 2000, and now requires that the deferred tax asset be determined by the compensation expense recognized for financial reporting purposes. Accordingly, at June 30, 2000, the Company fixed the carrying value of its deferred tax asset for unvested shares in its Stock Incentive Plan, based upon the price of NBI's common stock at the close of business that day.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires the Company to report the fair value of financial instruments, as defined. Substantially all of the Company's assets and liabilities are carried at contract value, which approximates market value due to their relatively short-term nature or variable market rates of interest. Long-term debt of $151,420,000, which is carried at accreted cost, had an estimated fair value of approximately $150,063,000 at December 31, 2001.

16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, the Company enters into various debt and equity transactions as principal or agent. The execution, settlement and financing of these transactions can result in off-balance sheet risk or concentrations of credit risk.

    The Company has a high net worth and institutional client base. The Company records client securities transactions on a settlement date basis, which is generally three business days after trade date. The Company is exposed to off-balance sheet risk of loss on unsettled transactions in the event clients and other counterparties are unable to fulfill contractual obligations.

    The Company's policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of credit exposure, position and financial reporting and control procedures. In addition, the Company has a policy of reviewing the credit standing, where applicable, of each broker-dealer, client and other counterparty with which it conducts business. The Company monitors the market value of collateral and requests and receives additional collateral when required.

    For transactions in which the Company extends credit to clients, the Company seeks to control the risks associated with these activities by requiring clients to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests the deposit of additional collateral, or reduces securities positions when necessary. The Company's policy is to take possession of securities purchased under agreements to resell.

    As part of its prime brokerage business, the Company writes covered over-the-counter put options on listed equity securities with certain of its prime brokerage clients. Market risk is mitigated as the options are generally deep in the money and covered by an equivalent number of securities sold but not yet purchased. The fair value of such options was approximately $826,000 and $1,633,000 at December 31, 2001 and 2000, respectively.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

17.  SEGMENT INFORMATION

    Under the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company has four reportable segments: Private Asset Management, Mutual Fund and Institutional, Professional Securities Services and Corporate. The Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions through money management, advisory services and trust services. Its revenues are principally investment advisory fees and commissions. The investment advisory and administrative services that are provided through the Mutual Fund and Institutional segment include: the management of the Neuberger Berman family of mutual funds, investment management of institutional separate account products and wrap products sponsored by third party brokerage firms and banks. Its revenues are principally investment advisory and administrative fees and commissions. The Professional Securities Services segment provides trade execution, clearing, custody, margin financing, portfolio reporting and trust services through professional investor clearing services, wealth management services, research sales and other activities, including market making, global securities lending, custody and recordkeeping services and treasury management. The revenues derived by this segment are principally commissions, net interest, trading revenues and clearance fees. The Corporate segment reflects certain corporate results that are not directly related to the day-to-day operations of the Company's principal business. Prior periods have been revised to conform with current year presentation.

    The Company does not record revenues from transactions between segments (referred to as intersegment revenues).

    The Company evaluates performance of its segments based on profit or loss from operations before Reorganization and IPO Charges and taxes. No single client accounted for more than 10% of the Company's combined revenues. Information on statement of financial condition data by segment is not disclosed because it is not used for evaluating segment performance and deciding how to allocate resources to segments. Substantially all of the Company's revenues and assets are attributable to or located in the United States.

    Summarized information for the Company's reportable segments is presented in the following table (000's omitted):

                                                      For The Year Ended December 31, 2001
                                            --------------------------------------------------------
                                             Private      Mutual     Professional
                                              Asset      Fund and     Securities
                                            Management Institutional   Services   Corporate  Total
                                            ---------- ------------- ------------ --------- --------
Investment advisory and administrative fees  $201,956    $205,921      $ 5,712    $     12  $413,601
Commissions................................    88,230      17,671       38,766          --   144,667
Net interest income (expense)..............     4,812          74       33,805      (4,061)   34,630
Principal transactions in securities, net..        --         (56)       3,910      (1,066)    2,788
Clearance fees.............................        --          --       13,450          --    13,450
Other income...............................       740          90        3,282          34     4,146
                                             --------    --------      -------    --------  --------
Net revenues (loss) after interest expense.   295,738     223,700       98,925      (5,081)  613,282
Operating expenses.........................   154,069     140,641       71,833      17,680   384,223
                                             --------    --------      -------    --------  --------
Net income (loss) before taxes.............  $141,669    $ 83,059      $27,092    $(22,761) $229,059
                                             ========    ========      =======    ========  ========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                                             For The Year Ended December 31, 2000
                                                   --------------------------------------------------------
                                                    Private      Mutual     Professional
                                                     Asset      Fund and     Securities
                                                   Management Institutional   Services   Corporate  Total
                                                   ---------- ------------- ------------ --------- --------
Investment advisory and administrative fees.......  $191,438    $206,965      $  1,504   $     --  $399,907
Commissions.......................................    93,967      16,958        35,664         --   146,589
Net interest income (expense).....................     5,040          29        38,331     (3,132)   40,268
Principal transactions in securities, net.........        --          72        10,670     (1,119)    9,623
Clearance fees....................................        --          --        13,532         --    13,532
Other income......................................       301          40         5,280        807     6,428
                                                    --------    --------      --------   --------  --------
Net revenues (loss) after interest expense........   290,746     224,064       104,981     (3,444)  616,347
Operating expenses................................   144,034     147,455        63,523     14,414   369,426
                                                    --------    --------      --------   --------  --------
Net income (loss) before taxes....................  $146,712    $ 76,609      $ 41,458   $(17,858) $246,921
                                                    ========    ========      ========   ========  ========

                                                             For The Year Ended December 31, 1999
                                                   --------------------------------------------------------
                                                    Private      Mutual     Professional
                                                     Asset      Fund and     Securities
                                                   Management Institutional   Services   Corporate  Total
                                                   ---------- ------------- ------------ --------- --------
Investment advisory and administrative fees.......  $166,454    $211,839      $ 1,141    $     --  $379,434
Commissions.......................................    90,132      21,544       30,406          --   142,082
Net interest income (expense).....................     3,498          30       26,182      (3,457)   26,253
Principal transactions in securities, net.........        --         142        7,924       1,937    10,003
Clearance fees....................................        --          --       11,081          --    11,081
Other income......................................        30          54        3,975          --     4,059
                                                    --------    --------      -------    --------  --------
Net revenues (loss) after interest expense........   260,114     233,609       80,709      (1,520)  572,912
Operating expenses excluding Reorganization and
 IPO Charges......................................    86,847     150,362       51,494      10,783   299,486
                                                    --------    --------      -------    --------  --------
Net income (loss) before Reorganization and IPO
 Charges and taxes................................  $173,267    $ 83,247      $29,215    $(12,303) $273,426
                                                    ========    ========      =======    ========  ========

    The following table is a reconciliation of reportable segment net income, before Reorganization and IPO Charges and taxes, to the Company's consolidated totals.

                                                                     Total
                                                                   --------
    For the Year Ended December 31, 2001
       Net income before taxes.................................... $229,059
       Tax expense................................................  (96,391)
                                                                   --------
       Net income................................................. $132,668
                                                                   ========

   For the Year Ended December 31, 2000
      Net income before taxes.................................... $ 246,921
      Tax expense................................................   (96,565)
                                                                  ---------
      Net income................................................. $ 150,356
                                                                  =========
   For the Year Ended December 31, 1999
      Net income before Reorganization and IPO Charges and taxes. $ 273,426
      Reorganization and IPO Charges.............................  (150,054)
      Tax benefit................................................    12,195
                                                                  ---------
      Net income................................................. $ 135,567
                                                                  =========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

18.  RELATED PARTY TRANSACTIONS

    During the years ended December 31, 2001, 2000 and 1999, the Company earned approximately $14,174,000, $13,028,000 and $17,779,000, respectively, in brokerage commissions from the Funds.

    Included in fees receivable is $12,049,000 and $11,954,000 related to amounts due from the Funds at December 31, 2001 and 2000, respectively.

    Certain employees of the Company are officers and/or trustees of the Funds. The Company also reimbursed certain Funds for expenses during the years ended December 31, 2001, 2000 and 1999, of approximately $1,092,000, $1,770,000 and
$2,225,000, respectively, to the extent that such Funds exceeded their specified expense limitations.

    Included in cash and cash equivalents is $184,161,000 and $76,494,000 related to investments in affiliated funds at December 31, 2001 and 2000, respectively. In addition, securities owned at market includes $23,092,000 and $6,239,000 of investments made by the Company in various Funds as of December 31, 2001 and 2000, respectively.

19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                       2001
                                        -----------------------------------
                                         First      Second   Third    Fourth
                                        --------   -------- -------- --------
                                        (in thousands, except per share data)
    Net revenues after interest expense $154,832   $157,034 $149,860 $151,556
    Operating expenses.................   95,776     98,860   92,056   97,531
                                        --------   -------- -------- --------
    Net income before taxes............   59,056     58,174   57,804   54,025
    Tax expense........................   24,822     24,490   24,335   22,744
                                        --------   -------- -------- --------
    Net income......................... $ 34,234   $ 33,684 $ 33,469 $ 31,281
                                        ========   ======== ======== ========
    Net income per common share:
       Basic........................... $   0.47   $   0.46 $   0.47 $   0.45
                                        ========   ======== ======== ========
       Diluted......................... $   0.46   $   0.45 $   0.47 $   0.44
                                        ========   ======== ======== ========

                                                       2000
                                        -----------------------------------
                                         First      Second   Third    Fourth
                                        --------   -------- -------- --------
                                        (in thousands, except per share data)
    Net revenues after interest expense $155,412   $151,810 $151,650 $157,475
    Operating expenses.................   95,194     90,206   89,672   94,354
                                        --------   -------- -------- --------
    Net income before taxes............   60,218     61,604   61,978   63,121
    Tax expense........................   19,977     22,899   26,713   26,976
                                        --------   -------- -------- --------
    Net income......................... $ 40,241   $ 38,705 $ 35,265 $ 36,145
                                        ========   ======== ======== ========
    Net income per common share:
       Basic........................... $   0.54   $   0.53 $   0.48 $   0.49
                                        ========   ======== ======== ========
       Diluted......................... $   0.54   $   0.52 $   0.47 $   0.48
                                        ========   ======== ======== ========

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                                        1999
                                        -----------------------------------
                                         First     Second   Third    Fourth
                                        --------  -------- -------- --------
                                        (in thousands, except per share data)
    Net revenues after interest expense $144,586  $143,602 $141,328 $143,396
    Operating expenses.................   70,384    72,172   70,429  236,555
                                        --------  -------- -------- --------
    Net income (loss) before taxes.....   74,202    71,430   70,899  (93,159)
    Tax (benefit) expense..............    2,421     2,131   10,492  (27,239)
                                        --------  -------- -------- --------
    Net income (loss).................. $ 71,781  $ 69,299 $ 60,407 $(65,920)
                                        ========  ======== ======== ========
    Net income (loss) per common share:
       Basic and diluted............... $   1.12  $   1.08 $   0.94 $  (0.89)
                                        ========  ======== ======== ========

20.  SUBSEQUENT EVENT

    On January 28, 2002, NBI declared a quarterly cash dividend on its common stock in the amount of $0.075 per share. The dividend was paid on February 19, 2002 to stockholders of record at the close of business on February 7, 2002.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

      SCHEDULE I-CONDENSED FINANCIAL STATEMENTS OF THE REGISTRANT PARENT

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                (in thousands)

                                                                               December 31,
                                                                             -----------------
                                                                               2001     2000
                                                                             -------- --------
ASSETS
Cash and cash equivalents................................................... $  4,131 $     --
Securities owned, at market value...........................................   10,210       --
Receivable from subsidiaries................................................   58,961   47,971
Investment in subsidiaries..................................................  363,193  248,331
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation and amortization of $4,955 and $608 at December 31, 2001 and
  2000, respectively........................................................   19,672    7,428
Other assets................................................................   63,239   56,824
                                                                             -------- --------
       Total assets......................................................... $519,406 $360,554
                                                                             ======== ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Other liabilities and accrued expenses................................... $ 41,596 $ 10,415
                                                                             -------- --------
   Long-term debt...........................................................  151,420       --
                                                                             -------- --------
Stockholders' equity:
   Common stock.............................................................      753      750
   Other equity.............................................................  325,637  349,389
                                                                             -------- --------
       Total liabilities and stockholders' equity........................... $519,406 $360,554
                                                                             ======== ========



    The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                      CONDENSED STATEMENTS OF OPERATIONS
                                (in thousands)

                                                                                 For The Period
                                                             For The Years Ended October 8, 1999
                                                                December 31,         Through
                                                             ------------------   December 31,
                                                               2001      2000         1999
                                                             --------  --------  ---------------
REVENUES:
   Interest................................................. $    424  $     --     $      --
   Management fees..........................................    4,819       608            --
                                                             --------  --------     ---------
       Gross revenues.......................................    5,243       608            --
Interest expense............................................    1,643        --            --
                                                             --------  --------     ---------
       Net revenues after interest expense..................    3,600       608            --
                                                             ========  ========     =========
OPERATING EXPENSES:
   Employee compensation and benefits.......................      339       126       137,273
   Depreciation and amortization............................    4,819       608            --
   Other expenses...........................................    2,458     1,342        10,000
                                                             --------  --------     ---------
       Total operating expenses.............................    7,616     2,076       147,273
                                                             ========  ========     =========
Loss from operations before equity in income of subsidiaries
  and taxes.................................................   (4,016)   (1,468)     (147,273)
Equity in income of subsidiaries............................  134,168   141,384        26,845
                                                             --------  --------     ---------
       Net income (loss) before taxes.......................  130,152   139,916      (120,428)
Tax benefit.................................................   (2,516)  (10,440)      (50,689)
                                                             --------  --------     ---------
       Net income (loss).................................... $132,668  $150,356     $ (69,739)
                                                             ========  ========     =========


    The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                      CONDENSED STATEMENTS OF CASH FLOWS
                       (in thousands, except share data)

                                                                                      For The Period
                                                                 For The Years Ended  October 8, 1999
                                                                    December 31,          Through
                                                                --------------------   December 31,
                                                                   2001       2000         1999
                                                                ---------  ---------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).............................................. $ 132,668  $ 150,356     $(69,739)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities--
   Equity in income of subsidiaries............................  (134,168)  (141,384)     (26,845)
   Contribution to defined contribution stock incentive plan
     trust.....................................................        --         --      134,327
   Deferred tax (benefit) provision............................    16,344     (9,750)     (48,427)
   Depreciation and amortization...............................     4,819        608           --
   Interest on long-term debt..................................     1,643         --           --
Amortization of unearned compensation, net.....................     2,678         --           --
Net tax benefit on options exercised...........................       748         --           --
(Increase) decrease in operating assets--
   Securities owned, at market value...........................   (10,210)        --           --
   Receivable from subsidiaries................................   (10,990)     1,604      (49,575)
   Other assets................................................   (12,627)       (23)          --
Increase (decrease) in operating liability--
   Other liabilities and accrued expenses......................    31,181     (9,271)      21,271
                                                                ---------  ---------     --------
       Net cash provided by (used in) operating activities.....    22,086     (7,860)     (38,988)
                                                                =========  =========     ========
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for purchases of furniture, equipment and
     leasehold improvements....................................   (16,592)    (8,245)          --
   Cash paid for acquisitions..................................   (51,486)    (7,882)          --
   Dividends received from subsidiaries........................    78,300     80,000           --
   Investment in subsidiaries..................................    (3,500)    (1,157)     (40,871)
                                                                ---------  ---------     --------
       Net cash provided by (used in) investing activities.....     6,722     62,716      (40,871)
                                                                ---------  ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock....................................     3,633         --       87,933
   Payments for dividends......................................   (20,374)   (19,646)          --
   Purchase of treasury stock..................................  (158,602)   (35,210)      (8,074)
   Proceeds from issuance of long-tem debt.....................   150,666         --           --
                                                                ---------  ---------     --------
       Net cash provided by (used in) financing activities.....   (24,677)   (54,856)      79,859
                                                                ---------  ---------     --------
       Net increase in cash and cash equivalents...............     4,131         --           --
CASH AND CASH EQUIVALENTS, beginning of period.................        --         --           --
                                                                ---------  ---------     --------
CASH AND CASH EQUIVALENTS, end of period....................... $   4,131  $      --     $     --
                                                                =========  =========     ========

    The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       (in thousands, except share data)

Supplemental disclosures of cash flow information:

    NBI made no interest payments for the years ended December 31, 2001 and 2000, and for the period October 8, 1999 through December 31, 1999.

    Tax payments totaled $46,012 and $109,683 during the year ended December 31, 2000. NBI made no tax payments for the period October 8, 1999 through December 31, 1999.

Supplemental disclosures of non-cash operating, investing and financing activities:

    On October 7, 1999, the principals of NB, LLC and the shareholders of NBMI exchanged their ownership interests for common stock of NBI with a carrying value of $109,317.

    In connection with NBI's initial public offering, an initial, irrevocable non-cash contribution of 6,396,516 shares of its common stock was made to an employee defined contribution stock incentive plan trust. The non-cash expense associated with the contribution totaled $134,327 and was recognized on the date it was funded, in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." NBI recorded a deferred tax benefit of $46,262 related to the contribution.

    On November 23, 1999, NBI declared an initial quarterly cash dividend on its common stock in the amount of $0.067 per share. The dividend was paid on January 25, 2000, to stockholders of record at the close of business on January 11, 2000.

    On December 27, 1999, NBI made a cash contribution of $10,000 to the Neuberger Berman Foundation. In connection with the cash contribution, NBI recorded a deferred tax benefit of $2,165.

    During the first six months of 2000, NBI increased, based upon the price of its common stock at the close of business on June 30, 2000, the carrying value of the deferred tax asset resulting from its initial, irrevocable non-cash contribution of 6,396,516 shares referred to above, by $9,750.

    During 2000, as part of the purchase price of an acquisition, NBI issued 16,459 shares of common stock from treasury with a market value of $875. During 2001, as part of the purchase price of two acquisitions, NBI issued 402,857 shares of common stock from treasury with a market value of $15,500.

    In connection with an employee stock ownership plan, NBI issued for the years ended December 31, 2001 and 2000, 163,502 and 43,756 of restricted shares, respectively, with a market value of $8,040 and $2,298, of which $3,503 and $1,003 were issued from treasury, respectively. These issuances of shares were recorded as a credit to capital stock with a corresponding debit to unearned compensation. In addition, 3,379 shares of common stock were forfeited in 2001 with a market value of $176. These forfeitures of shares were recorded as a debit to capital stock with corresponding credits to unearned compensation and employee compensation and benefits.

    The accompanying notes are an integral part of the condensed financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  GENERAL

    The condensed financial statements of NBI should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements which are included elsewhere in this report.

    For purposes of the condensed statements of financial condition, NBI considers all investments in money market funds to be cash equivalents.

    Securities owned are valued at market.

    Investment in subsidiaries represents NBI's investment in its subsidiary companies. Income and losses of the subsidiaries are recognized using equity method accounting.

    Receivable from subsidiaries include cash advances and amounts due under intra-corporate tax sharing arrangements.

    Dividends paid to NBI by its wholly owned subsidiaries were $78,300,000 and $80,000,000 for the years ended December 31, 2001 and 2000, respectively. No dividends were paid to NBI for the period October 8, 1999 through December 31, 1999.

    For information on the following, refer to the indicated Notes to the Consolidated Financial Statements, which are included elsewhere in this report.

    . Long-Term Debt (Note 7)

    . Commitments and Contingencies (Note 12)

    Certain prior year amounts have been reclassified to conform with the current year presentation.

2.  SUBSEQUENT EVENT

    On January 28, 2002, NBI declared a quarterly cash dividend on its common stock in the amount of $0.075 per share. The dividend was paid on February 19, 2002 to stockholders of record at the close of business on February 7, 2002.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (in thousands, except share data)

                                                                        March 31,  December 31,
                                                                          2002         2001
                                                                       ----------- ------------
                                                                       (Unaudited)
ASSETS
Cash and cash equivalents............................................. $  222,000   $  282,040
Cash and securities segregated for the exclusive benefit of clients...    992,241      593,973
Cash and securities deposited with clearing organizations, (including securities with market values of $11,985 and $11,957 at March 31,
  2002 and December 31, 2001, respectively)...........................     13,217       13,189
Securities purchased under agreements to resell.......................    190,862      304,576
Receivable from brokers, dealers and clearing organizations...........  2,212,776    2,109,110
Receivable from clients...............................................    572,046      773,854
Securities owned, at market value.....................................     91,603       88,058
Fees receivable.......................................................     33,517       29,719
Furniture, equipment and leasehold improvements, at cost, net of accumulated depreciation and amortization of $42,224 and $38,651 at
  March 31, 2002 and December 31, 2001, respectively..................     47,181       43,793
Other assets..........................................................    143,825      144,175
                                                                       ----------   ----------
   Total assets....................................................... $4,519,268   $4,382,487
                                                                       ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Securities sold under agreements to repurchase.....................    465,122      608,538
   Payable to brokers, dealers and clearing organizations.............  2,131,565    1,703,745
   Payable to clients.................................................  1,305,886    1,415,904
   Securities sold but not yet purchased, at market value.............      5,558        6,174
   Other liabilities and accrued expenses.............................     84,644      135,316
                                                                       ----------   ----------
                                                                        3,992,775    3,869,677
                                                                       ----------   ----------
   Long-term debt.....................................................    151,704      151,420
                                                                       ----------   ----------
   Subordinated liability.............................................     35,000       35,000
                                                                       ----------   ----------
Stockholders' equity:
   Preferred stock, $.01 par value; 5,000,000 shares authorized; none
     issued at March 31, 2002 and December 31, 2001...................         --           --
   Common stock, $.01 par value; 250,000,000 shares authorized;
     75,680,379 and 75,310,547 shares issued at March 31, 2002 and
     December 31, 2001, respectively; 70,442,722 and 70,416,985 shares outstanding at March 31, 2002 and December 31, 2001,
     respectively.....................................................        757          753
   Paid-in capital....................................................    349,660      341,344
   Retained earnings..................................................    201,210      173,265
                                                                       ----------   ----------
                                                                          551,627      515,362
Less: Treasury stock, at cost, of 5,237,657 and 4,893,562 shares at
  March 31, 2002 and December 31, 2001, respectively..................   (196,906)    (181,488)
 Unearned compensation................................................    (14,932)      (7,484)
                                                                       ----------   ----------
   Total stockholders' equity.........................................    339,789      326,390
                                                                       ----------   ----------
   Total liabilities and stockholders' equity......................... $4,519,268   $4,382,487
                                                                       ==========   ==========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands, except per share data)

                                                           For The Three Months
                                                            Ended March 31,
                                                           --------------------
                                                             2002        2001
                                                           --------    --------
   REVENUES:
   Investment advisory and administrative fees............ $108,912    $103,292
   Commissions............................................   39,598      36,693
   Interest...............................................   19,378      57,708
   Principal transactions in securities, net..............      502         559
   Clearance fees.........................................    2,931       3,814
   Other income...........................................    2,835         577
                                                           --------    --------
      Gross revenues......................................  174,156     202,643
   Interest expense.......................................   13,961      47,811
                                                           --------    --------
      Net revenues after interest expense.................  160,195     154,832
                                                           ========    ========
   OPERATING EXPENSES:
   Employee compensation and benefits.....................   68,439      65,572
   Information technology.................................    5,797       5,450
   Rent and occupancy.....................................    5,503       4,625
   Brokerage, clearing and exchange fees..................    3,039       2,702
   Advertising and sales promotion........................    2,193       2,546
   Distribution and fund administration...................    5,820       4,371
   Professional fees......................................    2,542       1,964
   Depreciation and amortization..........................    3,697       2,771
   Other expenses.........................................    5,344       5,775
                                                           --------    --------
      Total operating expenses............................  102,374      95,776
                                                           --------    --------
      Net income before taxes.............................   57,821      59,056
   Provision for income taxes.............................   24,574      24,822
                                                           --------    --------
      Net income.......................................... $ 33,247    $ 34,234
                                                           ========    ========
   Net income per common share
      Net income per share--Basic......................... $   0.48    $   0.47
                                                           ========    ========
      Net income per share--Diluted....................... $   0.47    $   0.46
                                                           ========    ========
      Weighted average common shares outstanding--Basic...   70,044      73,167
                                                           ========    ========
      Weighted average common shares outstanding--Diluted.   71,279      74,668
                                                           ========    ========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENT OF CHANGES
                      IN STOCKHOLDERS' EQUITY (UNAUDITED)
                                (in thousands)

                                              For The Three Months Ended March 31, 2002
                                     -----------------------------------------------------------
                                     Common  Paid-in  Retained   Treasury    Unearned
                                     Stock   Capital  Earnings    Stock    Compensation   Total
                                     ------ --------  --------  ---------  ------------ --------
Beginning balance,
 December 31, 2001..................  $753  $341,344  $173,265  $(181,488)   $ (7,484)  $326,390
   Dividends........................    --        --    (5,302)        --          --     (5,302)
   Acquisition of treasury stock....    --        --        --    (18,168)         --    (18,168)
   Issuance of common stock.........     4     8,344        --      2,823      (8,889)     2,282
   Amortization of unearned
    compensation....................    --        --        --         --       1,361      1,361
   Forfeitures of restricted stock
    awards..........................    --       (28)       --        (73)         80        (21)
   Net income.......................    --        --    33,247         --          --     33,247
                                      ----  --------  --------  ---------    --------   --------
Ending balance,
 March 31, 2002.....................  $757  $349,660  $201,210  $(196,906)   $(14,932)  $339,789
                                      ====  ========  ========  =========    ========   ========





   The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (in thousands)

                                                                        For The Three Months
                                                                           Ended March 31,
                                                                        --------------------
                                                                           2002       2001
                                                                        ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income............................................................ $  33,247  $  34,234
 Adjustments to reconcile net income to net cash provided by (used in)
   operating activities--
   Depreciation and amortization.......................................     3,697      2,771
   Deferred tax provision (benefit)....................................     1,618     (1,077)
   Amortization of unearned compensation, net..........................     1,340        505
   Interest on long-term debt..........................................       616         --
Net tax benefit on options exercised...................................     1,745        570
(Increase) decrease in operating assets--
   Cash and securities segregated for the exclusive benefit of clients.  (398,268)   235,668
   Cash and securities deposited with clearing organizations...........       (28)        18
   Securities purchased under agreements to resell.....................   113,714    119,465
   Receivable from brokers, dealers and clearing organizations.........  (103,666)  (160,093)
   Receivable from clients.............................................   201,808   (154,607)
   Securities owned, at market value...................................    (3,545)    12,613
   Fees receivable.....................................................    (3,798)    (4,662)
   Other assets........................................................    (1,724)    (2,128)
Increase (decrease) in operating liabilities--
   Bank loans..........................................................        --    157,000
   Securities sold under agreements to repurchase......................  (143,416)    14,430
   Payable to brokers, dealers and clearing organizations..............   427,820    519,631
   Payable to clients..................................................  (110,018)  (689,226)
   Securities sold but not yet purchased, at market value..............      (616)     9,779
   Other liabilities and accrued expenses..............................   (50,672)   (29,558)
                                                                        ---------  ---------
       Net cash provided by (used in) operating activities.............   (30,146)    65,333
                                                                        ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Payments for purchases of furniture, equipment and leasehold
     improvements......................................................    (6,961)    (4,503)
   Cash paid for acquisitions..........................................        --    (14,442)
                                                                        ---------  ---------
       Cash used in investing activities...............................    (6,961)   (18,945)
                                                                        ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments for dividends..............................................    (5,302)    (4,889)
   Issuance of common stock............................................       537      2,079
   Purchase of treasury stock..........................................   (18,168)    (7,613)
                                                                        ---------  ---------
       Net cash used in financing activities...........................   (22,933)   (10,423)
                                                                        ---------  ---------
       Net increase (decrease) in cash and cash equivalents............   (60,040)    35,965
CASH AND CASH EQUIVALENTS, beginning of period.........................   282,040     88,117
                                                                        ---------  ---------
CASH AND CASH EQUIVALENTS, end of period............................... $ 222,000  $ 124,082
                                                                        =========  =========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                       (in thousands, except share data)

Supplemental disclosures of cash flow information:

    Interest payments totaled $12,836 and $46,885 for the three months ended March 31, 2002 and 2001, respectively.

    Tax payments totaled $31,124 and $7,393 for the three months ended March 31, 2002 and 2001, respectively.

Supplemental disclosures of non-cash operating, investing and financing activities:

    As part of the purchase price for the assets of Fasciano Company, Inc., on March 23, 2001, Neuberger Berman Inc. issued 57,295 shares of common stock from treasury with a market value of $2,500.

    In connection with employee stock ownership plans, Neuberger Berman Inc. issued for the three months ended March 31, 2002 and 2001, 206,929 and 106,896 of restricted shares, respectively, with market values of $8,889 and $5,635, of which $2,320 and $1,586 were issued from treasury, respectively. These issuances of shares were recorded as a credit to capital stock with a corresponding debit to unearned compensation. In addition, 2,288 shares of restricted stock were forfeited in the first quarter of 2002 with a recorded value of $101. These forfeitures of shares were recorded as a debit to capital stock with corresponding credits to unearned compensation and employee compensation and benefits.



   The accompanying notes are an integral part of the condensed consolidated financial statements.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (Unaudited)

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

    Neuberger Berman Inc. ("NBI") was organized as a Delaware corporation on August 13, 1998. NBI was formed to be the holding company for Neuberger Berman, LLC ("NB, LLC"), a Delaware limited liability company and Neuberger Berman Management Inc. ("NBMI"), a New York corporation, and to allow for the issuance of common stock to the public.

    The condensed consolidated financial statements include the accounts of NBI and its subsidiaries. NBI's significant wholly owned subsidiaries are NB, LLC, NBMI, and Neuberger Berman Trust Company, N.A., which holds a national bank charter under the laws of the United States (collectively, the "Company"). Material intercompany transactions and balances have been eliminated in consolidation.

    The Company is a registered investment adviser and a registered broker-dealer, providing investment management services to high net worth clients, mutual funds and institutional clients. As a registered investment adviser, the Company manages equity, fixed income, balanced, socially responsive, and international portfolios for individuals, families, endowments, foundations, trusts and employee benefit plans. In addition, the Company advises the Neuberger Berman family of funds. As a registered broker-dealer, the Company executes securities transactions for its clients and others and provides prime brokerage and correspondent clearing services to other firms.

2.  BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements do not include all of the information and notes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of condensed consolidated financial condition and results of operations for the periods presented have been included. All adjustments are of a normal and recurring nature. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Certain prior period amounts have been reclassified to conform to the three months ended March 31, 2002 presentation.

    On July 23, 2001, the Board of Directors of NBI declared a three-for-two stock split of the Company's common stock in the form of a 50% stock dividend. Accordingly, certain share data as well as net income per common share amounts have been retroactively adjusted to reflect the three-for-two stock split.

3.  GOODWILL AND OTHER INTANGIBLE ASSETS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142, which became effective on July 1, 2001 for acquisitions after June 30, 2001, and on January 1, 2002 for acquisitions prior to July 1, 2001, states that goodwill is no longer subject to amortization over its estimated useful life, but will be assessed for impairment. In addition, acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer's intent to do so. For the three months ended March 31, 2001, net income excluding

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)


3.  GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

goodwill amortization would have been $34,325,000. As of March 31, 2002, the Company does not anticipate any goodwill impairment charge as a result of the implementation of SFAS 142.

4.  LONG-TERM DEBT

    On May 4, 2001, in accordance with Rule 144A of the Securities Act of 1933, as amended, the Company sold $175,000,000 principal amount at maturity of zero-coupon senior convertible notes due 2021, resulting in proceeds of approximately $151,000,000. The issue price represents a yield to maturity of 0.75% per year, which is accounted for using the effective interest rate method. Each $1,000 principal amount at maturity of the convertible securities is convertible into 13.8879 shares of the Company's common stock upon the occurrence of any of the following events: i) during any calendar quarter commencing after June 30, 2001, the closing sale price of NBI's common stock on the New York Stock Exchange ("NYSE") for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than a specified percentage, initially 120% and declining 0.12658% each quarter thereafter, of the accreted conversion price per share of the Company's common stock on the last trading day of the preceding calendar quarter; ii) the Company elects to redeem the convertible securities; iii) the Company takes certain corporate actions, such as the declaration of an extraordinary dividend; and iv) the credit rating by Standard & Poor's is below investment grade. The Company may redeem the convertible securities for cash on or after May 4, 2006, at their accreted value. The Company may be required to repurchase the convertible securities at the accreted value thereof, at the option of the holders on May 4 of 2002, 2004, 2006, 2011 and 2016. The Company may choose to pay for such repurchases in cash or shares of its common stock. For the three months ended March 31, 2002, the Company recorded accreted interest of $284,000.

    Effective May 2, 2002, the Company amended the terms of its convertible securities to permit the holders, at their option, to cause the Company to repurchase the convertible securities on November 4, 2002, at their accreted value of $870.67 per $1,000 principal amount at maturity. The Company also announced that each holder electing not to require the Company to repurchase its convertible securities as of May 4, 2002, will receive a one-time payment of $4.34 for every $1,000 aggregate principal amount at maturity of the convertible securities held. As of the close of business May 3, 2002, holders of approximately 5% or $8.7 million principal amount of the convertible securities exercised their option to cause the Company to repurchase their convertible securities. The Company paid $7.6 million for these repurchases in cash on May 6, 2002. On May 8, 2002, the Company made a one-time payment of $4.34 for every $1,000 aggregate principal amount at maturity of the convertible securities to each holder of the convertible securities as of the close of business on May 7, 2002.

5.  REGULATORY REQUIREMENTS

    NB, LLC and NBMI, as registered broker-dealers and member firms of the NYSE and the National Association of Securities Dealers, Inc., are subject to the Securities and Exchange Commission's (the "SEC") Uniform Net Capital Rule 15c3-1 ("the Rule"), which requires that broker-dealers maintain a minimum level of net capital, as defined. As of March 31, 2002, NB, LLC and NBMI had net capital of approximately $216,132,000 and $5,429,000, respectively, which exceeded their requirements by approximately $195,132,000 and $5,179,000, respectively.

    The Rule also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital of a broker-dealer would be less than the amount required under the Rule.

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)


5.  REGULATORY REQUIREMENTS (Continued)

Accordingly, at March 31, 2002, the payments of dividends and advances to NBI by NB, LLC and NBMI are limited to approximately $163,633,000 and $5,129,000, respectively, under the most restrictive of these requirements.

    As of March 31, 2002, cash of $1,500,000, U.S Treasury bills with a market value of $315,440,000 and $658,283,000 of contract value plus accrued interest on various U.S. Government obligations purchased under agreements to resell have been segregated in a special reserve bank account for the exclusive benefit of customers under Rule 15c3-3 of the SEC. In addition, cash of approximately $18,000 and U.S. Treasury bills with a market value of approximately $996,000 have been segregated under the Commodity Exchange Act.

    As a clearing broker-dealer, NB, LLC has elected to compute a reserve requirement for Proprietary Accounts of Introducing Broker-Dealers ("PAIB Calculation"), as defined. The PAIB Calculation is computed in order for correspondent firms to classify their assets held by NB, LLC as allowable assets in the correspondents' net capital calculation. At March 31, 2002, NB, LLC had a reserve requirement of $11,811,000 which was met by the deposit of $16,004,000 of contract value plus accrued interest on a U.S. Treasury note purchased under an agreement to resell, which has been segregated in a special reserve bank account for the exclusive benefit of customers-PAIB under Rule 15c3-3 of the SEC.

6.  EARNINGS PER SHARE

    Basic earnings per common share are calculated by dividing net income by the weighted average common shares outstanding. Diluted earnings per common share are calculated by dividing net income by the total weighted average common shares outstanding and common stock equivalents. Common stock equivalents are comprised of dilutive potential shares from stock options and certain restricted stock awards. Common stock equivalents are excluded from the computation if their effect is anti-dilutive. Diluted earnings per common share are computed using the treasury stock method. Shares have been adjusted to give effect to the three-for-two stock split in NBI's common stock in August 2001.

    The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the three months ended March 31, 2002 and 2001:

                                                                    For The Three Months
                                                                    Ended March 31,
                                                                    --------------------
                                                                      2002        2001
                                                                    -------      -------
                                                                    (In Thousands, Except
                                                                    Per Share Data)
Net Income......................................................... $33,247      $34,234
                                                                    =======      =======
Basic weighted average shares outstanding..........................  70,044       73,167
Dilutive potential shares from stock options and certain restricted
  stock awards.....................................................   1,235        1,501
                                                                    -------      -------
Dilutive weighted average shares outstanding.......................  71,279       74,668
                                                                    =======      =======
Basic earnings per share........................................... $  0.48      $  0.47
                                                                    =======      =======
Diluted earnings per share......................................... $  0.47      $  0.46
                                                                    =======      =======

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)


6.  EARNINGS PER SHARE (Continued)

    At March 31, 2002 and 2001, options on approximately 1,042,000 shares and 997,000 shares, respectively, have been excluded from the earnings per share computation above due to their anti-dilutive effect. Due to its contingent conversion feature, long-term debt has not been considered.

7.  CONTINGENCIES

    In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, based on discussions with legal counsel, the resolution of pending proceedings will not have a material adverse effect on the condensed consolidated financial condition, results of operations or liquidity of the Company.

8.  STOCK OPTIONS

    The Company has two stock based plans that provide for the granting of stock options to employees and directors, the 1999 Neuberger Berman Inc. Long-Term Incentive Plan and the 1999 Neuberger Berman Inc. Directors Stock Incentive Plan (collectively, the "Plans"). The following table summarizes awards of and transactions in options under the Plans for the three months ended March 31, 2002:

                                                         Range of Exercise Prices
                             -------------------------------------------------------------------------------
                             $18.75-$19.99 $20.00-$29.99 $30.00-$39.99 $40.00-$49.99 $50.00-$55.29   Total
                             ------------- ------------- ------------- ------------- ------------- ---------
Balance at December 31, 2001   2,645,220      840,000        1,962         650,439      638,231    4,775,852
Granted--original...........          --           --           --       1,472,000           --    1,472,000
Granted--reload.............          --           --           --         366,507           --      366,507
Forfeited...................          --           --           --              --      (15,000)     (15,000)
Exercised...................    (399,376)    (210,000)        (703)             --           --     (610,079)
                               ---------     --------        -----       ---------      -------    ---------
Balance at March 31, 2002...   2,245,844      630,000        1,259       2,488,946      623,231    5,989,280
                               =========     ========        =====       =========      =======    =========

9.  SEGMENT INFORMATION

    Under the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," the Company has four reportable segments: Private Asset Management, Mutual Fund and Institutional, Professional Securities Services and Corporate. The Private Asset Management segment provides customized investment management services for high net worth individuals, families and smaller institutions through money management, advisory services and trust services. Its revenues are principally investment advisory fees and commissions. The investment advisory and administrative services that are provided through the Mutual Fund and Institutional segment include: the management of the Neuberger Berman family of mutual funds, investment management of institutional separate account products and wrap products sponsored by third party brokerage firms and banks. Its revenues are principally investment advisory and administrative fees and commissions. The Professional Securities Services segment provides trade execution, clearing, custody, margin financing, portfolio reporting and trust services through professional investor clearing services. This segment also provides wealth management services, research sales and other activities, including market making, global securities lending, custody and recordkeeping services and treasury management. The revenues derived by this segment are principally commissions, net interest, trading revenues and clearance fees. The Corporate segment

                    NEUBERGER BERMAN INC. AND SUBSIDIARIES

                                  (Unaudited)


9.  SEGMENT INFORMATION (Continued)

reflects certain corporate results that are not directly related to the day-to-day operations of the Company's principal business. Prior periods have been revised to conform with current year presentation.

    The Company does not record revenues from transactions between segments (referred to as intersegment revenues).

    The Company evaluates performance of its segments based on profit or loss from operations before taxes. No single client accounted for more than 10% of the Company's combined revenues. Information on statement of financial condition data by segment is not disclosed because it is not used for evaluating segment performance and deciding how to allocate resources to segments. Substantially all of the Company's revenues and assets are attributable to or located in the United States.

    Summarized financial information for the Company's reportable segments is presented in the following table (in thousands):

                                                             For The Three Months
                                                               Ended March 31,
                                                             ------------------
                                                               2002       2001
                                                             --------   --------
Private Asset Management
Net revenues after interest expense......................... $ 81,493   $ 75,850
Net income before taxes..................................... $ 38,373   $ 36,905

Mutual Fund & Institutional
Net revenues after interest expense......................... $ 56,737   $ 55,165
Net income before taxes..................................... $ 21,649   $ 19,761

Professional Securities Services
Net revenues after interest expense......................... $ 22,674   $ 25,681
Net income before taxes..................................... $  3,619   $  8,511

Corporate
Net loss after interest expense............................. $   (709)  $ (1,864)
Net loss before taxes....................................... $ (5,820)  $ (6,121)

Total
Net revenues after interest expense......................... $160,195   $154,832
Net income before taxes..................................... $ 57,821   $ 59,056

10.  SUBSEQUENT EVENT

    On April 22, 2002, the Board of Directors of NBI declared a quarterly cash dividend on its common stock in the amount of $0.075 per share. The dividend is payable on May 14, 2002 to stockholders of record at the close of business on May 2, 2002.

================================================================================
    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                               -----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                         Page
                                                         ----
                  Prospectus Supplement Summary.........  S-1
                  Use of Proceeds.......................  S-4
                  Principal and Selling Stockholders....  S-5
                  Certain United States Tax Consequences
                    to Non-United States Holders........ S-10
                  Underwriting.......................... S-12
                  Legal Matters......................... S-14

                                  Prospectus

                  Prospectus Summary.....................   3
                  Risk Factors...........................   9
                  Forward Looking Statements.............  15
                  Use of Proceeds........................  16
                  Price Range of Our Common Stock and
                    Dividends............................  16
                  Capitalization.........................  17
                  Selected Consolidated Financial Data...  18
                  Management's Discussion and Analysis of
                    Financial Condition and Results of
                    Operations...........................  20
                  Business...............................  36
                  Management.............................  48
                  Principal and Selling Stockholders.....  51
                  Description of Capital Stock...........  55
                  Plan of Distribution...................  60
                  Legal Matters..........................  61
                  Experts................................  61
                  Independent Public Accountants.........  62
                  Where You Can Find Additional
                    Information..........................  62
                  Index to Consolidated Financial
                    Statements........................... F-1

================================================================================
================================================================================

                               3,845,737 Shares

                             Neuberger Berman Inc.

                                 Common Stock

                         -----------------------------

                            [NEUBERGER BERMAN LOGO]

                         -----------------------------


                             Goldman, Sachs & Co.



================================================================================